Exhibit 10.4

EXECUTION COPY

Published CUSIP Number: 78571QAA5

CREDIT AGREEMENT

Dated as of November 3, 2010

among

SABRA HEALTH CARE LIMITED PARTNERSHIP

SABRA IDAHO, LLC

SABRA CALIFORNIA II, LLC

OAKHURST MANOR NURSING CENTER LLC

SUNSET POINT NURSING CENTER LLC

SABRA NEW MEXICO, LLC

SABRA OHIO, LLC

SABRA KENTUCKY, LLC

SABRA NC, LLC

SABRA CONNECTICUT II LLC

WEST BAY NURSING CENTER LLC

ORCHARD RIDGE NURSING CENTER LLC,

as Borrowers,

SABRA HEALTH CARE REIT, INC.,

as REIT Guarantor,

THE OTHER GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH,

as Sole Lead Arranger and Sole Book Manager

i

5.02	Existence, Qualification and Power	76
5.03	Authorization; No Contravention	77
5.04	Binding Effect	77
5.05	Litigation	77
5.06	Compliance with ERISA	77
5.07	Environmental Matters	78
5.08	Margin Regulations; Investment Company Act	79
5.09	Compliance with Laws	79
5.10	Ownership of Property; Liens	80
5.11	Corporate Structure; Capital Stock, Etc.	80
5.12	Real Property Assets; Leases	80
5.13	Facility Leases; Additional Contractual Obligations	81
5.14	Investments	82
5.15	Solvency	82
5.16	Taxes	82
5.17	Insurance	82
5.18	No Default	82
5.19	Healthcare; Facility Representations and Warranties	82
5.20	Disclosure	84
5.21	Governmental Authorization; Other Consents	84
5.22	Anti-Terrorism Laws	84
5.23	Collateral Documents	85
5.24	Consummation of Separation	85

ARTICLE VI AFFIRMATIVE COVENANTS		85
6.01	Financial Statements	85
6.02	Certificates; Other Information	86
6.03	Preservation of Existence and Franchises	88
6.04	Books and Records	89
6.05	Compliance with Law	89
6.06	Payment of Obligations	89
6.07	Insurance	89
6.08	Maintenance of Property	90
6.09	Visits and Inspections	90
6.10	Use of Proceeds	91
6.11	Financial Covenants	91
6.12	Environmental Matters	92
6.13	REIT Status	93
6.14	Joinder as Borrower; Joinder as Guarantor	93
6.15	Further Assurances	94
6.16	Compliance With Facility Leases	95
6.17	Appraisals	95
6.18	Borrowing Base Certificates; Facility Leases	95

ARTICLE VII NEGATIVE COVENANTS		95
7.01	Liens	96
7.02	Indebtedness of the Borrowers (other than the Parent Borrower)	96
7.03	Secured Indebtedness of the REIT Guarantor and its Subsidiaries	97
7.04	Investments of Borrowers (other than the Parent Borrower)	98
7.05	[Reserved]	98
7.06	Fundamental Changes	98

7.07	Dispositions	99
7.08	Business Activities	99
7.09	Transactions with Affiliates and Insiders	99
7.10	Organization Documents; Fiscal Year	99
7.11	Modifications to Facility Leases	100
7.12	Ownership of Subsidiaries	100
7.13	No Further Negative Pledges	100
7.14	Limitation on Restricted Actions	101
7.15	Accounting Changes	101

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		101
8.01	Events of Default	101
8.02	Remedies Upon Event of Default	104
8.03	Application of Funds	105

ARTICLE IX ADMINISTRATIVE AGENT		106
9.01	Appointment and Authority	106
9.02	Rights as a Lender	106
9.03	Exculpatory Provisions	106
9.04	Reliance by Administrative Agent	107
9.05	Delegation of Duties	108
9.06	Resignation of Administrative Agent	108
9.07	Non-Reliance on Administrative Agent and Other Lenders	109
9.08	No Other Duties; Etc.	109
9.09	Administrative Agent May File Proofs of Claim	109
9.10	Collateral and Guaranty Matters	110
9.11	Addition/Removal of Borrowing Base Assets	111

ARTICLE X MISCELLANEOUS		112
10.01	Amendments, Etc.	112
10.02	Notices; Effectiveness; Electronic Communications	114
10.03	No Waiver; Cumulative Remedies; Enforcement	116
10.04	Expenses; Indemnity; Damage Waiver	116
10.05	Payments Set Aside	118
10.06	Successors and Assigns	119
10.07	Treatment of Certain Information; Confidentiality	123
10.08	Set-off	123
10.09	Interest Rate Limitation	124
10.10	Counterparts; Integration; Effectiveness	124
10.11	Survival of Representations and Warranties	125
10.12	Severability	125
10.13	Replacement of Lenders	125
10.14	Governing Law; Jurisdiction; etc.	126
10.15	WAIVER OF RIGHT TO TRIAL BY JURY	127
10.16	No Conflict	127
10.17	No Advisory or Fiduciary Responsibility	127
10.18	Electronic Execution of Assignments and Certain Other Documents	128
10.19	USA Patriot Act Notice	128
10.20	California Real Property Assets	128

ARTICLE XI GUARANTY		129
11.01	The Guaranty	129
11.02	Obligations Unconditional	129
11.03	Reinstatement	130
11.04	Certain Additional Waivers	131
11.05	Remedies	131
11.06	Rights of Contribution	131
11.07	Guarantee of Payment; Continuing Guarantee	131
11.08	Release of Subsidiary Guarantors; Certain Exempt Subsidiaries	131

SCHEDULES

1.1A	Closing Date Mortgageability Amounts
2.01	Lenders and Commitments
4.02(l)	Opening Compliance Certificate -Pro Forma Calculations
5.01(b)	Scheduled Transfers
5.11	Corporate Structure; Capital Stock
5.12	Real Property Asset Matters
	Part I	Borrowing Base Assets
	Part II	Other Real Property Assets
	Part III	Delinquent Tenants
	Part IV	Material Sub-leases
5.13	Facility Leases
5.17	Insurance Certificates
5.22	Patriot Act Information
7.01	Liens
7.02	Borrowers Indebtedness
7.03	Investments
10.02	Notice Addresses

EXHIBITS

A	Form of Loan Notice
B	Form of Revolving Note
C-1	Form of Compliance Certificate
C-2	Form of Borrowing Base Certificate
D	Form of Assignment and Assumption
E-1	Form of Borrower Joinder Agreement
E-2	Form of Subsidiary Guarantor Joinder Agreement
F	Form of Lender Joinder Agreement
G	Form of Security and Pledge Agreement
I	Form of Parent Borrower Pledge Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, modified, restated or supplemented from time to time, this “Credit Agreement” or this “Agreement”) is entered into as of November 3, 2010 by and among SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware limited partnership (the “Parent Borrower”), SABRA IDAHO, LLC, a Delaware limited liability company, SABRA CALIFORNIA II, LLC, a Delaware limited liability company, OAKHURST MANOR NURSING CENTER LLC, a Massachusetts limited liability company, SUNSET POINT NURSING CENTER LLC, a Massachusetts limited liability company, SABRA NEW MEXICO, LLC, a Delaware limited liability company, SABRA OHIO, LLC, a Delaware limited liability company, SABRA KENTUCKY, LLC, a Delaware limited liability company, SABRA NC, LLC, a Delaware limited liability company, SABRA CONNECTICUT II LLC, a Delaware limited liability company, WEST BAY NURSING CENTER LLC, a Massachusetts limited liability company and ORCHARD RIDGE NURSING CENTER LLC, a Massachusetts limited liability company (each of the foregoing entities and each of the entities from time to time executing a Joinder Agreement pursuant to Section 6.14(a) hereof shall be hereinafter referred to individually as a “Borrower” and collectively with the Parent Borrower, the “Borrowers”), SABRA HEALTH CARE REIT, INC., a Maryland corporation (together with its successors, the “REIT Guarantor”), the other Guarantors indentified herein, the Lenders (as defined herein), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (each, as defined herein).

WHEREAS, Sun Healthcare Group, Inc. (“Sun”) seeks to restructure its business by separating its real estate assets and its operating assets into the following two separate publicly traded companies (SHG Services, Inc., a Delaware corporation and wholly owned subsidiary of Sun and Sabra Health Care REIT, Inc., a Maryland corporation and wholly owned subsidiary of Sun), subject to the approval of its stockholders and other conditions;

WHEREAS, SHG Services, Inc. (“New Sun”), shall own and operate all of Sun’s operating subsidiaries (New Sun to be renamed “Sun Healthcare Group, Inc.”);

WHEREAS, Sabra Health Care REIT, Inc. (the “REIT Guarantor”), following a series of internal corporate restructurings, shall own substantially all of Sun’s previously owned real property assets (and related mortgage indebtedness owed to third parties) and shall lease those assets to New Sun’s subsidiaries;

WHEREAS, Sun shall distribute on a pro rata basis all of the outstanding shares of common stock of New Sun, to Sun stockholders (the “Separation”), together with a cash distribution;

WHEREAS, prior to completion of the Separation, New Sun will enter into a new debt agreement (the “New Sun Financing”) and the Parent Borrower and Sabra Capital Corporation will issue the 8.125% senior unsecured notes (the “Sabra Senior Notes”), the proceeds of the New Sun Financing and the Sabra Senior Notes will be used to repay Sun’s 9.125% senior subordinated notes (the “Sun Senior Notes”) and the outstanding term loans under Sun’s existing credit facility;

WHEREAS, New Sun and the REIT Guarantor shall enter into certain agreements with each other, including multiple master lease agreements setting forth the terms pursuant to which subsidiaries of New Sun will lease from subsidiaries of the REIT Guarantor (including the Borrowers hereunder) substantially all of the real property that the REIT Guarantor’s subsidiaries shall own immediately following the restructuring of Sun’s business;

WHEREAS, immediately following the Separation, Sun will be merged with and into the REIT Guarantor with the REIT Guarantor surviving the merger as a Maryland corporation and the Sun stockholders receiving shares of the REIT Guarantor’s common stock in exchange for their shares of Sun common stock (the “REIT Conversion Merger”); and

WHEREAS, the Borrowers have requested that the Lenders hereunder provide a revolving credit facility in an amount of $100,000,000 (the “Credit Facility”), and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Credit Agreement, the following terms have the meanings set forth below:

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent’s Fee Letter” means the letter agreement dated as of September 7, 2010 among the Parent Borrower, the REIT Guarantor, the Arranger and the Administrative Agent, as amended and modified.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Collateral Value Amount” means, with respect to any pool of Borrowing Base Assets as of any date of determination, the sum of the respective Collateral Value Amounts of each of the Borrowing Base Assets in such pool.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Mortgageability Amount” means, with respect to any pool of Borrowing Base Assets as of any date of determination, the sum of the respective Mortgageability Amounts of each of the Borrowing Base Assets in such pool.

“Aggregate Commitments” means the Revolving Commitments of all the Lenders.

“Aggregate Committed Amount” has the meaning provided in Section 2.01(a), as increased from time to time pursuant to Section 2.01(d).

“Agreement” has the meaning provided in the introductory paragraph hereof.

“Applicable Percentage” means (a) with respect to Loans that are Base Rate Loans, 3.00% per annum, (b) with respect to Loans that are Eurodollar Loans, 4.00% per annum, (c) with respect to the Letter of Credit Fee, 4.00% per annum and (d) with respect to the Unused Fee, 0.50% per annum.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, successor by merger to, Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Assignment of Leases” means an assignment of leases, rents and profits to the Administrative Agent with respect to the applicable Borrower’s interests in a Borrowing Base Asset (which assignment may be contained within the related Mortgage Instrument) as collateral for the Obligations; provided that each such Assignment of Leases shall, subject to the terms and conditions of the applicable underlying lease, directly assign to the Administrative Agent the following: (a) all existing and future leases, subleases, tenancies, licenses, occupancy agreements or agreements to lease all or any portion of such Borrowing Base Asset (including, without limitation, any applicable Facility Lease), whether written or oral or for a definite period or month-to-month, together with any extensions, renewals, amendments, modifications or replacements thereof, and any options, rights of first refusal or guarantees of any tenant’s obligations under any lease now or hereafter in effect with respect to the Borrowing Base Asset (individually, for the purposes of this definition, a “Lease” and collectively, the “Leases”); and (b) all rents (including, without limitation, base rents, minimum rents, additional rents, percentage rents, parking, maintenance and deficiency rents and payments which are characterized under the terms of the applicable Lease as payments of interest and/or principal with respect to the applicable Borrowing Base Asset), security deposits, tenant escrows, income, receipts, revenues, reserves, issues and profits of the Borrowing Base Asset from time to time accruing, including, without limitation, (i) all rights to receive payments arising under, derived from or relating to any Lease, (ii) all lump sum payments for the cancellation or termination of any Lease, the waiver of any term thereof, or the exercise of any right of first refusal, call option, put option or option to purchase, and (iii) the return of any insurance premiums or ad valorem tax payments made in advance and subsequently refunded. In furtherance (and not limitation) of the foregoing, each Assignment of Leases shall, subject to the terms and conditions contained therein, assign to the Administrative Agent any and all of the applicable Borrower’s rights to collect or receive any payments with respect to the applicable Borrowing Base Asset. Finally, each Assignment of Leases shall, in any case, be in form and substance satisfactory to the Administrative Agent in its discretion and suitable for recording in the applicable jurisdiction; and “Assignments of Leases” means a collective reference to each such Assignment of Leases.

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Principal Amount” means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Bank of America” means Bank of America, N.A., together with its successors.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following: (a) the entry of a decree or order for relief by a court or governmental agency in an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment by a court or governmental agency of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or the ordering of the winding up or liquidation of its affairs by a court or governmental agency and such decree, order or appointment is not vacated or discharged within sixty (60) days of its filing; or (b) the commencement against such Person of an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or of any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed for a period of sixty (60) consecutive days, or the repossession or seizure by a creditor of such Person of a substantial part of its Property; or (c) such Person shall commence a voluntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or the taking possession by a receiver, liquidator, assignee, creditor in possession, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (d) the filing of a petition by such Person seeking to take advantage of any Debtor Relief Law or any other applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or (e) such Person shall fail to contest in a timely and appropriate manner (and if not dismissed within sixty (60) days) or shall consent to any petition filed against it in an involuntary case under such bankruptcy laws or other applicable Law or consent to any proceeding or action relating to any bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts with respect to its assets or existence, or (f) such Person shall admit in writing an inability to pay its debts generally as they become due.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus  1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate determined on such day (or if no such rate is determined on such day, the next preceding day for which a Eurodollar Rate is determined) for a Eurodollar Loan with an Interest Period of one month plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” and “Borrowers” shall have the meanings given to such terms in the introductory paragraph hereof.

“Borrower Joinder Agreement” means a joinder agreement in the form of Exhibit E to be executed by each new Subsidiary of the REIT Guarantor that is required to become a Borrower in accordance with Section 6.14(a) hereof.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period, or (b) a borrowing of Swing Line Loans, as appropriate.

“Borrowing Base Amount” means, as of any date, an amount equal to the lesser of: (a) the Aggregate Mortgageability Amount as of such date for the Borrowing Base Assets and (b) the Aggregate Collateral Value Amount as of such date for the Borrowing Base Assets; provided, however, at no time shall more than 15% of the Borrowing Base Amount be attributable to Borrowing Base Assets subject to Eligible Ground Leases.

“Borrowing Base Asset” means a Real Property Asset which, as of any date of determination, satisfies all of the following requirements: (a) such Real Property Asset is 100% owned by a Borrower in fee simple or pursuant to the terms of an Eligible Ground Lease; (b) the Administrative Agent, on behalf of the Lenders, shall have received each of the Borrowing Base Asset Deliverables with respect to such Real Property Asset, in each case in form and substance acceptable to the Administrative Agent in its reasonable discretion; (c) such Real Property Asset is not subject to any Lien (other than a Permitted Lien) or any Negative Pledge (other than pursuant to an Eligible Ground Lease); (d) such Real Property Asset is free of all material mechanical and structural defects, or other adverse matters except for defects, conditions or matters individually or collectively which are not material to the profitable operation of such Real Property Asset; (e) such Real Property Asset has been fully developed for use as a Healthcare Facility; (f) such Real Property Asset is leased to and operated by an Eligible Tenant pursuant to a Facility Lease reasonably acceptable to the Administrative Agent (in connection with each Facility Lease, upon inclusion of any Borrowing Base Asset, the Administrative Agent, on behalf of the Lenders, will enter into an SNDA with the applicable Tenant or Tenants under such Facility Lease); (g) no required rental payment, principal or interest payment, payments of real property taxes (except taxes which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP) or payments of premiums on insurance policies payable to the applicable Borrower-owner with respect to such Real Property Asset is past due beyond the earlier of the applicable grace period with respect thereto, if any, and sixty (60) days; (h) no event of default (after the expiration of any applicable notice and/or cure period) has occurred and is then-continuing under any Facility Lease applicable to such Real Property Asset; (i) no Facility Lease applicable to such Real Property Asset shall have been terminated without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld, delayed or conditioned); (j) no condemnation or condemnation proceeding shall have been instituted (and remain undismissed for a period of ninety (90) consecutive days), in each case, with respect to a material portion of the Real Property Asset; (k) no material casualty event shall have occurred with respect to the improvements located on such Real Property Asset which is not able to be fully remediated with available insurance proceeds and/or funds a Borrower has put into escrow; (l) no Hazardous Substances are located on or under such Real Property Asset and no other environmental conditions exist in connection with such Real Property Asset which constitute a violation of any

Environmental Law; and (m) such Real Property Asset shall have an Occupancy Rate equal to or greater than eighty percent 80%.

“Borrowing Base Assets” means a collective reference to all Borrowing Base Assets in existence at any given time.

“Borrowing Base Asset Deliverables” means, with respect to any Real Property Asset which is proposed for qualification as a “Borrowing Base Asset” hereunder, a collective reference to each of the following (with each such item to be in form and substance reasonably acceptable to the Administrative Agent) items to be satisfied as a condition to such Real Property Asset initially becoming a Borrowing Base Asset:

(a) a fully executed and notarized Mortgage Instrument and Assignments of Leases (or a fully executed and notarized amendment to such existing Mortgage Instrument and/or Assignments of Leases) with respect to such Real Property Asset and a related legal opinion from special local counsel to the Borrowers opining as to the propriety of the form of such documents for recording in the applicable jurisdiction and such other matters as may be reasonably required by the Administrative Agent;

(b) a fully executed copy of the Facility Lease with respect to such Real Property Asset, together with an estoppel certificate from the applicable Eligible Tenant and an SNDA with respect to such Facility Lease;

(c) in the case of a Real Property Asset which constitutes a leasehold interest, evidence that the applicable lease, a memorandum of lease with respect thereto, or other evidence of such lease in form and substance reasonably satisfactory to the Administrative Agent, has been properly recorded in all places to the extent necessary or desirable, in the reasonable judgment of the Administrative Agent, so as to enable the Mortgage Instrument encumbering such leasehold interest to effectively create a valid and enforceable first priority lien (subject to Permitted Liens and required landlord consents) on such leasehold interest in favor of the Administrative Agent (or such other Person as may be required or desired under local law) for the benefit of Lenders and that such lease qualifies as an Eligible Ground Lease hereunder, together with such estoppels, waivers and/or consents from the lessor under such Eligible Ground Lease as are required by the terms thereof or otherwise reasonably requested by the Administrative Agent;

(d) maps or plats of an as-built survey of the site constituting the Real Property Asset sufficient in all cases to delete the standard survey exception from the applicable Mortgage Policy;

(e) a FIRREA-compliant MAI appraisal, commissioned, reviewed and approved by the Administrative Agent with respect to such Real Property Asset;

(f) evidence as to the compliance of such Real Property Asset and the improvements related thereto with applicable zoning and use requirements (it being understood that zoning letters or an appropriate zoning endorsement to the applicable Mortgage Policy shall be deemed satisfactory evidence of compliance);

(g) an ALTA mortgagee title insurance policy (or its equivalent in non-ALTA jurisdictions) with respect to the applicable Real Property Asset (the “Mortgage Policy”), assuring the Lenders that the Mortgage Instrument creates a valid and enforceable first priority mortgage lien on the applicable Real Property Asset, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policy shall (i) be in an amount equal to the Borrowing Base Amount for such Real Property Asset, (ii) be from an insurance company reasonably acceptable to the Administrative Agent, (iii) include such available endorsements and reinsurance as the Administrative Agent may reasonably require and (iv) otherwise satisfy the reasonable title insurance requirements of the Administrative Agent;

(h) evidence as to whether the applicable Real Property Asset is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and if such Real Property Asset is a Flood Hazard Property, (i) the applicable Borrower’s written acknowledgment of receipt of written notification from the Administrative Agent (A) as to the fact that such Real Property Asset is a Flood Hazard Property and (B) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (ii) copies of insurance policies or certificates of insurance evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee (subject to restrictions contained in Eligible Ground Leases) on behalf of the Lenders under a standard mortgagee endorsement;

(i) copies of all existing material subleases which would be required to be disclosed on Part IV of Schedule 5.12 hereof with respect to such Real Property Asset if approved as a Borrowing Base Asset;

(j) evidence that the Tenant under the applicable Facility Lease is an Eligible Tenant;

(k) a Phase I environmental assessment from an environmental consultant acceptable to the Administrative Agent, dated as of a date acceptable to the Administrative Agent and indicating that, as of such date, no Hazardous Substances or other conditions on, under or with respect to the applicable Real Property Asset constitute a violation of any Environmental Laws and that, in any case, no commercially unreasonable amount of any Hazardous Substances are located on or under such Real Property Asset, taking into account the use of such Real Property Asset;

(l) property condition report (evidencing no mechanical or structural defects, or other adverse matters except for defects, conditions or matters individually or collectively which are not material to the profitable operation of such Real Property Asset); and

(m) evidence of insurance coverage with respect to such Real Property Asset meeting the requirements set forth herein and establishing the Administrative Agent as loss payee (subject to restrictions contained in Eligible Ground Leases), as required pursuant to the terms hereof.

“Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit C-2 hereto delivered to the Administrative Agent pursuant to Section 6.02(b), Section 6.18 or more frequently at the option of the Parent Borrower and (a) setting forth each Real Property Asset of the Borrowers, identifying which such Real Property Assets are Borrowing Base Assets and certifying (subject to the qualifications set forth in clause (b) herein) the Collateral Value Amount and Mortgageability Amount with respect to each such Borrowing Base Asset, (b) certifying (in the Borrowers’ good faith and based upon its own information and the information made available to any Borrower by the applicable Tenants, which information the Borrowers believe in good faith to be true and correct in all material respects) (i) as to the calculation of the Borrowing Base Amount as of the date of such certificate and (ii) that each Real Property Asset used in the calculation of the Borrowing Base Amount meets each of the criteria for qualification as a Borrowing Base Asset and (c) providing such other information with respect to the Real Property Assets and/or the Borrowing Base Assets as the Administrative Agent may reasonably require.

“Business” or “Businesses” means, at any time, a collective reference to the businesses operated by the respective Credit Parties, as applicable, at such time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, in the State of New York or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” means a lease that would be capitalized on a balance sheet of the lessee prepared in accordance with GAAP.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateral” means cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer pledged and deposited with or delivered to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by (i) the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (each an “Approved Bank”), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means the occurrence of any of the following events: (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting stock of the REIT Guarantor (or other securities convertible into such voting stock) representing thirty-five percent (35%) or more of the combined voting power of all voting stock of the REIT Guarantor, (ii) during any period of up to twenty-four (24) consecutive months, commencing after the Separation Date, individuals who at the beginning of such twenty-four (24) month period were directors of the REIT Guarantor (together with any new director whose election by the REIT Guarantor’s Board of Directors or whose nomination for election by the REIT Guarantor’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the REIT Guarantor then in office. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 or (iii) the occurrence of a “Change of Control” or any equivalent term or concept under the Sabra Senior Note Indenture.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Collateral” means a collective reference to all real and personal Property (including without limitation, the Borrowing Base Assets) with respect to which Liens in favor of the Administrative Agent are either executed, identified or purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Mortgage Instruments, the Security Agreements, the Assignments of Leases and any UCC financing statements securing payment hereunder, or any other documents securing the Obligations under this Credit Agreement or any other Credit Document.

“Collateral Value” means, with respect to any Real Property Asset, an amount equal to the “as-is” appraised value of such Real Property Asset (on an individual, as opposed to portfolio value, basis), as determined by the most recently delivered FIRREA-compliant MAI appraisals commissioned, reviewed and approved by the Agent or otherwise acceptable to the Agent in its reasonable discretion (it being understood that (a) the Collateral Value will reflect any value adjustment by reason of the of the existence of the Facility Lease thereon, but shall otherwise be valued free of all liens and encumbrances and (b) no reappraisal will be required to determine Collateral Value except (i) at the option of the Borrowers, (ii) in connection with an extension of the Maturity Date, (iii) pursuant to Section 6.17 and (iv) in connection with the addition of a new Real Property Asset to the Borrowing Base with respect to such new Real Property Asset).

“Collateral Value Amount” means, with respect to any Real Property asset, an amount equal to (a) sixty-five percent (65%) multiplied by (b) the Collateral Value as of such date for such Borrowing Base Asset; provided, however, no single Borrowing Base Asset shall represent more than 20% of the Aggregate Collateral Value Amount.

“Commitment” means the Revolving Commitment, the L/C Commitment and the Swing Line Commitment.

“Commitment Period” means the period from and including the Closing Date to the earlier of (a) in the case of Revolving Loans and Swing Line Loans, the Maturity Date, and, in the case of the Letters of Credit, the Letter of Credit Expiration Date, and (b) the date on which the Revolving Commitments shall have been terminated as provided herein.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1; provided that each such Compliance Certificate shall, in any case, include (without limitation): (a) a Borrowing Base Certificate in the form of Exhibit C-2; (b) an updated version of Schedules 5.11, 5.12, 5.13 and 5.17 along with a summary of changes made to such schedules since the previous delivery thereof; provided, further, that upon the delivery of such updated schedules, then Schedule 5.11, Schedule 5.12, Schedule 5.13 and Schedule 5.17 shall each be deemed to have been amended and restated to read in accordance with the applicable updated schedule and the representations and warranties with respect thereto shall apply to such amended and restated schedules and (c) supporting documents and materials reasonably required by the

Administrative Agent for the evidencing of the calculations and certifications made in connection therewith.

“Consolidated Cash Taxes” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the aggregate of all Federal, state and foreign income taxes, as determined in accordance with GAAP, to the extent the same are paid in cash; including, in any event, a pro rata share of the foregoing items and components attributable to interests in joint ventures; provided, however, that Consolidated Cash Taxes for the four (4) fiscal quarter period ending as of (a) December 31, 2010 shall be based on Consolidated Cash Taxes for the period from the Separation Date to the end of such fiscal quarter annualized, (b) March 31, 2011 shall be based on Consolidated Cash Taxes for the one fiscal-quarter period then ended multiplied by 4, (c) June 30, 2011 shall be based on Consolidated Cash Taxes for the two fiscal-quarter period then ended multiplied by 2 and (d) September 30, 2011 shall be based on Consolidated Cash Taxes for the three fiscal-quarter period then ended multiplied by 1 1/3 (exclusive of amounts paid or funded by Sun prior to the Separation and/or amounts required to be paid, indemnified or reimbursed by New Sun after the Separation pursuant to the tax allocation agreement executed in connection with the Separation).

“Consolidated EBITDA” means, for any period, for the Consolidated Parties, the sum of (a) net income of the Consolidated Parties, in each case, excluding any non-recurring or extraordinary gains and losses (including, without limitation, any costs related to an acquisition or other Disposition and all amounts allocated pursuant to the tax allocation agreement executed in connection with the Separation), plus (b) an amount which, in the determination of net income for such period pursuant to clause (a) above, has been deducted for or in connection with (i) Consolidated Interest Expense, (ii) the amount of income taxes (or minus the amount of tax benefits), (iii) depreciation and amortization, and (iv) non-cash compensation expenses to officers, directors and employees of the Consolidated Parties, in each case on a consolidated basis determined in accordance with GAAP; including, in any event, a pro rata share of the foregoing items and components attributable to interests in joint ventures; provided, however, that Consolidated EBITDA for the four (4) fiscal quarter period ending as of (a) December 31, 2010 shall be based on Consolidated EBITDA for the period from the Separation Date to the end of such fiscal quarter annualized, (b) March 31, 2011 shall be based on Consolidated EBITDA for the one fiscal-quarter period then ended multiplied by 4, (c) June 30, 2011 shall be based on Consolidated EBITDA for the two fiscal-quarter period then ended multiplied by 2 and (d) September 30, 2011 shall be based on Consolidated EBITDA for the three fiscal-quarter period then ended multiplied by 1 1/3.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Fixed Charges of the Consolidated Parties for the most recently completed four (4) fiscal quarters.

“Consolidated Fixed Charges” means, for any period, for the Consolidated Parties on a consolidated basis, the sum of (a) Consolidated Interest Expense, plus (b) current scheduled principal payments of Consolidated Funded Debt for such period (including, for purposes hereof, payments in connection with current scheduled reductions in commitments, but excluding any

“balloon” payment or final payment at maturity that is significantly larger than the scheduled payments that preceded it), plus (c) the aggregate amount of Consolidated Cash Taxes, plus (d) dividends and distributions on preferred stock, if any, for such period, in each case, as determined in accordance with GAAP; including, in any event, a pro rata share of the foregoing items and components attributable to interests in joint ventures; provided, however, that Consolidated Fixed Charges for the four (4) fiscal quarter period ending as of (a) December 31, 2010 shall be based on Consolidated Fixed Charges for the period from the Separation Date to the end of such fiscal quarter annualized, (b) March 31, 2011 shall be based on Consolidated Fixed Charges for the one fiscal-quarter period then ended multiplied by 4, (c) June 30, 2011 shall be based on Consolidated Fixed Charges for the two fiscal-quarter period then ended multiplied by 2 and (d) September 30, 2011 shall be based on Consolidated Fixed Charges for the three fiscal-quarter period then ended multiplied by 1 1/3.

“Consolidated Funded Debt” means, as of any date of determination, all Funded Debt of the Consolidated Parties determined on a consolidated basis in accordance with GAAP; including, in any event, a pro rata share of the foregoing items and components attributable to interests in joint ventures.

“Consolidated Interest Expense” means, for any period, for the Consolidated Parties on a consolidated basis, all interest expense (net of interest income) and letter of credit fee expense, as determined in accordance with GAAP during such period; provided, that interest expenses shall, in any event, (a) include the interest component under Capital Leases and the implied interest component under Securitization Transactions and include a pro rata share of the foregoing items and components attributable to interests in joint ventures, and (b) exclude (i) the amortization of any deferred financing fees, debt issuance costs, commissions and expenses, (ii) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition or other Disposition and (iii) non-cash costs associated with Swap Agreements; provided, however, that Consolidated Interest Expense for the four (4) fiscal quarter period ending as of (a) December 31, 2010 shall be based on Consolidated Interest Expense for the period from the Separation Date to the end of such fiscal quarter annualized, (b) March 31, 2011 shall be based on Consolidated Interest Expense for the one fiscal-quarter period then ended multiplied by 4, (c) June 30, 2011 shall be based on Consolidated Interest Expense for the two fiscal-quarter period then ended multiplied by 2 and (d) September 30, 2011 shall be based on Consolidated Interest Expense for the three fiscal-quarter period then ended multiplied by 1 1/3.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Debt to (b) Consolidated EBITDA for the most recently completed four (4) fiscal quarters.

“Consolidated Parties” means the REIT Guarantor and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth” means, for the Consolidated Parties as of any date of determination, (a) stockholders’ equity on a consolidated basis determined in accordance with

GAAP, but with no upward adjustments due to any revaluation of assets, less (b) all Intangible Assets, plus (c) all accumulated depreciation, all determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote twenty-five percent (25%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Credit Agreement” has the meaning given to such term in the introductory paragraph hereof.

“Credit Documents” means this Credit Agreement, the Collateral Documents, the Notes, the Administrative Agent’s Fee Letter, the Letters of Credit, the Joinder Agreements, the Borrowing Base Certificates and the Compliance Certificates.

“Credit Party” means, as of any date, the Borrowers or any Guarantor which is a party to the Guaranty as of such date; and “Credit Parties” means a collective reference to each of them.

“Daily Unused Fee” means, for any day during the Commitment Period, an amount equal to (a) a daily percentage rate derived from the per annum Applicable Percentage multiplied by (b) the amount by which the Aggregate Commitments exceed the sum of the Outstanding Amount of Revolving Obligations (excluding the amount of any then-outstanding Swing Line Loans) as of the beginning of such day.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition that, with notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Percentage, if any, applicable to Base Rate Loans plus (c) two percent (2%) per annum, to the fullest extent permitted by applicable Law.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder,

including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Parent Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” or “$” means the lawful currency of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent (such approval not to be unreasonably withheld or delayed), and (ii) unless an Event of Default has occurred and is continuing, the Parent Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the REIT Guarantor or any of the REIT Guarantor’s Affiliates or Subsidiaries.

“Eligible Ground Lease” means, at any time, a ground lease (a) under which a Borrower is the lessee and is the fee owner of (or leases) the structural improvements located thereon, (b) that has a remaining term of not less than thirty (30) years (including the initial term and any additional extension options that are solely at the option of such Borrower), (c) where no party to such lease is subject to a then-continuing Bankruptcy Event, (d) such ground lease (or a related document executed by the applicable ground lessor) contains customary provisions protective of a first mortgage lender to the lessee and (e) where such Borrower’s interest in the underlying Real Property Asset or the lease is not subordinate to any Lien other than the Eligible Ground Lease itself, any fee mortgage (if such fee mortgage has non-disturbed such Borrower pursuant to a non-disturbance agreement reasonable satisfactory to the Administrative Agent), any Permitted Liens and other encumbrances reasonably acceptable to the Administrative Agent, in their discretion.

“Eligible Tenant” means a Tenant which (a) is not in arrears on any required rental payment, principal or interest payment, payments of real property taxes or payments of premiums on insurance policies with respect to its lease beyond the later of (i) the applicable grace period with respect thereto, if any, and (ii) sixty (60) days; (b) is not subject to a then-continuing Bankruptcy Event; and (c) is reasonably acceptable in all material respects to the Administrative Agent (it being understood that for purposes of this clause (c), Affiliates of SHG Services, Inc. (to be renamed Sun Healthcare Group, Inc.) will be deemed acceptable as of the Closing Date).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Substances into the environment, including those related to wastes, air emissions and discharges to waste or public systems.

“Equity Transaction” means, with respect to any member of the Consolidated Parties, any issuance or sale of shares of its Capital Stock, other than an issuance (a) to a Consolidated Party, (b) in connection with a conversion of debt securities to equity or one type of equity securities into another type of equity securities, (c) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, or (d) in connection with any acquisition permitted hereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the REIT Guarantor within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the REIT Guarantor or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the REIT Guarantor or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability by a Governmental Authority under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the REIT Guarantor or any ERISA Affiliate.

“Eurodollar Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate other than a Loan that bears interest at the Base Rate as determined by clause (c) of the first sentence of the definition of “Base Rate”.

“Eurodollar Base Rate” means:

(a) For any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

(b) For any day with respect to an interest rate calculation for a Base Rate Loan, the rate per annum equal to (i) BBA LIBOR at approximately 11:00 a.m., London time, two Business Days prior to such date for Dollar deposits (for delivery on such day) with a term equivalent to one month or (ii) if such rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on such day in same day funds in the approximate amount of the Base Rate Loan being made, continued or converted by Bank of America and with a term equivalent to one (1) month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at approximately 11:00 a.m. (London time) two Business Days prior to such day.

(c) Notwithstanding the foregoing, for purposes of this Agreement, the Eurodollar Base Rate shall in no event be less than 1.75% at any time.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Loan or any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate
1.00 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning provided in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii) and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by any Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii).

“Extension of Credit” means (i) any Borrowing and (ii) any L/C Credit Extension.

“Facility Lease” means a lease or master lease with respect to any Real Property Asset owned or leased by a Borrower from the applicable Borrower as lessor, to an Eligible Tenant, which, in the reasonable judgment of the Administrative Agent, is a commercial space lease or is a triple net lease such that such Eligible Tenant is required to pay all taxes, utilities, insurance, maintenance, casualty insurance payments and other expenses with respect to the subject Real Property Asset (whether in the form of reimbursements or additional rent) in addition to the base rental payments required thereunder such that net operating income for such Real Property Asset (before non-cash items and franchise or income taxes) equals the base rent paid thereunder; provided, that each such lease or master lease shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the immediately succeeding Business Day, and (b) if no such rate is so published on such immediately succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to the next 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which any Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Revolving Commitment Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, as to any Person (or consolidated group of Persons) at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and payable on customary trade terms);

(c) all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(d) the Attributable Principal Amount of capital leases and Synthetic Leases;

(e) the Attributable Principal Amount of Securitization Transactions;

(f) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;

(g) Support Obligations in respect of Funded Debt of another Person (other than Persons in such group, if applicable); and

(h) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person (or, if applicable, any Person in such consolidated group) for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (g). For purposes of clarification, “Funded Debt” of Person constituting a consolidated group shall not include inter-company indebtedness of such Persons, general accounts payable of such Persons which arise in the ordinary course of business, accrued expenses of such Persons incurred in the ordinary course of business or minority interests in joint ventures or limited partnerships (except to the extent set forth in clause (h) above). In addition, Funded Debt shall exclude (i) any foreign, federal, state, local or other taxes, or (ii) any indemnification, earnouts, adjustments or holdbacks of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or other Disposition of any business, assets or a Subsidiary, other than guarantees of indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such transaction.

“Funding Date” means the first date all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01.

“Funds From Operations” means, with respect to any period, the REIT Guarantor’s net income (or loss), plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures as hereafter provided. Notwithstanding contrary treatment under GAAP, for purposes hereof, (a) “Funds From Operations” (i) shall include, and be adjusted to take into account, the REIT Guarantor’s interests in unconsolidated partnerships and joint ventures, on the same basis as consolidated partnerships and subsidiaries, as provided in the “white paper” issued in April 2002 by the National Association of Real Estate Investment Trusts, a copy of which has been provided to the Administrative Agent and the Lenders and (ii) shall exclude stock-based compensation expenses and the amortization of financing fees and (b) net income (or loss) shall not include gains (or, if applicable, losses) resulting from or in connection with (i) restructuring of indebtedness, (ii) sales of property or (iii) sales or redemptions of preferred stock.

“GAAP” means generally accepted accounting principles in effect in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board from time to time applied on a consistent basis, subject to the provisions of Section 1.03.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means, as of any date, the REIT Guarantor or any Subsidiary Guarantor which is a party to the Guaranty as of such date; and “Guarantors” means a collective reference to each of them.

“Guaranty” means the Guaranty made by the Guarantors under Article XI in favor of the Lenders, together with each joinder agreement delivered pursuant to Section 6.14.

“Hazardous Substance” means any toxic or hazardous substance, including petroleum and its derivatives regulated under the Environmental Laws.

“Healthcare Facilities” means any skilled nursing facility, assisted living facility, independent living facility, continuing care retirement community, mental health facility, life science facility, medical office building, hospital or other property typically owned by healthcare real estate investment trusts and any ancillary businesses that are incidental to the foregoing.

“Healthcare Laws” has the meaning given to such term in Section 5.19(a) hereof.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Debt;

(b) all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c) net obligations under any Swap Contract;

(d) Support Obligations in respect of Indebtedness of another Person; and

(e) Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c) and based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (d).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning provided in Section 10.04.

“Information” has the meaning specified in Section 10.07.

“Intangible Assets” means all assets consisting of goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets (other than prepaid insurance and prepaid taxes), the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as “intangible assets” in accordance with GAAP.

“Interest Payment Date” means, (a) as to any Base Rate Loan (including Swing Line Loans), the last Business Day of each March, June, September and December and the Maturity Date and, in the case of any Swing Line Loan, any other dates reasonably determined by the Swing Line Lender, and (b) as to any Eurodollar Loan (other than Swing Line Loans), the last Business Day of each Interest Period for such Loan and the Maturity Date, the date of repayment of principal of such Loan, and where the applicable Interest Period exceeds three months, the date every three months after the beginning of such Interest Period. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

“Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one, two, three or six months thereafter, as selected by the applicable Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986 as amended.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance (other than deposits with financial institutions available for withdrawal or demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrowers.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and any Borrower or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreements” means any Borrower Joinder Agreement or Lender Joinder Agreement.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing.

“L/C Borrowing” means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans in accordance with Section 2.03(c).

“L/C Commitment” means, with respect to the L/C Issuer, the commitment of the L/C Issuer to issue and to honor payment obligations under Letters of Credit, and, with respect to each Lender, the commitment of such Lender to purchase participation interests in L/C Obligations up to such Lender’s Revolving Commitment Percentage thereof.

“L/C Committed Amount” has the meaning provided in Section 2.01(b).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, in each case together with its successors in such capacity.

“L/C Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all Unreimbursed Amounts, including L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto (and, as appropriate, includes the L/C Issuer and the Swing Line Lender) and each Person who joins as a Lender pursuant to the terms hereof, together with their respective successors and assigns.

“Lender Joinder Agreement” means a joinder agreement in the form of Exhibit F, executed and delivered in accordance with the provisions of Section 2.01(d).

“Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means each standby (non-commercial) letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Fee” shall have the meaning given such term in Section 2.09(c).

“Lien” means any mortgage, deed of trust, deed to secured debt, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any Revolving Loan or Swing Line Loan, and the Base Rate Loans and Eurodollar Loans comprising such Loans.

“Loan Notice” means a notice of (a) a Borrowing of Loans (including Swing Line Loans), (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Loans, which, if in writing, shall be substantially in the form of Exhibit A.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of (i) any Borrower, (ii) the REIT Guarantor or (iii) the other Credit Parties, taken as a whole, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Credit Document, or of the ability of (i) any Borrower, (ii) the REIT Guarantor or (iii) the other Credit Parties, takes as a whole, to perform its obligations under any Credit Document to which it is a party, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower or any other Credit Party of any Credit Document to which it is a party.

“Maturity Date” means the later of (a) November 3, 2013 and (b) if maturity is extended pursuant to Section 2.18, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day; provided, further, however, to the extent that the Separation and the REIT Conversion Merger do not occur prior to January 5, 2011, the Maturity Date shall occur as of such date.

“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. §§ 1396 et seq. and related regulations.

“Medical Services” means medical and health care services provided to a Person, including, but not limited to, medical and health care services provided to a Person which are covered by a policy of insurance, and includes, without limitation, physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home health care services, residential and out-patient behavioral healthcare services, and medicine or health care equipment provided to a Person for a necessary or specifically requested valid and proper medical or health purpose.

“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 §§ et seq. and related regulations.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgageability Amount” means, with respect to any Borrowing Base Asset and as of any date of determination, the maximum principal amount of a hypothetical mortgage loan that would be available to be borrowed against such Borrowing Base Asset assuming (a) an annual interest rate equal to the greater of (i) 7.50% and (ii) the then-applicable Treasury Rate plus 3.00%, (b) a 25-year amortization schedule and (c) a debt service coverage ratio on such loan of 1.50 to 1.00 (based on the most-recently calculated Mortgageability Cash Flow of such Borrowing Base Asset); provided, however, that at all times prior to the delivery of the Borrowing Base Certificate delivered in accordance with Section 6.02(c), with respect to the fiscal quarter ending December 31, 2010, the Mortgageability Amount shall be the amount indicated for such fiscal quarter on Schedule 1.1A.

“Mortgageability Cash Flow” means, with respect to any Borrowing Base Asset and for the most recently ended four (4) fiscal quarter period for which financial information has been delivered to the Administrative Agent pursuant to the terms of this Credit Agreement, an amount equal to the most-recently calculated Net Revenues received by the applicable Borrower with respect to such Borrowing Base Asset in connection with a lease entered into between the applicable Borrower and a Person which is not an Affiliate of any Consolidated Party; provided, however, that Mortgageability Cash Flow for the four (4) fiscal quarter period ending as of (a) December 31, 2010 shall be based on Mortgageability Cash Flow for the period from the Separation Date to the end of such fiscal quarter annualized, (b) March 31, 2011 shall be based on Mortgageability Cash Flow for the one fiscal-quarter period then ended multiplied by 4, (c) June 30, 2011 shall be based on Mortgageability Cash Flow for the two fiscal-quarter period then ended multiplied by 2 and (d) September 30, 2011 shall be based on Mortgageability Cash Flow for the three fiscal-quarter period then ended multiplied by 1 1/3. For purposes of computing Mortgageability Cash Flow for any applicable test period, any lease adjustments and/or modifications (including new leases with respect to new Borrowing Base Assets) shall be given pro forma effect as if such transaction had taken place as of the first day of such applicable test period

“Mortgage Instrument” means, for any Real Property Asset, a first lien priority fee or leasehold mortgage, deed of trust or deed to secure debt in favor of the Administrative Agent (for the benefit of the Lenders) with respect to such Real Property Asset. Each Mortgage Instrument shall be in form and substance satisfactory to the Administrative Agent and suitable for recording in the applicable jurisdiction.

“Mortgage Policies” shall have the meaning assigned to such term in the definition of “Borrowing Base Asset Deliverables” contained in this Section 1.01.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the REIT Guarantor or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negative Pledge” means any agreement (other than this Credit Agreement or any other Credit Document) that in whole or in part prohibits the creation of any Lien on any assets of a Person; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a “Negative Pledge” for purposes of this Credit Agreement; and provided further, however, that any provision under the Sabra Senior Note Indenture and/or any other document relating to the Sabra Senior Notes that may be included within this definition of “Negative Pledge” shall not constitute a “Negative Pledge” for purposes of the Credit Agreement.

“Net Revenues” shall mean, with respect to any Real Property Asset for the most recently ended four (4) fiscal quarter period for which financial information has been delivered to the Administrative Agent pursuant to the terms of this Credit Agreement, the sum of (a) rental payments received in cash by the applicable Borrower (whether in the nature of base rent, minimum rent, percentage rent, additional rent or otherwise, but exclusive of security deposits, earnest money deposits, advance rentals (which will be deemed Net Revenues in the month in which such rent is due), reserves for capital expenditures, charges, expenses or items required to be paid or reimbursed by the tenant thereunder (unless the Borrower becomes entitled to retain the same) and proceeds from a sale or other disposition) pursuant to the Facility Leases applicable to such Real Property Asset, minus (b) if applicable, expenses of the applicable Borrower related to such Real Property Asset (not including expenses paid or payable by the Tenants) minus (c) rental payments made by the applicable Borrower with respect to any Eligible Ground Lease (unless paid by a Tenant). It is understood that (i) adjustments will be permitted to allow a Borrower to accommodate temporary changes in the timing of payments and (ii) Net Revenues shall also include proceeds of business interruption or rent insurance.

“Notes” means the Revolving Notes; and “Note” means any one of them.

“Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) all obligations under any Swap Contract of any Credit Party to which a Lender or any Affiliate of a Lender is a party.

“Occupancy Rate” means, with respect to any Real Property Asset, the percentage of (a) total patient days relating to such Real Property Asset for any reporting period divided by (b) the product of (i) total number of in-service beds at such Real Property Asset and (ii) the total days in such reporting period; provided, however, with respect to Real Property Assets which property type is medical office buildings or other office spaces, “Occupancy Rate” means, the (a) total number of rented square footage at such Real Property Asset for any reporting period divided by (b) the total rentable square footage relating to such Real Property Asset for any reporting period.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document.

“Outstanding Amount” means (a) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent Borrower” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning provided in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the REIT Guarantor or any ERISA Affiliate or to which the REIT Guarantor or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA), in each case, which are not yet delinquent (other than those which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP); (b) Liens evidencing the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals, in each case, incurred in the ordinary course of business and which are not at the time required to be paid or discharged (other than those which are being contested in good faith and for which a bond or other assurance has been posted as required by applicable Law); provided, that with respect to any Borrowing Base Asset, no exception is taken therefor in the related Mortgage Policy or such Mortgage Policy otherwise affirmatively insures over such Liens in form and substance reasonably satisfactory to the Administrative Agent; (c) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen’s compensation, unemployment insurance or similar applicable Laws; (d) zoning restrictions, easements, rights-of-way, covenants, reservations and other rights, restrictions or encumbrances on the use of Real Property Assets, which do not materially detract from the value of such property or materially impair the use thereof for the business of such Person; (e) Liens in existence as of the Closing Date as set forth on Schedule 7.01; (f) Liens, if any, in favor of the Administrative Agent for the benefit of the Lenders; (g) Liens, if any, in favor of the L/C Issuer and/or Swing Line Lender to cash collateralize or otherwise secure the obligations of a Defaulting Lender or an Impacted Lender to fund risk participations hereunder; (h) Liens arising pursuant to Facility Leases; (i) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement; and (j) liens arising pursuant to leases or subleases of immaterial portions of any Real Property Asset owned by any of the Borrowers granted to others not interfering in any material respect with such Real Property Asset or the business of the applicable Borrower.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the REIT Guarantor or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledged Equity” has the meaning specified in Section 1(b) of each of the Security Agreements.

“Pro Forma Financial Statements” means the unaudited balance sheet of the REIT Guarantor at June 30, 2010, giving effect to the Separation and REIT Conversion Merger as if the REIT Conversion Merger occurred on June 30, 2010 and the unaudited income statement reflecting the supplemental pro forma financial information of the REIT Guarantor for the year ended December 31, 2009 and six months ended June 30, 2010 as if the Separation and REIT Conversion had occurred at January 1, 2009.

“Qualified REIT Subsidiary” shall have the meaning given to such term in the Internal Revenue Code.

“Real Property Asset” means, a parcel of real or leasehold property, together with all improvements (if any) thereon (including all tangible personal property owned by the person owning such real or leasehold property) owned in fee simple or leased pursuant to an Eligible Ground Lease by any Person; “Real Property Assets” means a collective reference to each Real Property Asset.

“Register” has the meaning provided in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“REIT” means a real estate investment trust as defined in Sections 856-860 of the Internal Revenue Code.

“REIT Conversion Merger” has the meaning specified in the introductory paragraph hereto.

“REIT Guarantor” has the meaning specified in the introductory paragraph hereto.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Extension of Credit” means (a) with respect to a Borrowing of Loans (including Swing Line Loans) or the conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, two or more Lenders (except to the extent only one Lender exists as of such date) having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Article VIII, Lenders holding in the aggregate more than 50% of the Revolving Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans); provided that the Revolving Commitment of, and the portion of the Revolving Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, chief financial officer, chief investment officer and the controller of any Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to share in the Revolving Obligations hereunder up to such Lender’s Revolving Commitment Percentage thereof.

“Revolving Commitment Percentage” means, at any time for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Revolving Committed Amount and the denominator of which is the Aggregate Committed Amount. The initial Revolving Commitment Percentages are set forth on Schedule 2.01.

“Revolving Committed Amount” means, with respect to each Lender, the amount of such Lender’s Revolving Commitment. The initial Revolving Committed Amounts are set forth on Schedule 2.01.

“Revolving Loan” has the meaning provided in Section 2.01.

“Revolving Note” means the promissory notes in the form of Exhibit B, if any, given to each Lender to evidence the Revolving Loans and Swing Line Loans of such Lender, as amended, restated, modified, supplemented, extended, renewed or replaced.

“Revolving Obligations” means the Revolving Loans, the L/C Obligations and the Swing Line Loans.

“S-4 Registration Statement” shall mean the registration statement of the REIT Guarantor on Form S-4 (No. 333-167040) filed with the SEC, as amended from time to time with (in the case of material amendments) the consent of the Administrative Agent, which was declared effective on September 28, 2010.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sabra Senior Notes” shall have the meaning set forth in the introductory paragraph hereto.

“Sabra Senior Note Indenture” means the Indenture, dated as of October 27, 2010, by and among the Parent Borrower, Sabra Capital Corporation and the senior noteholders, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Sale and Leaseback Transaction” means, with respect to any Credit Party or any Subsidiary thereof, any arrangement, directly or indirectly, with any person whereby such Credit Party or Subsidiary thereof shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by any member of the Consolidated Parties pursuant to which such member of the Consolidated Parties may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the “Securitization Receivables”) to a special purpose subsidiary or affiliate (a “Securitization Subsidiary”) or any other Person.

“Security Agreements” means (a) the security and pledge agreement dated as of the date hereof in the form of Exhibit G and (b) the Parent Borrower pledge agreement dated as of the date hereof in the form of Exhibit H, in each case as amended, supplemented, restated or otherwise modified from time to time.

“Separation” shall have the meaning set forth in the introductory paragraph hereto.

“Separation Date” shall mean the date on which the Separation occurs.

“Separation Documents” shall mean the S-4 Registration Statement and (ii) the Distribution Agreement to be entered into by and among Sun, the REIT Guarantor and SHG Services, Inc.

“Solvent” means, with respect to any person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SNDA” means, with respect to any Facility Lease for the Borrowing Base Asset, a subordination, non disturbance and attornment agreement by and among Administrative Agent, on behalf of the Lenders and the Tenants who are a party to the Facility Lease, in form and substance reasonably acceptable to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the REIT Guarantor.

“Subsidiary Guarantor” means each Subsidiary of the REIT Guarantor other than (a) the Borrowers, (b) the Unrestricted Subsidiaries, (c) any Subsidiary which, as of the Closing Date, is prohibited by the terms of secured project financing documents from being a Guarantor hereunder, (d) any Subsidiary that is not required by the provisions of this Agreement (including Section 11.08) to be a Guarantor hereunder and (e) any Subsidiary that is released from being a Guarantor hereunder by the provisions of this Agreement (including Section 11.08).

“Subsidiary Guarantor Joinder Agreement” means a joinder agreement in the form of Exhibit E-2 to be executed by each new Subsidiary of the REIT Guarantor that is required to become a Subsidiary Guarantor in accordance with Section 6.14(b) hereof.

“Support Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.01(c).

“Swing Line Commitment” means, with respect to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Loans, and with respect to each Lender, the commitment of such Lender to purchase participation interests in Swing Line Loans.

“Swing Line Committed Amount” has the meaning provided in Section 2.01(c).

“Swing Line Lender” means Bank of America in its capacity as such, together with any successor in such capacity.

“Swing Line Loan” has the meaning provided in Section 2.01(c).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” means any Person who is a lessee with respect to any lease held by a Borrower as lessor or as an assignee of the lessor thereunder.

“Transactions” means a collective reference to (i) the entering into of this Credit Agreement and the other Credit Documents by the Borrowers and the Guarantors, (ii) the consummation of (a) the Separation and (b) the REIT Conversion Merger and (iii) the entering into of the Sabra Senior Note Indenture and the issuance of the Sabra Senior Notes.

“Threshold Amount” means (a) with respect to the Borrowers (other than the Parent Borrower), $500,000 and (b) with respect to each of the Parent Borrower and the REIT Guarantor, $20,000,000.

“Treasury Rate” means, as of any date of determination, the yield reported, as of 10:00 a.m. (New York City time) on such date (or to the extent such date is not a Business Day, the Business Day immediately preceding such date) on the display designated as page “PX-1” of the Bloomberg Financial Markets Services Screen (or such other display as may replace page “PX-1” of the Bloomberg Financial Markets Services Screen) for actively traded U.S. Treasury securities having a ten (10) year maturity as of such date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of such day in Federal Reserve Statistical Release H.15(519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to ten (10) years.

“Type” means, with respect to any Revolving Loan, its character as a Base Rate Loan or a Eurodollar Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“United States” or “U.S.” means the United States of America.

“Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i).

“Unrestricted Subsidiaries” means the “Unrestricted Subsidiaries” as such term is defined from time to time in the Sabra Senior Note Indenture; provided, that to the extent the Sabra Senior Note Indenture is, for any reason, terminated, the term “Unrestricted Subsidiaries” shall, for the remainder of the term of this Agreement, have the meaning assigned to such term in the Sabra Senior Note Indenture immediately prior to the termination thereof.

“Unused Fee” shall have the meaning given such term in Section 2.09(a).

“Wholly Owned” means, with respect to any direct or indirect Subsidiary of any Person, that 100% of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.

1.02 Interpretive Provisions.

With reference to this Credit Agreement and each other Credit Document, unless otherwise provided herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(ii) Unless otherwise provided or required by context, Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.

(b) The Parent Borrower will provide a written summary of material changes in GAAP or in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 6.02(a). If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Parent Borrower or the Required Lenders shall object in writing to determining compliance based on such change, then such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to Section 6.01(a) or (b) as to which no such objection has been made.

(c) The parties hereto acknowledge and agree that all calculations of the financial covenants in Section 6.11 shall be made on a pro forma basis with respect to any Disposition or acquisition occurring during the applicable period, retroactive to the beginning of such applicable period.

1.04 Rounding.

Any financial ratios required to be maintained by the Credit Parties pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day.

Unless otherwise provided, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

COMMITMENTS AND EXTENSION OF CREDITS

2.01 Commitments.

Subject to the terms and conditions set forth herein:

(a) Revolving Loans. During the Commitment Period, each Lender severally agrees to make revolving credit loans (the “Revolving Loans”) to the Parent Borrower on any Business Day; provided that after giving effect to any such Revolving Loan, (i) with regard to the Lenders collectively, the aggregate outstanding principal amount of Revolving Obligations shall not exceed the lesser of (x) ONE HUNDRED MILLION DOLLARS ($100,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “Aggregate Committed Amount”) and (y) the Borrowing Base Amount for such date and (ii) with regard to each Lender individually, such Lender’s Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Revolving Committed Amount. Revolving Loans may consist of Base Rate Loans, Eurodollar Loans, or a combination thereof, as provided herein, and may be repaid and reborrowed in accordance with the provisions hereof.

(b) Letters of Credit. During the Commitment Period, (i) subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.01(b) and Section 2.03 (A) to issue Letters of Credit for the account of a Borrower on any Business Day, (B) to amend or renew Letters of Credit previously issued hereunder, and (C) to honor drafts under Letters of Credit; and (ii) the Lenders severally agree to purchase from the L/C Issuer a participation interest in the Letters of Credit issued hereunder in an amount equal to such Lender’s Revolving Commitment Percentage thereof; provided that (A) the aggregate principal amount of L/C Obligations shall not exceed the greater of (x) FIFTEEN MILLION DOLLARS ($15,000,000) and (y) an amount equal to FIFTEEN PERCENT (15%) of the Aggregate Committed Amount, the “L/C Committed Amount”), (B) with regard to the Lenders collectively, the aggregate principal amount of Revolving Obligations shall not exceed the lesser of (x) the Aggregate Committed Amount and (y) the Borrowing Base Amount for such date, and (C) with regard to each Lender individually, such Lender’s Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Revolving Committed Amount. Subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(c) Swing Line Loans. During the Commitment Period, subject to the terms and conditions set forth herein, the Swing Line Lender may, in its discretion and in reliance upon the agreements of the other Lenders set forth in this Section 2.01(c) and Section 2.04, make revolving credit loans (the “Swing Line Loans”) to the Parent Borrower on any Business Day; provided, that the aggregate principal amount of the Swing Line Loans shall not exceed (i) the greater of (x) FIFTEEN MILLION DOLLARS ($15,000,000) and (y) an amount equal to FIFTEEN PERCENT (15%) of the Aggregate Committed Amount (as such amount may be adjusted in accordance with the provisions hereof, the “Swing Line Committed Amount”), (ii)

with respect to the Lenders collectively, the aggregate principal amount of Revolving Obligations shall not exceed the lesser of (x) the Aggregate Committed Amount and (y) the Borrowing Base Amount on such date, and (iii) the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Swing Line Loans shall be comprised solely of Base Rate Loans, and may be repaid and reborrowed in accordance with the provisions hereof. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a participation interest in such Swing Line Loan in an amount equal to the product of such Lender’s Revolving Commitment Percentage thereof. No Swing Line Loan shall remain outstanding for longer than five (5) Business Days.

(d) Increase in Revolving Commitments. Subject to the terms and conditions set forth herein, the Parent Borrower may, at any time prior to the then applicable Maturity Date, upon written notice to the Administrative Agent, cause an increase in the Aggregate Committed Amount by up to ONE HUNDRED MILLION DOLLARS ($100,000,000) (to an aggregate amount not more than TWO HUNDRED MILLION DOLLARS ($200,000,000)); provided that such increase shall be conditioned and effective upon the satisfaction of the following conditions:

(i) the Borrowers shall obtain (whether through the Arranger or otherwise) commitments for the amount of the increase from existing Lenders or other commercial banks or financial institutions reasonably acceptable to the Administrative Agent, which other commercial banks and financial institutions shall join in this Credit Agreement as Lenders by a Lender Joinder Agreement substantially in the form of Exhibit F attached hereto or other arrangement reasonably acceptable to the Administrative Agent (it being understood that in no case shall any Lender be required to increase its Revolving Commitment without its written consent);

(ii) any such increase shall be in a minimum aggregate principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining amount, if less);

(iii) if any Revolving Loans are outstanding at the time of any such increase, the Borrowers shall make such payments and adjustments on the Revolving Loans (including payment of any break-funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment percentages and commitment amounts;

(iv) the Borrowers shall pay to the Administrative Agent and the Arranger all fees required under any fee letter due in connection with the syndication of the increase in the Revolving Committed Amount;

(v) the Borrowers shall have executed any new or amended and restated Notes (to the extent requested by the Lenders) to reflect the revised commitment amounts; and

(vi) the conditions to the making of a Revolving Loan set forth in Sections 4.03(b) and (c) shall be satisfied.

In connection with any such increase in the Revolving Commitments, Schedule 2.01 shall be revised to reflect the modified commitments and commitment percentages of the Lenders, and the Borrowers shall provide supporting corporate resolutions, legal opinions, promissory notes and other items as may be reasonably requested by the Administrative Agent and the Lenders in connection therewith. The Parent Borrower shall not be permitted to cause more than four (4) increases in the Aggregate Committed Amount following the Closing Date.

2.02 Borrowings, Conversions and Continuations.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Loans shall be made upon the Parent Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) with respect to Eurodollar Loans, three (3) Business Days prior to the requested date of any Borrowings, conversion or continuation, or (ii) with respect to Base Rate Loans, on the requested date of, any Borrowing, conversion or continuation. Each telephonic notice pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent Borrower or the REIT Guarantor. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing, conversion or continuation shall be in a principal amount of (i) with respect to Eurodollar Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof or (ii) with respect to Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the applicable request is with respect to Revolving Loans, (ii) whether such request is for a Borrowing, conversion, or continuation, (iii) the requested date of such Borrowing, conversion or continuation (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed, converted or continued, and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Parent Borrower fails to specify a Type of Loan in a Loan Notice or if the Parent Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans. If the Parent Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Loans in any Loan Notice, but fails to specify an Interest Period, the Interest Period will be deemed to be one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Revolving Commitment Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Parent Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.03 (and, if such Borrowing is the initial Extension of Credit, Section 4.01), the Administrative Agent shall make all funds so received available to the party referenced in the applicable Loan Notice in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable party on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Parent Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Parent Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the party identified in the applicable Loan Notice as provided above.

(c) Except as otherwise provided herein, without the consent of the Required Lenders, a Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Loan. During the existence of a Default or Event of Default, (i) no Loan may be requested as, converted to or continued as a Eurodollar Loan if the Required Lenders shall have prohibited the same in writing to the Administrative Agent and (ii) at the request of the Required Lenders, any outstanding Eurodollar Loan shall be converted immediately to a Base Rate Loan.

(d) The Administrative Agent shall promptly notify the Parent Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Parent Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to Loans.

2.03 Additional Provisions with respect to Letters of Credit.

(a) Obligation to Issue or Amend.

(i) The L/C Issuer shall not issue any Letter of Credit if:

(A)	the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date; or

(B)	the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)	the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(B)	such Letter of Credit is in an initial amount less than $50,000, is to be denominated in a currency other than Dollars or is not a standby (non-commercial) letter of credit;

(C)	any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(D)	any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion), with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(E)	the Revolving Commitments have been terminated pursuant to Article VIII.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if:

(A)	the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or

(B)	the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) The L/C Issuer shall not amend any Letter of Credit if the Revolving Commitments have been terminated pursuant to Article VIII.

(b) Procedures for Issuance and Amendment.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Parent Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Parent Borrower or the REIT Guarantor. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) such other matters as the L/C Issuer may reasonably require and (H) the purpose and nature of the requested Letter of Credit. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Parent Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Person or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Commitment Percentage of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Parent Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Parent Borrower and the Administrative Agent thereof. To the extent such notice is provided (A) prior to 12:00 noon on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Parent Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on the Honor Date and (B) following 12:00 noon on the Honor Date, the Parent Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on the by not later than 11:00 a.m. on the Business Day immediately following the Honor Date. If the Parent Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Commitment Percentage thereof. In such event, the Parent Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, the amount of the unutilized portion of the Aggregate Commitments or the conditions set forth in Section 4.03. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Revolving Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Parent Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans for any reason, the Parent Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Commitment Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 4.03, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Parent Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligations of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, any other Credit Document or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrowers may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers.

The Parent Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Parent Borrower’s instructions or other irregularity, the Parent Borrower will immediately notify the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude a Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent or the Required Lenders, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Parent Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Each

Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent.

(h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Parent Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

(i) Letter of Credit Fees. The Borrowers shall pay Letter of Credit fees as set forth in Section 2.09.

(j) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.04 Additional Provisions with respect to Swing Line Loans.

(a) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Parent Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone; provided, however, that the Swing Line Lender shall not be under any obligation to make a Swing Line Loan if any Lender is at such time a Defaulting Lender, unless such Lender or Parent Borrower shall have made arrangements satisfactory to the Swing Line Lender to eliminate the Swing Line Lender’s risk with respect to such Lender. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent Borrower or the REIT Guarantor. Promptly after receipt by the Swing Line Lender of any telephonic Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in this Article II, or (B) that one or more of the applicable conditions specified in Section 4.03 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Loan Notice, make the amount of its Swing Line Loan available to the Parent Borrower by crediting the account of the Parent Borrower on the books of the Swing Line Lender in immediately available funds.

(b) Refinancing.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Revolving Commitment Percentage of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, the unutilized portion of the Aggregate Commitments or the conditions set forth in Section 4.03. The Swing Line Lender shall furnish the Parent Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Revolving Commitment Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 2:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(b)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(b)(i), the request for Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(b)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(b) by the time specified in Section 2.04(b)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 4.03, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(c) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Revolving Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(d) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers (by delivery of an invoice or other notice to the Parent Borrower) for interest on the Swing Line Loans. Until each Lender funds its Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Revolving Commitment Percentage of any Swing Line Loan, interest in respect thereof shall be solely for the account of the Swing Line Lender.

(e) Payments Directly to Swing Line Lender. The Parent Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Repayment of Loans.

(a) Revolving Loans. The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b) Swing Line Loans. The Borrowers shall repay each Swing Line Loan on the earliest to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date.

2.06 Prepayments.

(a) Voluntary Prepayments. The Loans may be repaid in whole or in part without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05); provided that (i) notice thereof must be received by 11:00 a.m. by the Administrative Agent (A) at least three (3) Business Days prior to the date of prepayment of Eurodollar Loans, and (B) on the Business Day prior to the date of prepayment of Base Rate Loans, and (ii) any such prepayment shall be in a minimum principal amount of $1,000,000 and integral multiples of $1,000,000 in excess thereof, in the case of Eurodollar Loans, and a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof, in the case of Base Rate Loans, or, in each case, the entire principal amount thereof, if less. Each such notice of voluntary repayment hereunder shall specify the date and amount of prepayment and the Loans and Types of Loans which are to be prepaid. The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender’s interest therein. Prepayments of Eurodollar Loans hereunder shall be accompanied by accrued interest thereon and breakage amounts, if any, under Section 3.05.

(b) Mandatory Prepayments. If at any time (A) the aggregate principal amount of Revolving Obligations shall exceed the lesser of (x) the Aggregate Committed Amount and (y) the Borrowing Base Amount for such date, (B) the aggregate principal amount of L/C Obligations shall exceed the L/C Committed Amount, (C) the aggregate principal amount of Swing Line Loans shall exceed the Swing Line Committed Amount, immediate prepayment will be made on the Revolving Loans and/or to provide Cash Collateral to the L/C Obligations in an amount equal to such excess; provided, however, that the Borrowers shall not be required to provide Cash Collateral with respect to the L/C Obligations pursuant to this Section 2.06(b) unless after the prepayment in full of the Loans the aggregate Outstanding Amount of all Loans and all L/C Obligations exceed the Aggregate Commitments then in effect.

(c) Application. Within each Loan, prepayments will be applied first to Base Rate Loans, then to Eurodollar Loans in direct order of Interest Period maturities. In addition:

(i) Voluntary Prepayments. Voluntary prepayments shall be applied as specified by the Borrowers. Voluntary prepayments on the Revolving Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein.

(ii) Mandatory Prepayments. Mandatory prepayments on the Revolving Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein; provided that mandatory prepayments in respect of the Revolving Commitments under subsection (b) above shall be applied to the respective Revolving Obligations as appropriate.

2.07 Termination or Reduction of Commitments.

The Commitments hereunder may be permanently reduced in whole or in part by notice from the Parent Borrower to the Administrative Agent; provided that (i) any such notice thereof must be received by 11:00 a.m. at least five (5) Business Days prior to the date of reduction or termination and any such prepayment, if any, shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof; and (ii) the Commitments may not be reduced to an amount less than the Revolving Obligations then outstanding. The Administrative Agent will give prompt notice to the Lenders of any such reduction in Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Revolving Commitment Percentage thereof. All commitment or other fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Loan (other than Swing Line Loans) shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Percentage; (ii) each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage.

(b) If any amount payable by the Borrowers under any Credit Document is not paid when due (after taking into account any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Furthermore, upon the written request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

(a) Unused Fee. From and after the Closing Date, the Borrowers agree to pay the Administrative Agent for the ratable benefit of the Lenders an unused fee (the “Unused Fee”) for each calendar quarter (or portion thereof) in an amount equal to the sum of the Daily Unused Fees incurred during such period. The Unused Fee shall accrue at all times during the Commitment Period, including periods during which the conditions to Extensions of Credit in Section 4.03 may not be met, and shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date and on the Termination Date (and, if applicable, thereafter on demand); provided, that (i) no Unused Fee shall accrue on the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (ii) any Unused Fee accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Commitments. The Administrative Agent shall distribute the Unused Fee to the Lenders pro rata in accordance with the respective Revolving Commitments of the Lenders.

(b) Upfront and Other Fees. The Borrowers agree to pay to the Administrative Agent for the benefit of the Lenders the upfront and other fees provided in the Administrative Agent’s Fee Letter.

(c) Letter of Credit Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each standby Letter of Credit equal to the Applicable Percentage times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate. Notwithstanding the foregoing, (1) no Letter of Credit Fees shall accrue in favor of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Letter of Credit Fees accrued in favor of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender

(d) Administrative Agent’s Fees. The Borrowers agree to pay the Administrative Agent such fees as provided in the Administrative Agent’s Fee Letter or as may be otherwise agreed by the Administrative Agent and the Borrowers from time to time.

(e) Other Fees.

(i) The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Administrative Agent’s Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees.

All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Payments Generally.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Revolving Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Subject to the definition of “Interest Period,” if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrowers or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrowers fail to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Section 4.03 are not satisfied or waived in accordance with the terms hereof or for any other reason, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) If at any time insufficient funds are received by or are available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.12 Sharing of Payments.

If any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it (excluding any amounts applied by the Swing Line Lender to outstanding Swing Line Loans and excluding any amounts received by the L/C Issuer and/or Swing Line Lender to secure the obligations of a Defaulting Lender to fund risk participations hereunder), any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, but excluding any payments made to a Lender in error by the Administrative Agent (which such payments shall be returned by the Lender to the Administrative Agent immediately upon such Lender’s obtaining knowledge that such payment was made in error)) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that (i) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (A) the amount of such paying Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon and (ii) the provisions of this Section shall not be construed to apply to any payment obtained by the L/C Issuer or the Swing Line Lender to secure the obligations of Defaulting Lenders to fund such risk participations. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.08) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Credit Agreement with respect to the portion of the Revolving Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Revolving Obligations purchased.

2.13 Evidence of Debt.

(a) The Extension of Credits made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extension of Credits made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. The Borrowers shall execute and deliver to the Administrative Agent a Note for each Lender requesting a Note, which Note shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.14 Joint and Several Liability of the Borrowers.

(a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations arising under this Credit Agreement and the other Credit Documents, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such obligation.

(d) The obligations of each Borrower under the provisions of this Section 2.14 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Credit Agreement), or of any demand for any payment under this Credit Agreement (except to the extent demand is expressly required to be given pursuant to the terms of this Agreement), notice of any action at any time taken or omitted by the Lender under or in respect of any of the Obligations hereunder except as expressly provided herein, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement except as expressly provided herein. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or any failure to act on the part of the Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.14, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Borrower or any Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f) The provisions of this Section 2.14 are made for the benefit of the Administrative Agent, L/C issuer, Swing Line Lender, the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 2.14 shall remain in effect until all the Obligations hereunder shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated and in effect as though such payment had not been made.

(f) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, the obligations of each Borrower hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

2.15 Appointment of Parent Borrower as Legal Representative for Credit Parties.

Each of the Credit Parties hereby appoints the Parent Borrower to act as its exclusive legal representative for all purposes under this Credit Agreement and the other Credit Documents (including, without limitation, with respect to all matters related to Borrowings and the repayment of Loans and Letters of Credit as described in Article II and Article III hereof). Each of the Credit Parties acknowledges and agrees that (a) the Parent Borrower may execute such documents on behalf of all the Credit Parties as the Parent Borrower deems appropriate in its reasonable discretion and each Credit Party shall be bound by and obligated by all of the terms of any such document executed by the Parent Borrower on its behalf, (b) any notice or other communication delivered by the Administrative Agent or any Lender hereunder to the Parent Borrower shall be deemed to have been delivered to each of the Credit Parties and (c) the Administrative Agent and each of the Lenders shall accept (and shall be permitted to rely on) any document or agreement executed by the Parent Borrower on behalf of the Credit Parties (or any of them). The Borrowers must act through the Parent Borrower for all purposes under this Credit Agreement and the other Credit Documents. Notwithstanding anything contained herein to the contrary, to the extent any provision in this Credit Agreement requires any Credit Party to interact in any manner with the Administrative Agent or the Lenders, such Credit Party shall do so through the Parent Borrower.

2.16 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.01(b), 2.01(c), 2.03, 2.04, 2.06, 2.17 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(i).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Revolving Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in

Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Commitment Percentages (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.18 Extension of Maturity Date.

(a) Request for Extension. The Parent Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 90 days and not later than 30 days prior to the Maturity Date (the “Extension Date”), make a one time request that each Lender extend such Lender’s Maturity Date for an additional year from the Maturity Date currently in effect (the “Existing Maturity Date”) subject to the conditions set forth in clause (b) below.

(b) Conditions to Effectiveness of Extension. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:

(i) no Default or Event of Default has occurred and is continuing on the date of such extension and after giving effect thereto;

(ii) the representations and warranties contained in Article V and the other Credit Documents shall (A) with respect to representations and warranties that contain a materiality qualification, be true and correct and (B) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the Extension Date as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date, and except that for purposes of this Section 2.18, the representations and warranties contained in Section 5.01 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 6.01;

(iii) the Administrative Agent shall have received (for distribution to the Lenders) and reviewed new appraisals for the Borrowing Base Assets, completed at the Borrowers’ expense and by an appraiser selected by the Administrative Agent and reasonably acceptable to the Borrowers (it being understood and agreed that, in the event the Outstanding Amount exceeds the Aggregate Collateral Value Amount as determined by such new appraisals, the Borrowers shall prepay the Loans in an amount equal to or greater than such excess in accordance with Section 2.06(b));

(iv) the Borrowers shall pay to the Lenders on the Existing Maturity Date a fee (to be shared among the Lenders based upon their pro rata share of the Aggregate Commitments) equal to the product of (i) 0.40% multiplied by (ii) the then Aggregate Commitments.

(c) Conflicting Provisions. This Section shall supersede any provisions in Section 10.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Credit Parties hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Credit Party shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions and (iii) such Credit Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Credit Parties. The Credit Parties shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Credit Party to a Governmental Authority, the Parent Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. (i) Each Lender shall deliver to the Parent Borrower and to the Administrative Agent, at the time or times prescribed by applicable laws or when reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Parent Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if such Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Parent Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Parent Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Parent Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such

Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates.

If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Parent Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Loans.

(a) If any Lender determines that as a result of the introduction after the date hereof of or any change in or in the interpretation, after the date hereof, of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction after the date hereof of any Law regarding capital adequacy or any change therein made after the date hereof or in the interpretation thereof made after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least fifteen (15) days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable fifteen (15) days from receipt of such notice.

(d) Each Lender agrees to make reasonable efforts to designate a different Lending Office if such designation will avoid or reduce the amounts payable under this Section 3.04 and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender

3.05 Funding Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;

including any loss, cost or expense (other than loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error (i) unless such amount or amounts result from or is with respect to any period prior to the date that is 120 days prior to the date on which the Administrative Agent or the applicable Lender makes a claim hereunder if the Administrative Agent or the applicable Lender prior to such date knew or could reasonably have been expected to know of the circumstances giving rise to the claim hereunder or the fact that such circumstances would result in the claim hereunder and (ii) provided that no compensation shall be claimed under this Article III unless the Administrative Agent or the applicable Lender is making similar claims to other similarly situated borrowers. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s making a claim for compensation under Section 3.01, 3.02 or 3.04, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07 Survival.

All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO EXTENSION OF CREDITS

The obligation of each Lender to make Extensions of Credit hereunder is subject to satisfaction of the following conditions precedent:

4.01 Conditions to Closing Date.

This Agreement shall become effective upon the satisfaction or waiver of the following conditions precedent:

(a) Certain Credit Documents, Organization Documents, Etc. The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Credit Agreement (other than Schedule 4.02(l) and 5.17 which shall be delivered on the Funding Date) and the Administrative Agent’s Fee Letter, each properly executed by a Responsible Officer of the signing Credit Party;

(ii) a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii) copies of the Organization Documents of each Credit Party (other than the Subsidiary Guarantors) certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party (other than the Subsidiary Guarantors) as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Credit Agreement and the other applicable Credit Documents to which such Credit Party is a party; and

(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Credit Party (other than the Subsidiary Guarantors) is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in (A) the jurisdiction of its incorporation or organization and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Opinions of Counsel. The Administrative Agent shall have received legal opinion with respect to the Credit Agreement (in each case dated as of the Closing Date, addressed to the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent) from:

(i) Sherry Meyerhoff Hanson & Crance LLP, counsel for the Credit Parties;

(ii) Fried, Frank, Harris, Shriver & Jacobson LLP, special New York counsel for the Credit Parties; and

(iii) Venable LLP, special Maryland counsel for the REIT Guarantor.

(c) Sabra Senior Notes. The Administrative Agent shall have received satisfactory evidence that (i) the Sabra Senior Notes have been issued in accordance with the terms of the Sabra Senior Note Indenture, (ii) the Parent Borrower shall have received no less than $200 million in aggregate gross proceeds from the sale of the Sabra Senior Notes and (iii) the proceeds received in connection with the sale of the Sabra Senior Notes are ready to be released from escrow pending the effective of this Agreement.

(d) Material Adverse Change. Except as disclosed in and contemplated by the Separation Documents, no material adverse change shall have occurred since December 31, 2009 in the business, assets, operations or financial condition of the Credit Parties, taken as a whole, or in the facts and information regarding such Credit Parties as of the Closing Date.

(e) Litigation. There shall not exist any pending or threatened action, suit, investigation or proceeding against any Credit Party or any of their Affiliates that could reasonably be expected to have a Material Adverse Effect or could otherwise materially and adversely effect the transactions set forth herein or contemplated hereby.

(f) Administrative Agent Fees and Expenses. Payment by the Credit Parties to the Administrative Agent of all fees and expenses relating to the preparation, execution and delivery of this Credit Agreement and the other Credit Documents which are due and payable on the Closing Date, including, without limitation, payment to the Administrative Agent of the fees set forth in the Administrative Agent’s Fee Letter, and reasonable and documented Attorney Costs, consultants’ fees, travel expenses and all reasonable fees and expenses associated with the due diligence done in connection with and the preparation of documentation with respect to the Borrowing Base Assets or other Collateral.

(g) Lender Fees. Payment by the Credit Parties to the Administrative Agent (on behalf of itself and the other Lenders) of all upfront/commitment fees as agreed upon among the Credit Parties, the Arranger and the respective Lenders.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

4.02 Conditions to Funding Date.

The obligation of the Lenders to make the initial Extension of Credit hereunder is subject to the satisfaction in all material respects on or prior to the Funding Date of such of the following conditions as shall not have been expressly waived in writing by the Administrative Agent and Lenders:

(a) Delivery of Schedule 4.02(l) and Schedule 5.17. Receipt by the Administrative Agent of a fully completed versions of Schedule 4.02(l) and Schedule 5.17 each in form and substance reasonably satisfactory to the Administrative Agent.

(b) Security Agreements. Receipt by the Administrative Agent of executed counterparts of the Security Agreements, each properly executed by a Responsible Officer of the signing Credit Party.

(c) Opinions of Counsel. The Administrative Agent shall have received legal opinion with respect to certain of the Credit Documents (other than the Credit Agreement) (in each case dated as of the Funding Date, addressed to the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent) from:

(i) Sherry Meyerhoff Hanson & Crance LLP, counsel for the Credit Parties;

(ii) Fried, Frank, Harris, Shriver & Jacobson LLP, special New York counsel for the Credit Parties; and

(iii) special local counsel for the Borrowers for the states of California, Connecticut, Florida, Idaho, Kentucky, North Carolina, New Mexico and Ohio.

(d) Subsidiary Guarantor Joinder Agreement and Organization Documents of the Subsidiary Guarantors. The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, each dated the Funding Date (or, in the case of certificates of governmental officials, a recent date before the Funding Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of a Subsidiary Guarantor Joinder Agreement with respect to each Subsidiary Guarantor required to be a Subsidiary Guarantor pursuant to Section 6.14(b) hereunder;

(ii) copies of the Organization Documents of each Subsidiary Guarantor certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Subsidiary Guarantor to be true and correct as of the Closing Date;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Subsidiary Guarantor as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Credit Agreement and the other applicable Credit Documents to which such Subsidiary Guarantor is a party; and

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Subsidiary Guarantor is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in (A) the jurisdiction of its incorporation or organization and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(e) Personal Property Collateral. The Administrative Agent shall have received (in each case in form and substance reasonably satisfactory to the Administrative Agent):

(i) searches of Uniform Commercial Code filings in the state of incorporation of each Borrower or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the tangible personal property Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii) UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii) duly executed notices of grant of security interest as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iv) all instruments and chattel paper in the possession of any of the Borrowers, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral;

(v) duly executed consents as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(vi) in the case of any tangible personal property Collateral located at a premises leased by a Borrower, such estoppel letters, consents and waivers from the landlords on such real property as may be reasonably required by the Administrative Agent; and

(vii) certificates (if any) representing the Pledged Equity referred to in each of the Security Agreements accompanied by undated stock powers executed in blank and instruments evidencing any pledged debt indorsed in blank.

(f) Real Property Collateral (Borrowing Base Assets). The Administrative Agent shall have received each of the Borrowing Base Asset Deliverables with respect to each Real Property Asset set forth on Schedule 5.12 attached hereto.

(g) Title Company Fees and Expenses. Payment by the Credit Parties to Chicago Title Insurance Company of all fees and expenses necessary for the recordation of mortgage documents with respect to the Borrowing Base Assets.

(h) Property and Liability Insurance. The Administrative Agent shall have received copies of all insurance policies or certificates thereof held by (or for the benefit of) the Borrowers or Tenants with respect to the Real Property Assets of the Borrowers, each such policy shall name the Administrative Agent (on behalf of the Lenders) as an additional insured or loss payee (subject to restrictions contained in Eligible Ground Leases) under a standard mortgagee endorsement, as applicable and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be canceled.

(i) Officer’s Certificates. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the REIT Guarantor as of the Funding Date, in a form reasonably satisfactory to the Administrative Agent, stating that (i) each Credit Party (other than the Subsidiary Guarantors) is in compliance with all existing financial obligations (whether pursuant to the terms and conditions of this Credit Agreement or otherwise), (ii) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (iii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality (A) that purports to affect (1) the REIT Guarantor, in a materially adverse manner, (2) the Borrowers, taken as a whole, in a materially adverse manner (3) the Credit Parties, taken as a whole, in a materially adverse manner, (4) the Transactions or (B) that could reasonably be expected to have a Material Adverse Effect on (1) the REIT Guarantor, (2) the Borrowers taken as a whole, (3) the transactions contemplated hereby or (4) the ability of the Credit Parties to perform their obligations under the Credit Documents or, (iv) immediately prior to and following the transactions contemplated herein, each of the Credit Parties shall be Solvent, and (v) as of the Funding Date, (A) no Default or Event of Default exists and (B) all representations and warranties contained herein and in the other Credit Documents are (i) with respect to representations and warranties that contain a materiality qualification, true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects.

(j) Opening Borrowing Base Certificate. Receipt by the Administrative Agent of a Borrowing Base Certificate as of the Funding Date, substantially in the form of Exhibit C-2, duly completed and executed by a Responsible Officer of the Parent Borrower or the REIT Guarantor.

(k) Financial Statements. Receipt by the Administrative Agent and the Lenders of (i) the Pro Forma Financial Statements, (ii) pro forma projections of financial statements (balance sheet, income and cash flows) for each of the following four (4) fiscal quarters of the Consolidated Parties and each of the following three (3) fiscal years of the Consolidated Parties, and (iii) such other information relating to the Consolidated Parties as the Administrative Agent may reasonably require in connection with the structuring and syndication of credit facilities of the type described herein.

(l) Opening Compliance Certificate. Receipt by the Administrative Agent of a Compliance Certificate as of the Funding Date signed by a Responsible Officer of the Parent Borrower or the REIT Guarantor and including (i) pro forma calculations for the current fiscal quarter based on the amounts set forth on Schedule 4.02(l) (taking into account any Extension of Credit made or requested hereunder as of such date); (ii) pro forma calculations of all financial covenants contained herein for each of the following four (4) fiscal quarters (based on the projections set forth in the materials delivered pursuant to clause (i) of this Section 4.01); and (iii) pro forma calculations of all financial covenants contained herein for each of the following four (4) fiscal years (based on the projections set forth in the materials delivered pursuant to clause (k) of this Section 4.02).

(m) Consents/Approvals. The Credit Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the Transactions without the occurrence of any default under, conflict with or violation of (i) any applicable Law or (ii) any agreement, document or instrument to which any Credit Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to have a Material Adverse Effect.

(n) Material Adverse Change. Except as disclosed in and contemplated by the Separation Documents, no material adverse change shall have occurred since December 31, 2009 in the business, assets, operations or financial condition of the Credit Parties, taken as a whole, or in the facts and information regarding such Credit Parties as of the Funding Date.

(o) Litigation. There shall not exist any pending or threatened action, suit, investigation or proceeding against any Credit Party or any of their Affiliates that could reasonably be expected to have a Material Adverse Effect or could otherwise materially and adversely effect the Transactions.

(p) Transactions. The Administrative Agent shall have received satisfactory evidence that the Transactions shall have been consummated, in each case, in accordance with their respective terms.

(q) Separation Documents. The Lenders shall have reviewed and approved all of the Separation Documents and there shall not have been any material modification, amendment, supplement or waiver to the Separation Documents without the prior written consent of the Administrative Agent, and the Separation shall have been consummated in accordance with the terms of the Separation Documents (without waiver of any material conditions precedent to the obligations of any party thereto that has not been approved by the Administrative Agent). The Administrative Agent shall have received a copy, certified by an officer of the Parent Borrower as true and complete, of each Separation Document as originally executed and delivered, together with all exhibits and schedules thereto.

(r) Administrative Agent Fees and Expenses. Payment by the Credit Parties to the Administrative Agent of all fees and expenses relating to the preparation, execution and delivery of this Credit Agreement and the other Credit Documents which are due and payable on the Funding Date, and reasonable and documented Attorney Costs, consultants’ fees, travel expenses and all reasonable fees and expenses associated with the due diligence done in connection with and the preparation of documentation with respect to the Borrowing Base Assets or other Collateral.

(s) Other. Receipt by the Lenders or the Administrative Agent of such other documents, instruments, agreements or information as reasonably requested by any Lender or the Administrative Agent, including, but not limited to, additional legal opinions, contribution agreements, corporate resolutions, indemnifications and information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, debt agreements, property ownership and contingent liabilities of the Credit Parties.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

4.03 Conditions to all Extensions of Credit.

The obligation of any Lender to make any Extension of Credit hereunder is subject to the satisfaction of such of the following conditions on or prior to the proposed date of the making of such Extension of Credit:

(a) The Administrative Agent shall receive the applicable Request for Extension of Credit and, with respect to the initial Extension of Credit, the conditions set forth in Section 4.02 shall have been met as of the Funding Date;

(b) No Default shall have occurred and be continuing immediately before the making of such Extension of Credit and no Default shall exist immediately thereafter;

(c) The representations and warranties of the Credit Parties contained in Article V of this Agreement and the other Credit Documents shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such Extension of Credit as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date, except that for purposes of this Section 4.03(c), the representations and warranties contained in Section 5.01 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 6.01; and

(d) Immediately following the making of such Extension of Credit the sum of the outstanding principal balance of the Revolving Obligations shall not exceed the lesser of (i) the Aggregate Committed Amount and (ii) the Borrowing Base Amount for such date.

The making of such Extension of Credit hereunder shall be deemed to be a representation and warranty by the Borrowers on the date thereof as to the facts specified in clauses (b), (c), and (d) of this Section.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrowers and the REIT Guarantor hereby represent and warrant (on their own behalf and on behalf of the Subsidiary Guarantors and/or the REIT Guarantor, as applicable) that, on and after the Funding Date:

5.01 Financial Statements; No Material Adverse Effect.

(a) The Pro Forma Financial Statements were prepared in good faith and the assumptions used in the preparation of the Pro Forma Financial Statements are reasonable, the pro forma adjustments used therein are appropriate to give effect to the transactions or circumstances described therein and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements.

(b) Except as disclosed in the S-4 Registration Statement, during the period from December 31, 2009 to and including the Funding Date except as disclosed on Schedule 5.01(b), there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or Property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Administrative Agent on or prior to the Funding Date.

(c) The financial statements delivered pursuant to Section 6.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.

(d) Except as disclosed in the S-4 Registration Statement, since December 31, 2009, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.02 Existence, Qualification and Power.

Each of the Credit Parties (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i)

or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03 Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of each Credit Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.04 Binding Effect.

This Credit Agreement has been, and each other Credit Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto. This Credit Agreement constitutes, and each other Credit Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor’s rights generally and subject to general principals of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Credit Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Party or against any of its properties or revenues that (a) purport to affect or pertain to this Credit Agreement or any other Credit Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.06 Compliance with ERISA.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Credit Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. The REIT Guarantor and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of the Credit Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules under ERISA with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the REIT Guarantor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the REIT Guarantor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the REIT Guarantor nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.07 Environmental Matters.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) To the knowledge of the Responsible Officers of the Credit Parties, each of the Borrowing Base Assets and all operations with respect to each of the Borrowing Base Assets and the Real Property Assets owned by the Borrowers are in compliance with all applicable Environmental Laws in all material respects and there are no conditions relating to the Borrowing Base Assets, the other Real Property Assets owned by the Borrowers or the Businesses of the Borrowers that are likely to give rise to liability under any applicable Environmental Laws.

(b) To the knowledge of the Responsible Officers of the Credit Parties, none of the Borrowing Base Assets or other Real Property Assets owned by the Borrowers contains, or has previously contained, any Hazardous Substances at, on or under such property in amounts or concentrations that constitutes a violation of, or could give rise to liability under, applicable Environmental Laws.

(c) To the knowledge of the Responsible Officers of the Credit Parties, no Credit Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Borrowing Base Assets, any of the other Real Property Assets owned by the Borrowers or the Businesses of the Borrowers, nor does any Responsible Officer of any Credit Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) To the knowledge of the Responsible Officers of the Credit Parties, no Credit Party has generated, treated, stored or disposed of Hazardous Substances at, on or under any of the Borrowing Base Assets or any of the other Real Property Assets owned by the Borrowers in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law. To the knowledge of the Responsible Officers of the Credit Parties, Hazardous Substances have not been transported or disposed of from the Borrowing Base Assets or the other Real Property Assets owned by the Borrowers, in each case by or on behalf of any Borrower, in violation of, or in a manner that is likely to give rise to liability under, any applicable Environmental Law.

(e) To the knowledge of the Responsible Officers of the Credit Parties, no judicial proceeding or governmental or administrative action is pending or threatened, under any Environmental Law to which any Borrower is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrowers, the Borrowing Base Assets, the other Real Property Assets owned by the Borrowers or the Businesses of the Borrowers.

5.08 Margin Regulations; Investment Company Act.

(a) No Credit Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no part of the Letters of Credit or proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock.

(b) None of the Credit Parties (i) is or is required to be registered as an “investment company” under the Investment Company Act of 1940 or (ii) is subject to regulation under any other Law which limits its ability to incur the Obligations.

5.09 Compliance with Laws.

(a) Each Credit Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) To the knowledge of the Responsible Officers of the Credit Parties, each of the Borrowing Base Assets, and the uses of the Borrowing Base Assets, are in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to the Borrowing Base Assets (including, without limitation, building and zoning laws and Healthcare Laws), except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.10 Ownership of Property; Liens.

Each Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business (including, in any case, each of the Borrowing Base Assets), except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrowers is subject to no Liens, other than Permitted Liens.

5.11 Corporate Structure; Capital Stock, Etc.

As of the Funding Date and as of each date on which such schedule is subsequently updated pursuant to the terms hereof through the delivery of a Compliance Certificate, Schedule 5.11 correctly sets forth the corporate structure of REIT Guarantor and each of its Subsidiaries (including each of the Credit Parties), as well as the entity and ownership structure of the Credit Parties and the correct legal name, tax identification number and the jurisdiction of formation of the Credit Parties. Also included on Schedule 5.11 is a listing, as of such date, of the number of shares of each class of Capital Stock outstanding with respect to each Borrower, the Persons holding equity interests in such Borrowers, their percentage equity or voting interest in the Borrowers and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. Except as set forth on Schedule 5.11, as of the Funding Date: (i) no Borrower has issued to any third party any securities convertible into any equity interest in such Borrower, or any options, warrants or other rights to acquire any securities convertible into any such equity interest, and (ii) the outstanding Capital Stock of each Borrower is owned by the Persons indicated on Schedule 5.11, is validly issued, fully paid and non-assessable, and is free and clear of all Liens, warrants, options and rights of others of any kind whatsoever. Each Person owning a Borrowing Base Asset is a Borrower hereunder. Each Borrower is a Wholly Owned Subsidiary of the Parent Borrower. No Borrower (other than the Parent Borrower) holds or otherwise has any interest in any Capital Stock of any other Person.

5.12 Real Property Assets; Leases.

(a) Part I of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) is a true and complete list of (i) the street address of each Borrowing Base Asset, (ii) the Borrower which owns or leases, as applicable, each such Borrowing Base Asset, (iii) the facility type of each such Borrowing Base Asset, (iv) the Facility Leases to which each such Borrowing Base Asset is subject (or, in the case of the initial Borrowing Base Assets, will be subject on or prior to the Funding Date), together with the applicable Tenant and the termination date of such Facility Lease, (v) the name and address of the applicable Tenant and (vi) correctly sets forth the type of interest (fee or leasehold) held by each Borrower in its respective Borrowing Base Asset. Each parcel of real property identified on Part I of Schedule 5.12 is a Real Property Asset that qualifies as a Borrowing Base Asset pursuant to the terms hereof and is subject to a first priority lien (subject to Permitted Liens) in favor of the Administrative Agent (for the benefit of the Lenders) pursuant to a properly-recorded Mortgage Instrument and Assignment of Leases.

(b) Part II of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) is a true and complete list as of the Funding Date of (i) the street address of each other Real Property Asset owned by any Borrower, (ii) the applicable Borrower which owns each such other Real Property Asset, (iii) the facility type of each such other Real Property Asset, (iv) the lease(s) to which each such other Real Property Asset is subject, and (v) the name and address of the Tenants with respect to each such other Real Property Asset.

(c) Part III of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) properly sets forth the names and addresses of all Tenants with respect to the Real Property Assets who are, to the knowledge of any Responsible Officer of the Credit Parties, (i) delinquent in paying any franchise, business, intangible, personal property taxes or real estate taxes due beyond the later of the applicable grace period with respect thereto, if any, and forty five (45) days and/or (ii) the subject of any Bankruptcy Event.

(d) Part IV of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) properly sets forth all subleases known by a Borrower to exist with respect to the Facility Leases relating to any of the Borrowing Base Assets, the termination of which could result in a material adverse effect on the applicable Tenant’s ability to continue to make scheduled payments to the applicable Borrower under the applicable Facility Lease, together with the applicable tenant with respect thereto, the remaining term of the sublease and whether or not such tenant is current on payments due thereunder.

(e) To the knowledge of the Responsible Officers of the Credit Parties, each of the facilities located on the Borrowing Base Properties owned by the Borrowers complies with the requirements of Section 6.08 of this Agreement. To the knowledge of the Responsible Officers of the Credit Parties, no condemnation or condemnation proceeding has been instituted and remained undismissed for a period in excess of ninety (90) consecutive days, in each case, with respect to a material portion of any Real Property Asset listed as a Borrowing Base Property on Part I of Schedule 5.12. To the knowledge of the Responsible Officers of the Credit Parties, no material casualty event has occurred with respect to the improvements located on any Real Property Asset listed as a Borrowing Base Property on Part I of Schedule 5.12 which has not been (or, if applicable) will not be able to be) fully remediated with available insurance proceeds.

5.13 Facility Leases; Additional Contractual Obligations.

Schedule 5.13 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) is a true, correct and complete listing of all Facility Leases as of the Funding Date (other than those set forth on Parts I or IV of Schedule 5.12). No event of default, or event or condition which with the giving of notice, the lapse of time, a determination of materiality, the satisfaction of any other condition or any combination of the foregoing, would constitute such an event of default, exists with respect to any such Facility Lease. No Facility Lease applicable to any such Borrowing Base Asset has been terminated without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld or relayed). Except as set forth on Schedule 5.13, no Borrower is a party to any contract or agreement that is subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law.

5.14 Investments.

All Investments of each Borrower (other than the Parent Borrower) are Investments permitted pursuant to Sections 7.04 and 7.05.

5.15 Solvency.

The Credit Parties are Solvent on a consolidated basis.

5.16 Taxes.

The Credit Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties (including all Real Property Assets), income or assets prior to delinquency, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Credit Party that would, if made, have a Material Adverse Effect. Other than the tax allocation agreement executed in connection with the Separation, no Credit Party is party to any tax sharing agreement.

5.17 Insurance.

All insurance coverage of the Borrowers and all insurance coverage of the Tenants with respect to the Real Property Assets of the Borrowers, in each case, as in existence as of the Funding Date and as of each date on which such schedule is subsequently updated pursuant to the terms hereof through the delivery of a Compliance Certificate, is described on the certificates attached hereto as Schedule 5.17.

5.18 No Default.

(a) No Credit Party is in default after all applicable notice and cure periods under or with respect to any Contractual Obligation that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b) No Default has occurred and is continuing.

5.19 Healthcare; Facility Representations and Warranties.

(a) Compliance With Healthcare Laws. Without limiting the generality of Section 5.09 hereof or any other representation or warranty made herein, no Credit Party and, to the knowledge of the Responsible Officers of the Credit Parties, no Tenant, is in material violation of any applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority with respect to regulatory matters primarily relating to patient healthcare (including without limitation Section 1128B of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7b (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and Section 1877 of the Social Security Act, as amended, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute” (collectively, “Healthcare Laws”) where such violation would result in a Material Adverse Effect. The Credit Parties and, to the knowledge of the Responsible Officers of the Credit Parties, each of the Tenants, have maintained in all material respects all records required to be maintained by the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the federal and state Medicare and Medicaid programs as required by the Healthcare Laws and, to the knowledge of the Responsible Officers of the Credit Parties, there are no notices of material violations of the Healthcare Laws with respect to any Credit Party, any Tenant or any of the Real Property Assets owned by any Borrower.

(b) Licenses, Permits, and Certifications.

(i) To the knowledge of the Responsible Officers of the Credit Parties, each Tenant has such permits, licenses, franchises, certificates and other approvals or authorizations of Governmental Authorities as are necessary under applicable law or regulations to own its properties and to conduct its business and to receive reimbursement under Medicare and Medicaid (including without limitation such permits as are required under such federal, state and other health care laws, and under similar licensure laws and such insurance laws and regulations, as are applicable thereto), if the failure to obtain such permits, licenses, franchises, certificates and other approvals or authorizations could reasonably be expected to result in a Material Adverse Effect. Notwithstanding the foregoing, no Borrower is the owner of any licenses or permits required for the provision of Medical Services at any of the Real Property Assets.

(ii) To the knowledge of the Responsible Officers of the Credit Parties, each Tenant has all Medicare, Medicaid and related agency supplier billing number(s) and related documentation necessary to receive reimbursement from Medicare and/or Medicaid for any Medical Service furnished by such Person in any jurisdiction where it conducts business if the failure to obtain billing number(s) or related documentation could reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Responsible Officers of the Credit Parties, no Tenant is currently subject to suspension, revocation, renewal or denial of its Medicare and/or Medicaid certification, supplier billing number(s), or Medicare and/or Medicaid participation agreement(s).

(c) HIPAA Compliance. No Credit Party is a “covered entity” within the meaning of HIPAA. In addition, to the knowledge of the Responsible Officers of the Credit Parties, no Credit Party is the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could reasonably be expected to cause a Material Adverse Effect.

(d) Medical Services. No Credit Party is in the business of providing Medical Services.

5.20 Disclosure.

Each Credit Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.21 Governmental Authorization; Other Consents.

Except for the filings, recordings and other actions necessary to create and perfect the Liens and security interests contemplated hereunder and under the other Credit Documents, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Credit Agreement or any other Credit Document.

5.22 Anti-Terrorism Laws.

Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (the “Trading with the Enemy Act”), as amended. Neither any Credit Party nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. Set forth on Schedule 5.22 is the exact legal name of each Credit Party, the state of incorporation or organization, the chief executive office, the principal place of business, the jurisdictions in which the Credit Parties are qualified to do business, the federal tax identification number and organization identification number of each of the Credit Parties as of the Funding Date.

5.23 Collateral Documents.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

5.24 Consummation of Separation.

On the Funding Date, the Separation and related transactions have been (or concurrently herewith will be) consummated substantially in accordance with the terms of the Separation Documents. As of the Funding Date, the Separation Documents have not been altered, amended or otherwise modified or supplemented or any condition thereof waived in any material respect without the prior written consent of the Administrative Agent. As of the Separation Date, each of the representations and warranties made in the Separation Documents by each of the parties thereto is true and correct in all material respects.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrowers hereby covenant and agree (on their own behalf and on behalf of the Subsidiary Guarantors and/or REIT Guarantor, as applicable) that until the Obligations, together with interest, fees and other obligations hereunder, have been paid in full and the Revolving Commitments hereunder shall have terminated:

6.01 Financial Statements.

The Borrowers shall deliver to the Administrative Agent (and the Administrative Agent shall disseminate such information pursuant to the terms of Section 6.02 hereof), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) beginning with the fiscal year ending December 31, 2010, as soon as available, but in any event within ninety (90) days (or within five (5) days of such other time period required by the SEC) after the end of each fiscal year of the REIT Guarantor, a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal year, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal year (and beginning with the fiscal year ending 2011, setting forth in each case in comparative form the figures for the previous fiscal year), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of Pricewaterhouse Cooper LLP or another Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) beginning with the fiscal year ending December 31, 2011, an attestation report of such Registered Public Accounting Firm as to the Credit Party’s

internal controls pursuant to Section 404 of Sarbanes-Oxley expressing a conclusion to which the Required Lenders do not object; and

(b) beginning with the fiscal quarter ending March 31, 2011, as soon as available, but in any event within forty-five (45) days (or within five (5) days of such other time period required by the SEC) after the end of each of the first three (3) fiscal quarters of each fiscal year of the REIT Guarantor, a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal quarter, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the REIT Guarantor’s fiscal year then ended, setting forth in each case, beginning with the quarter ending March 31, 2012, in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the REIT Guarantor as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Parties in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided, that the Administrative Agent hereby agrees that a Form 10-Q of the REIT Guarantor in form similar to that delivered to the SEC shall satisfy the requirements of this Section 6.01(b).

6.02 Certificates; Other Information.

The Borrowers shall deliver to the Administrative Agent (and the Administrative Agent shall disseminate such information pursuant to the terms of this Section 6.02), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent Borrower or the REIT Guarantor;

(b) within forty-five (45) days after the end of each fiscal quarter, a Borrowing Base Certificate calculated as of the end of the immediately prior fiscal quarter, duly completed and executed by a Responsible Officer of the Parent Borrower or the REIT Guarantor; provided, however, the Parent Borrower may, at its option, provide an updated Borrowing Base Certificate more frequently than quarterly;

(c) within forty-five (45) days following the date on which such statements and calculations are due to the respective Borrowers from the respective Tenants, quarterly operating statements and Occupancy Rate calculations concerning each of the then-existing Borrowing Base Assets;

(d) within thirty (30) days after the end of each fiscal year of the REIT Guarantor, beginning with the fiscal year ending December 31, 2010, an annual operating forecast of the REIT Guarantor containing, among other things, pro forma financial statements for the then current fiscal year and updated versions of the pro forma financial projections delivered in connection with Section 4.02(k) hereof;

(e) promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors by the independent accountants of the REIT Guarantor (or the audit committee of the board of directors of the REIT Guarantor) in respect of the REIT Guarantor (and, to the extent any such reports, letters or recommendations are prepared separately for any one or more of the Borrowers, such Borrower(s)) by independent accountants in connection with the accounts or books of the REIT Guarantor (or such Borrower(s)) or any audit of the REIT Guarantor (or such Borrower(s));

(f) promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the REIT Guarantor, and copies of all annual, regular, periodic and special reports and registration statements which the REIT Guarantor may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or to a holder of any Indebtedness owed by the REIT Guarantor in its capacity as such holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto and (ii) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters;

(g) promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to the REIT Guarantor or any Credit Party in connection with any annual, interim or special audit of the books of the REIT Guarantor (or any such Credit Party(ies));

(h) promptly upon any Responsible Officer of any Credit Party becoming aware thereof, notice of (i) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect and (ii) any other Default or Event of Default; and

(i) promptly, such additional information regarding the business, financial or corporate affairs of the Borrowers, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b), (c), (d), (e) or (f)(i) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Credit Parties post such documents, or provides a link thereto on the REIT Guarantor’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Credit Parties’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Credit Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Credit Parties hereby acknowledge that (x) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (y) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Credit Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. Each of the Credit Parties hereby agrees that (ww) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (xx) by marking Borrower Materials “PUBLIC,” the Credit Parties shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Credit Parties or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (yy) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (zz) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the Credit Parties shall be under no obligation to mark any Borrower Materials “PUBLIC”.

6.03 Preservation of Existence and Franchises.

Each Credit Party will do all things necessary to (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.06; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.04 Books and Records.

Each Credit Party will maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Credit Party except, with respect to the Subsidiary Guarantors only, such failure could not reasonably be expected to have a Material Adverse Effect.

6.05 Compliance with Law.

Each Credit Party will comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees (including, without limitation, building and zoning laws and all Healthcare Laws) applicable to it or to its business or property (including, without limitation, each Real Property Asset owned by any Borrower), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; provided that to the extent a Credit Party is unable to comply with the provisions of this Section 6.05 due to a Tenant’s act or omission such violation shall not constitute a Default or Event of Default so long as the Parent Borrower delivers a new Borrowing Base Certificate removing the applicable Borrowing Base Asset within ten (10) Business Days of a Responsible Officer of the Parent Borrower becoming aware of such violation.

6.06 Payment of Obligations.

Each Credit Party will pay and discharge (or cause to be paid or discharged) (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets (including, without limitation, each Real Property Asset owned by any Borrower), unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Credit Party and (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property, subject to rights of contest as set forth in Section 7.01 except, with respect to the Subsidiary Guarantors only, such failure could not reasonably be expected to have a Material Adverse Effect; provided that to the extent a Credit Party is unable to comply with the provisions of this Section 6.06 due to a Tenant’s act or omission such violation shall not constitute a Default or Event of Default so long as the Parent Borrower delivers a new Borrowing Base Certificate removing the applicable Borrowing Base Asset within ten (10) Business Days of a Responsible Officer of the Parent Borrower becoming aware of such violation.

6.07 Insurance.

In addition to the requirements of any of the other Credit Documents, the Credit Parties shall maintain or cause to be maintained, with financially sound and reputable insurance companies not Affiliates of any Credit Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons except, with respect to the Subsidiary Guarantors only, any failure to so maintain could not reasonably be expected to have a Material Adverse Effect. The Administrative Agent shall be named as loss payee or mortgagee (subject to restrictions contained in any Eligible Ground Lease), as its interest may appear, and/or additional insured with respect to any insurance procured with respect to the Borrowing Base Assets and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent (i) thirty (30) days prior written notice before any such policy or policies shall be canceled and (ii) fifteen (15) days prior written notice before any policy or policies shall be altered; provided that to the extent a Credit Party is unable to comply with the provisions of this Section 6.07 due to a Tenant’s act or omission such violation shall not constitute a Default or Event of Default so long as the Parent Borrower delivers a new Borrowing Base Certificate removing the applicable Borrowing Base Asset within ten (10) Business Days of a Responsible Officer of the Parent Borrower becoming aware of such violation.

6.08 Maintenance of Property.

In addition to the requirements of any of the other Credit Documents, the Borrowers shall (a) protect and preserve, or cause to be protected and preserved all Borrowing Base Assets and maintain, or cause to be maintained, in good repair, working order and condition all Borrowing Base Assets, ordinary wear and tear excepted, in accordance with applicable Facility Leases and (b) from time to time make, or cause to be made, all needed and appropriate repairs, renewals, replacements and additions to such Borrowing Base Assets, so that the business carried on in connection therewith may be properly and advantageously conducted at all times in accordance with applicable Facility Leases; provided that to the extent a Credit Party is unable to comply with the provisions of this Section 6.08 due to a Tenant’s act or omission such violation shall not constitute a Default or Event of Default so long as the Parent Borrower delivers a new Borrowing Base Certificate removing the applicable Borrowing Base Asset within ten (10) Business Days of a Responsible Officer of the Parent Borrower becoming aware of such violation.

6.09 Visits and Inspections.

The Credit Parties (subject to applicable Facility Leases), shall permit representatives and independent contractors of the Administrative Agent and each Lender to: (a) visit and inspect all Borrowing Base Assets to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its principal officers, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Administrative Agent, the applicable Credit Party shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of such Credit Party with its accountants.

6.10 Use of Proceeds.

The Borrowers shall use the proceeds of any Extension of Credit for general corporate purposes not in contravention of any Law or of any Credit Document, including, but not limited to the acquisition of Healthcare Facilities or companies owning Healthcare Facilities, funding working capital, dividends and capital expenditures (it being understood and agreed that no Borrower shall use such proceeds, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose).

6.11 Financial Covenants.

(a) Consolidated Leverage Ratio. The Credit Parties shall cause the Consolidated Leverage Ratio, as of the end of each fiscal quarter, to be equal to or less than:

Fiscal Year	March 31	June 30	September 30	December 31
2010	N/A	N/A	N/A	6.25 to 1.0
2011	6.25 to 1.0	6.25 to 1.0	6.25 to 1.0	6.25 to 1.0
2012	5.75 to 1.0	5.75 to 1.0	5.75 to 1.0	5.75 to 1.0
2013 and thereafter	5.50 to 1.0	5.50 to 1.0	5.50 to 1.0	5.50 to 1.0

(b) Consolidated Fixed Charge Coverage Ratio. The Credit Parties shall cause the Consolidated Fixed Charge Coverage Ratio, as of the end of each fiscal quarter, to be equal to or greater than 1.75 to 1.00.

(c) Consolidated Tangible Net Worth. The Credit Parties shall cause the Consolidated Tangible Net Worth as of the end of each fiscal quarter to be equal to or greater than the sum of (i) an amount equal to $162,000,000 plus (ii) an amount equal to 85% of the net cash proceeds received by the Consolidated Parties from Equity Transactions during the period following the Closing Date and ending as of the last day of the fiscal quarter for which such calculation is being performed.

(d) Distribution Limitation. The Credit Parties shall cause the aggregate cash distributions to the REIT Guarantor’s shareholders made by the REIT Guarantor during the four (4) fiscal quarter period ending as of the end of each fiscal quarter to be equal to or less than ninety-five percent (95%) of the aggregate cumulative Funds From Operations accrued during such four (4) fiscal quarter period (or such greater amount as is required for the REIT Guarantor to maintain REIT status) (it being understood that, notwithstanding anything to the contrary contained in this Section 6.11(d), the REIT Guarantor may (i) distribute to the REIT Guarantor’s shareholders any and all cash proceeds received by the REIT Guarantor in connection with any issuance or sale of shares of its Capital Stock and (ii) make unlimited distributions to the REIT Guarantor’s shareholders payable solely in the form of common stock of the REIT Guarantor).

(e) Investments of REIT Guarantor and its Subsidiaries. The REIT Guarantor shall cause the sum of (a) the aggregate book value (on a GAAP basis) of Investments by the REIT Guarantor and its Subsidiaries in land (exclusive of any land which is included in a Facility Lease), development, unconsolidated joint ventures, mortgage loans or loans to tenants or operators (each a “Non-Core Investment”) minus (b) the aggregate amount of Indebtedness secured by such Non-Core Investment (including, in any event, a pro rata share of the foregoing attributable to interests in joint ventures) to at all times be less than an amount equal to 20% of Consolidated Tangible Net Worth.

6.12 Environmental Matters.

(a) Each of the Credit Parties shall comply or shall cause Tenant to comply with all Environmental Laws in respect of the Borrowing Base Assets. The Credit Parties shall promptly take all actions necessary to prevent the imposition of any Liens on any of the Borrowing Base Assets arising out of or related to any Environmental Laws.

(b) In respect of any Borrowing Base Asset, if any Credit Party shall (i) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (ii) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against any Credit Party alleging violations of any Environmental Law or requiring any such Person to take any action in connection with the release of any Hazardous Substance or (iii) receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for costs associated with a response to or cleanup of a release of a Hazardous Substance or any damages caused thereby, the Credit Parties shall provide the Administrative Agent with a copy of such notice within ten (10) days after the receipt thereof by such Credit Party. To the extent requested by the Administrative Agent, any Borrower owning any Borrowing Base Asset or any Real Property Asset which is proposed for qualification as such shall execute and deliver to the Administrative Agent an environmental indemnity agreement with respect to thereto in form and substance acceptable to the Administrative Agent.

(c) At the request of the Required Lenders from time to time, in the event the Required Lenders have a reasonable basis to believe that Hazardous Materials in violation of Environmental Laws are present on any Borrowing Base Assets or to the extent a Default or Event of Default has occurred and is continuing, provide to the Lenders within 60 days after such request, at the expense of the Borrowers, an environmental site assessment report for any Borrowing Base Asset described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or required removal or remedial action in connection with any Hazardous Materials on such Borrowing Base Asset to cause such property to be in compliance with Environmental Laws; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Credit Parties, and the Credit Parties hereby grant and agree to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

Notwithstanding the foregoing, to the extent a Credit Party is unable to comply with the provisions of this Section 6.12 due to a Tenant’s act or omission such violation shall not constitute a Default or Event of Default so long as the Parent Borrower delivers a new Borrowing Base Certificate removing the applicable Borrowing Base Asset within ten (10) Business Days of a Responsible Officer of the Parent Borrower becoming aware of such violation.

6.13 REIT Status.

Upon timely filing (taking into account any valid extensions) of the 2011 tax returns and, at all times thereafter, the REIT Guarantor will, and will cause each of its Subsidiaries to, operate its business at all times so as to satisfy all requirements necessary to qualify and maintain the REIT Guarantor’s qualification as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code. The REIT Guarantor will maintain adequate records so as to comply with all record-keeping requirements relating to its qualification as a real estate investment trust as required by the Internal Revenue Code and applicable regulations of the Department of the Treasury promulgated thereunder and will properly prepare and timely file (taking into account any valid extensions) with the Internal Revenue Service all returns and reports required thereby.

6.14 Joinder as Borrower; Joinder as Guarantor.

(a) As a condition to the inclusion of any Borrowing Base Asset in the Borrowing Base Amount, the Credit Parties shall (i) cause such Subsidiary to become a Borrower hereunder through the execution and delivery to the Administrative Agent of a Borrower Joinder Agreement on or before the earlier of (A) the date on which a Real Property Asset owned by such Subsidiary is included in any calculation (pro forma or otherwise) of the Borrowing Base Amount and (B) the deadline for the delivery of the next Compliance Certificate pursuant to Section 6.02(a)), and (ii) cause such Subsidiary to deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Subsidiary, favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, no such Subsidiary may become a Borrower in accordance with the terms of this clause (a) unless and until the Lenders have received from the Borrowers any such documentation and other information requested by the Administrative Agent or any Lender pursuant to Section 10.19.

(b) Upon the acquisition, incorporation or other creation of any other direct or indirect Subsidiary of the REIT Guarantor (other than (i) a Subsidiary which owns or is to own a Borrowing Base Asset, which shall be governed pursuant to clause (a) above, (ii) an Unrestricted Subsidiary, (iii) a Subsidiary that is not, as of the Funding Date, a Guarantor hereunder and (iv) a

Subsidiary that is not required, by the provisions of this Agreement (including Section 11.08), to be a Guarantor hereunder), the Credit Parties shall (i) cause such Subsidiary to become a Subsidiary Guarantor hereunder through the execution and delivery to the Administrative Agent of a Subsidiary Guarantor Joinder Agreement within thirty (30) days of the acquisition, incorporation or creation of such Subsidiary, and (ii) cause such Subsidiary to deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Subsidiary.

(c) The Borrowers shall at all times subject all Borrowing Base Assets and all of their respective personal property to first priority Liens (subject in any case to Permitted Liens) in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Credit Documents and such other additional security documents as the Administrative Agent shall reasonably request, and deliver all Borrowing Base Deliverables (and any updates to any of the information or materials delivered as a portion thereof) and such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, all in form, content and scope reasonably satisfactory to the Administrative Agent. In furtherance of the Borrowers’ obligations under this Section 6.14, each of the Borrowers hereby agree that they shall, from time to time, at their own expense, promptly execute, deliver, file and/or record all further instruments and documents, and take all further action, that may be necessary, or that the Administrative Agent may reasonably request (including, without limitation, the procurement of landlord consents with respect to the assignment of the applicable Borrower’s interests in any Borrowing Base Assets), in order to (a) properly evidence the Borrowers’ Obligations hereunder or under any Credit Document or (b) perfect, continue and protect the Liens and security interests granted or purported to be granted by any Collateral Documents and to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder and under any other Credit Document with respect to any Collateral. The applicable Borrower(s) shall promptly deliver to the Administrative Agent a copy of each such instrument and evidence of its proper filing or recording, as necessary.

6.15 Further Assurances.

Each Credit Party shall, promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Credit Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Credit Documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent the rights granted or now or hereafter intended to be granted to the Administrative Agent under any Credit Document or under any other instrument executed in connection with any Credit Document to which any Credit Party is or is to be a party.

6.16 Compliance With Facility Leases.

Each Borrower shall perform and observe, in all material respects, all the terms and provisions of each Facility Lease to be performed or observed by it, maintain each such Facility Lease in full force and effect, use its commercially reasonable efforts to enforce, in all material respects, each such Facility Lease in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Facility Lease such demands and requests for material information and reports or for material action as any Borrower is entitled to make under such Facility Lease.

6.17 Appraisals.

The Borrowers agree that (a) new appraisals will be required in conjunction with any extension granted pursuant to Section 2.18, (b) the Administrative Agent shall have the right, once prior to the Maturity Date (but to the extent no Default or Event of Default has occurred and is continuing, not during the six (6) month period immediately prior to the Maturity Date), to request appraisals with respect to the Borrowing Base Assets and (c) the Parent Borrower may request that the Administrative Agent initiate a new appraisal at any time subject to the terms of this Section 6.17. The Administrative Agent shall engage all appraisers with respect to such appraisals and that the Borrowers shall pay or reimburse to the Administrative Agent all reasonable and documented costs and expenses associated therewith to the extent required by and subject to the provisions of Section 10.04 hereof.

6.18 Borrowing Base Certificates; Facility Leases.

(a) A Responsible Officer of the Parent Borrower or the REIT Guarantor shall deliver an updated Borrowing Base Certificate upon (i) any amendment to any Facility Lease to the extent permitted by Section 7.11 hereof and (ii) any material casualty or condemnation event, in either case, to the extent that such amendment or casualty event or condemnation event has had, or could reasonably be expected to have, an effect (other than a de minimus effect) on the then applicable Borrowing Base Amount or eligibility of a Real Property Asset as a Borrowing Base Asset.

(b) The Borrowers shall perform and observe in all material respects, all the terms and provisions of each Facility Lease to be performed or observed by it.

ARTICLE VII

NEGATIVE COVENANTS

The Borrowers hereby covenant and agree (on their own behalf and on behalf of the Subsidiary Guarantors and/or Parent, as applicable) that until the Obligations, together with interest, fees and other obligations hereunder, have been paid in full and the Revolving Commitments hereunder shall have terminated:

7.01 Liens.

No Borrower (other than the Parent Borrower) shall, at any time, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names any Borrower as debtor, or assign any accounts or other right to receive income, other than other than Permitted Liens. The REIT Guarantor shall not create any Lien upon the Capital Stock of the Parent Borrower owned by the REIT Guarantor and the Parent Borrower shall not create any Lien upon the Capital Stock of the Borrowers.

7.02 Indebtedness of the Borrowers (other than the Parent Borrower).

No Borrower (other than the Parent Borrower) shall create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Credit Documents;

(b) Indebtedness of the Borrowers set forth in Schedule 7.02 (and renewals, refinancings and extensions thereof); provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and capitalized interest or reserves relating thereto and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Borrowers or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c) unsecured intercompany Indebtedness of any Borrower to any Credit Party; provided, that such Indebtedness be expressly subordinated in all respects to the Obligations on terms reasonably acceptable to the Administrative Agent;

(d) obligations (contingent or otherwise) of any Borrower or any Subsidiary thereof existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person (whether from floating to fixed rate interest or fixed to floating rate interest), and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) Indebtedness of the Borrowers arising solely from unsecured guarantees of Indebtedness of the Parent Borrower pursuant to any public or private debt offering (including, without limitation the Sabra Senior Notes and any additional senior or subordinated note issuance, convertible debentures, or similar public or private issuance, but specifically excluding any bank credit facility or similar debt facility);

(f) other (i) unsecured Indebtedness and (ii) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided that such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, in an aggregate principal amount for all such Indebtedness incurred pursuant to clauses (i) and (ii) above not to exceed $1,000,000 in the aggregate for all Borrowers at any one time outstanding;

(g) Indebtedness consisting of obligations to pay insurance premiums incurred in the ordinary course of business

(h) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, indemnities, bankers’ acceptances, performance, completion and surety bonds or guarantees and similar types of obligations in the ordinary course of business;

(i) Indebtedness represented by cash management obligations and other obligations in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts; and

(j) Guarantees with respect to Indebtedness permitted under clauses (a) through (e) of this Section 7.02.

7.03 Secured Indebtedness of the REIT Guarantor and its Subsidiaries.

The covenant limiting the ability of the REIT Guarantor and certain of its Subsidiaries to incur secured indebtedness (and exceptions to such incurrence limitation) set forth in Section 4.08(b) and (d) of the Sabra Senior Note Indenture as in effect on the Closing Date hereof, shall be incorporated herein by reference in its entirety with the same effect as if set forth in full herein (with the defined terms used therein, including defined terms used in other defined terms, having the meanings assigned to them in the Sabra Senior Note Indenture) (the “Incorporated Covenant”). The Borrowers hereunder further covenant and agree that the Incorporated Covenant shall be as binding on the Borrowers as if set forth fully herein, provided that (i) the Incorporated Covenant shall run in favor of the Lenders hereunder (rather than the noteholders under the Sabra Senior Note Indenture), (ii) in the event of the amendment or modification of the covenant contained in Section 4.08(b) or (d) of the Sabra Senior Note Indenture, the Incorporated Covenant shall be as in effect immediately prior to such amendment or modification, unless the Required Lenders consent to such amendment or modification of the terms hereof, and (iii) in the event that the Sabra Senior Notes shall be refinanced, repaid, terminated or replaced by other senior notes, the Incorporated Covenant shall be as in effect immediately prior to such refinancing or replacement.

7.04 Investments of Borrowers (other than the Parent Borrower).

No Borrower (other than the Parent Borrower) shall make any Investments, except:

(a) Investments held by any Borrower in the form of cash or Cash Equivalents;

(b) Investment in (i) any other Credit Party (other than the Subsidiary Guarantors) and (ii) any Subsidiary consisting of the transfer to such Subsidiary of Real Property Assets that do not constitute Borrowing Base Assets;

(c) Investments existing as of the Closing Date and set forth in Schedule 7.03;

(d) Guarantees permitted by Section 7.02;

(e) acquisitions of personal property in the ordinary course of business to the extent required to continue to operate the Borrowers’ Businesses in the manner in which they are currently being operated;

(f) Investments in Real Property Assets;

(g) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(h) Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;

(i) any Investment consisting of prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(j) pledges or deposits by a Person under workers compensation laws, unemployment insurance laws or similar legislation, or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business

(k) Investments of a nature not contemplated in the foregoing clauses in an amount not to exceed $1,000,000 in the aggregate for all Borrowers at any time outstanding.

7.05 [Reserved].

7.06 Fundamental Changes.

Except as contemplated by the Transactions on or prior to the Funding Date, no Credit Party shall merge, dissolve, liquidate, consolidate with or into another Person; except that so long as no Default or Event of Default exists or would result therefrom, (a) any Borrower may merge or consolidate with any other Borrower, (b) any Consolidated Party (including any Unrestricted Subsidiary) which is not a Credit Party may be merged or consolidated with or into any Credit Party provided that either such Credit Party shall be the continuing or surviving corporation or the continuing or surviving corporation shall become a Credit Party as herein provided, (c) any Subsidiary Guarantor may be merged or consolidated with or into any other Subsidiary Guarantor and (d) any Subsidiary Guarantor may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

7.07 Dispositions.

The Borrowers (other than the Parent Borrower) shall not make any sale, lease, transfer or other disposition of (i) any Borrowing Base Asset, except to the extent permitted pursuant to Section 9.11 hereof; or (ii) any other material assets of the Borrowers unless (A) such sale, lease, transfer or other disposition is performed in the ordinary course of the Borrowers’ Business, (B) such transaction consists of a sale, lease, transfer or other disposition by a Borrower of Real Property Assets (not constituting Borrowing Base Assets) to a Subsidiary of such Borrower or (C) the consideration paid in connection with such other material assets (1) is in cash or Cash Equivalents, (2) is in an amount not less than the fair market value of the Property disposed of and (3) does not exceed, in the aggregate during any calendar year (for the all Borrowers and all such sales, leases, transfers or other dispositions) $500,000. The Parent Borrower shall not, in any case, transfer, sell, lease, pledge or otherwise dispose of the Capital Stock of the Borrowers held by it without the prior written consent of the Administrative Agent (which consent may be granted or withheld in the sole discretion of the Administrative Agent).

7.08 Business Activities.

No Borrower shall engage, directly or indirectly, in any business activities other than owning, developing, managing and providing secured financing for real and personal property and similar interests in leasehold properties which are owned by or net leased to healthcare operators for use as Healthcare Facilities.

7.09 Transactions with Affiliates and Insiders.

Except as contemplated by the Separation Documents and except as permitted pursuant to Section 7.04(b)(ii) and clause (ii)(B) of Section 7.07 hereof, no Borrower shall, at any time, enter into any transaction of any kind with any Affiliate of any Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Borrower as would be obtainable by such Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.10 Organization Documents; Fiscal Year.

No Credit Party shall (a) amend, modify or change, in any material respect, its organization documents or (b) change its fiscal year.

7.11 Modifications to Facility Leases.

The Borrowers (other than the Parent Borrower) shall not, without the prior written consent of the Required Lenders enter into any material amendment or modification or cancel or terminate any Facility Lease prior to its stated maturity. Notwithstanding the foregoing, the Borrowers may amend or modify or permit the amendment or modification of any Facility Lease without the Required Lenders’ prior written consent, except to the extent such amendment or modification: (i) decreases the rent or any other monetary obligations under any Facility Lease (except as set forth in the proviso to this sentence); (ii) shortens the term of any Facility Lease; (iii) releases or limits the liability of any guarantor under any Facility Lease; (iv) releases any security deposits or letters of credit or any other security or collateral under any Facility Lease; (v) consents to the assignment, delegation or other transfer of rights and obligations under any Facility Lease; or (vi) makes any other material change to the terms and conditions of any Facility Lease or increases in any material respect the obligations or liabilities of the applicable Borrower thereunder; provided, however, that to the extent such amendment, modification or restructuring of a Facility Lease involves the replacement of a Tenant, (A) the Borrowers shall have delivered to the Lenders and the Administrative Agent the (1) identity of such proposed new tenant (the “New Tenant”), (2) the proposed lease with such New Tenant (the “New Lease”) and (3) such other information as reasonably requested and (B) provided that (1) such New Tenant is an Eligible Tenant, (2) the New Lease provides for rent payments in each year which are at least eighty percent (80%) of the rent payments in each year due under the lease being amended, modified or replaced (the “Existing Facility Lease”) and (3) the New Lease is otherwise substantially similar in all material respects to the Existing Facility Lease, then within fifteen (15) Business Days after receiving the foregoing information from the Borrowers, if the Required Lenders have not either approved or disapproved such proposal, the Required Lenders shall be deemed to have approved such proposal.

7.12 Ownership of Subsidiaries.

Notwithstanding any other provisions of this Credit Agreement to the contrary, (a) no Borrower (other than the Parent Borrower) shall own any Capital Stock of any other entity; (b) no Person other than the Parent Borrower shall own any Capital Stock of any Borrower; and (c) no Borrower shall permit, create, incur, assume or suffer to exist any Lien on any Capital Stock of any Borrower (in the case of the Parent Borrower, only to the extent of the Capital Stock owned by the REIT Guarantor).

7.13 No Further Negative Pledges.

No Borrower will enter into, assume or become subject to any Negative Pledges or agreement prohibiting or otherwise restricting the existence of any Lien upon any of its Property in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Property is given as security for the Obligations, except (a) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (b) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 7.05 or Section 7.07, pending the consummation of such sale and (c) restrictions arising in connection with the Sabra Senior Notes.

7.14 Limitation on Restricted Actions.

The Borrowers (other than the Parent Borrower) will not directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to the REIT Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Borrower and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) applicable Law, (iii) any Lien or any documentation or instrument governing any Lien permitted under Section 7.01 provided that any such restriction contained therein relates only to the asset or assets subject to such Lien, (v) customary restrictions and conditions contained in any agreement relating to the sale of any Borrowing Base Assets permitted under Section 7.05 or Section 7.07, pending the consummation of such sale, or (vi) the Sabra Senior Note Indenture.

7.15 Accounting Changes.

No Borrower shall make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrowers or any other Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) Business Days after the earlier of (A) a Responsible Officer of any Credit Party becoming aware that the same has not been paid when due or (B) written notice from the Administrative Agent to the Borrowers, any other fee payable herein or any other amount payable herein or under any other Credit Document becomes due; or

(b) Specific Covenants. The Borrowers (or Credit Parties, as applicable) fail to perform or observe any term, covenant or agreement contained in any of Sections 6.03, 6.06, 6.10, 6.11, 6.14, or 6.18 or Article VII; or

(c) Other Defaults. (i) The Borrowers (or Credit Parties, as applicable) fail to perform or observe any term, covenant or agreement contained in any of Sections 6.01 or 6.02 and such failure continues for five (5) days or (ii) any Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c)(i) above) contained in any Credit Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) a Responsible Officer of the REIT Guarantor or any Borrower becoming aware of such default or (ii) written notice thereof by the Administrative Agent to the Parent Borrower (or, if such failure cannot be reasonably cured within such period, sixty (60) days, so long as the applicable Credit Party has diligently commenced such cure and is diligently pursuing completion thereof); or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by the Credit Parties and contained in this Credit Agreement, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) any Credit Party fails to perform or observe (beyond the applicable notice and grace or cure period with respect thereto, if any) any Contractual Obligation if such failure could reasonably be expected to have a Material Adverse Effect, or (ii) any Borrower or the REIT Guarantor fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise and beyond the applicable notice and grace or cure period with respect thereto, if any) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) or otherwise fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or cash collateral in respect thereof to be demanded, in each case to the extent such Indebtedness or other obligation is in an amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount; or (iii) there occurs under any Swap Contract an Early Maturity Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Borrower or the REIT Guarantor is the Defaulting Party (as defined in such Swap Contract) after expiration of any applicable notice and grace or cure periods or (B) any Termination Event (as so defined) under such Swap Contract as to which a Borrower or the REIT Guarantor is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Borrower as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Credit Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its properties; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Credit party and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any Credit Party or to all or any material part of its property is instituted without the consent of such Credit Party and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding and, in any case with respect to the Subsidiary Guarantors only, such action could reasonably be expected to have a Material Adverse Effect; or

(g) Inability to Pay Debts; Attachment. (i) Any Credit Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the properties of any Credit Party and is not released, vacated or fully bonded within thirty (30) days after its issue or levy and, in any case with respect to the Subsidiary Guarantors only, such action could reasonably be expected to have a Material Adverse Effect; or

(h) Judgments. There is entered against any Credit Party (i) any one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding (A) with respect to the Borrowers and the REIT Guarantor, the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage) and (B) with respect to the Subsidiary Guarantors, an amount that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Borrower or the REIT Guarantor under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) a Borrower or the REIT Guarantor or any ERISA Affiliate fails to pay when due, after the expiration of any applicable notice and grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Credit Documents; Guaranty. (i) Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or as a result of satisfaction in full of all the Obligations or as a result of the Administrative Agent’s failure to record and/or file where and/or when appropriate any Collateral Documents or any continuation statements, ceases to be in full force and effect; or any Credit Party contests in any manner the validity or enforceability of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; (ii) except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary Guarantor not prohibited by the terms of this Credit Agreement, the Guaranty shall cease to be in full force and effect, or any Guarantor hereunder shall deny or disaffirm such Guarantor’s obligations under such Guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty; or (iii) any Lien shall fail to be a first priority, perfected Lien on a material portion of the Collateral, taken as a whole; or

(k) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Credit Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to provide Cash Collateral as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, (c) payments of amounts due under any Treasury Management Agreement between any Credit Party and any Lender, or any Affiliate of a Lender and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to provide Cash Collateral for the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrowers nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Credit Party or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Except as otherwise specifically set forth herein, the Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Parent Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Parent Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Parent Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section, and such Lenders so acting shall have the benefit and protection of all provisions hereunder in favor of the Administrative Agent as if each of them were the Administrative Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Parent Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Credit Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Collateral and Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Credit Document, any Involuntary Disposition or any release or replacement of any Borrowing Base Asset permitted in accordance with Section 9.11, or (iii) as approved in accordance with Section 10.01.

The Lenders irrevocably authorize the Administrative Agent to release any Subsidiary Guarantor (but not the REIT Guarantor) from its obligations under the Guaranty in accordance with Section 11.08. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the authority of the Administrative Agent to release any Subsidiary Guarantor from its obligations hereunder pursuant to this Section 9.10.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property pursuant to this Section 9.10. Upon the release of any Subsidiary Guarantor pursuant to this Section 9.10 or Section 11.08, the Administrative Agent shall (to the extent applicable) deliver to the Credit Parties, upon the Credit Parties’ request and at the Credit Parties’ expense, such documentation as is reasonably necessary to evidence the release of such Guarantor from its obligations under the Credit Documents.

9.11 Addition/Removal of Borrowing Base Assets.

(a) The Borrowers may obtain releases of Borrowing Base Assets from the Liens and security interests of the Administrative Agent hereunder and under the Collateral Documents relating thereto and all Obligations hereunder and under the Collateral Documents through satisfaction of each of the following conditions:

(i) the applicable Borrower shall deliver to the Administrative Agent, not less than five (5) Business Days prior to the date of such requested release a written request for release of the applicable Borrowing Base Asset;

(ii) the applicable Borrower shall deliver, together with such request for release, a pro forma Compliance Certificate showing that, on a pro forma basis, after giving effect to such release, (A) all financial covenants contained herein shall be satisfied and (B) the outstanding principal amount of Obligations shall be less than (y) the Aggregate Committed Amount and (z) the Borrowing Base Amount (after giving effect to the removal of such Borrowing Base Asset from the calculation of the Borrowing Base Amount, if applicable, any prepayment of principal which will be made in connection with such release and any addition of any Borrowing Base Asset to occur in connection with such release);

(iii) a Responsible Officer of the REIT Guarantor, the Parent Borrower or any other Borrower shall certify in writing to the Administrative Agent that no Default or Event of Default shall exist immediately after giving effect to the applicable release, any prepayment of principal which will be made in connection with such release and any addition of any Borrowing Base Asset to occur in connection with such release;

(iv) the Administrative Agent shall have received evidence, acceptable to it in its discretion that the matters set forth in such request, Compliance Certificate and certification are true and correct in all material respects. To the extent all such conditions to release are satisfied, the Administrative Agent will, at the Borrowers’ expense, within five (5) Business Days thereafter deliver to the applicable Borrower such documentation as is reasonably necessary to evidence the release of the Administrative Agent’s security interest, if any, in the released Borrowing Base Asset(s) and release from all other Obligations; and

(v) the aggregate Collateral Value of the Borrowing Base Assets released (whether or not substituted therefore) in any fiscal year pursuant to this Section 9.12 shall not exceed $40,000,000 in the aggregate and the aggregate Collateral Value of the Borrowing Base Assets released (whether or not substituted therefore) prior to the Maturity Date shall not, in any case (and regardless of whether the $40,000,000 per year limitation is met during any given year), exceed $90,000,000 in the aggregate; and

(vi) after giving effect to any such release (x) there shall not be less than four (4) Borrowing Base Assets remaining in the Borrowing Base and (y) the Borrowing Base Amount shall not be less than $50,000,000.

(b) The Borrowers shall deliver to the Administrative Agent, immediately upon a Responsible Officer of any Credit Party obtaining knowledge of a Borrowing Base Asset failing to qualify as such, a pro forma Borrowing Base Certificate (which certificate shall include an update to the information set forth on Schedule 5.12) demonstrating that, upon giving effect to the removal from the calculation of the Borrowing Base Amount of the Collateral Value or Mortgageability Amount (as applicable) attributable to such former Borrowing Base Asset, the Borrowers shall be in compliance with Section 2.01(a) hereof.

(c) The Borrowers shall not include any Real Property Asset as a Borrowing Base Asset on any schedule, Borrowing Base Certificate or Compliance Certificate delivered in connection with this Credit Agreement unless (i) such Real Property Asset meets the definition of Borrowing Base Asset and Borrowers have otherwise satisfied the requirements set forth in this Agreement and (ii) such Real Property Asset continues to qualify as a Borrowing Base Asset as of the date of such inclusion.

(d) The Borrowers may, at any time after the Closing Date, include additional Real Property Assets as Borrowing Base Assets to the extent the following conditions are satisfied:

(i) such additional Real Property Asset satisfies the requirements set forth in the definition of Borrowing Base Assets, including, without limitation, delivery of each of the Borrowing Base Asset Deliverables with respect thereto; and

(ii) receipt of a FIRREA-compliant MAI appraisal commissioned, reviewed and approved by the Administrative Agent and the Lenders with respect to such additional Real Property Asset; provided that (A) the Administrative Agent and the Lenders shall use reasonable efforts to approve or disapprove the appraisals within fifteen (15) Business Days after they are received and a failure to approve or disapprove the appraisals in such fifteen (15) Business Day period shall be deemed to mean that such appraisals are approved and (B) to the extent any such appraisal is denied approval, the Administrative Agent and the Lenders shall specify the reasons in writing to the Borrowers for such denial.

Administrative Agent hereby agrees that such Real Property Assets may be acquired through the acquisitions of direct or indirect interest in any entity holding title to such Real Property Asset(s).

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc.

No amendment or waiver of any provision of this Credit Agreement or any other Credit Document, and no consent to any departure by the Borrower or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b) postpone any date fixed by this Credit Agreement or any other Credit Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(d) change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(f) release all or substantially all of the Collateral in any transaction or series of related transactions without the written consent of each Lender; or

(g) release all or substantially all of the Subsidiary Guarantors from their obligations hereunder (other than as provided herein or as appropriate in connection with transactions permitted hereunder) or release the REIT Guarantor from the Guaranty;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Credit Agreement and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to service of process or to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Credit Parties, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Credit Parties’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Credit Parties, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Credit Parties, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Parent Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Credit Parties or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Credit Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Credit Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Credit Parties. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Credit Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Credit Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Credit Parties. The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Credit Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party, or any Environmental Liability related in any way to any Credit Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Credit Party against such Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if such Borrower or such other Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Revolving Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Credit Parties shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside.

To the extent that any payment by or on behalf of the Credit Parties is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Credit Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Parent Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender for any assignment in respect of Revolving Loans and Revolving Commitments.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to any Credit Party or any of the Credit Parties’ Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Credit Parties or the Administrative Agent, sell participations to any Person (other than a natural person or the Credit Parties or any of the Credit Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Credit Parties, the Administrative Agent, the other Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01(a) that affects such Participant. Subject to subsection (e) of this Section, the Credit Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Parent Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Parent Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Parent Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.01(d) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Parent Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by the disclosing person or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Credit Parties.

For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof, provided that, in the case of information received from a Credit Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledge that (a) the Information may include material non-public information concerning the Credit Parties, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Set-off.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Credit Parties against any and all of the obligations of the Credit Parties now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations of the Credit Parties may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Parent Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Section 10.08, if at any time any Lender or any of their respective Affiliates maintains one or more deposit accounts for the Borrowers or any other Credit Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

10.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness.

This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

10.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Extension or Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability.

If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders.

If any Lender can no longer make Eurodollar Loans under Section 3.02 or if any Lender is a Defaulting Lender, or if any Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to Section 10.01, requires consent of 100% of the Lenders or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; etc..

(a) GOVERNING LAW. THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) WAIVER OF VENUE. EACH BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN

SECTION 10.02. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Conflict.

To the extent there is any conflict or inconsistency between the provisions hereof and the provisions of any other Credit Document, this Credit Agreement shall control.

10.17 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Borrowers, on behalf of themselves and the other Credit Parties, acknowledge and agree, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent, the Lenders and the Arranger are arm’s-length commercial transactions between the Credit Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arranger, on the other hand, (B) each of the Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Credit Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, each Lender and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Credit Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Lender nor any Arranger has any obligation to any Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Lenders and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and neither the Administrative Agent, any Lender nor any Arranger has any obligation to disclose any of such interests to the Credit Parties or any of their respective Affiliates. To the fullest extent permitted by law, each of the Credit Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.18 Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.19 USA Patriot Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.20 California Real Property Assets.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, AT ANY TIME THAT ANY OF THE OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY ASSETS LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY CREDIT DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR, TO THE EXTENT REQUIRED BY SECTION 8.3 OF THIS AGREEMENT, ALL OF THE LENDERS, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE,

OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.

ARTICLE XI

GUARANTY

11.01 The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to each Lender and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Swap Contracts the obligations of each Guarantor under this Agreement and the other Credit Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

11.02 Obligations Unconditional. The obligations of the Guarantors under Section 11.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or Swap Contracts, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Article XI until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Credit Documents or any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Swap Contracts shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented, waived or amended in any respect, or any right under any of the Credit Documents or any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or any Swap Contract shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected, or shall be released in accordance with the terms of this Agreement;

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of the Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of the Guarantor); or

(f) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or any Swap Contract or against any other Person under any other guarantee of, or security for, any of the Obligations.

11.03 Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

11.04 Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 11.02 and through the exercise of rights of contribution pursuant to Section 11.06.

11.05 Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 8.02) for purposes of Section 11.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

11.06 Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Credit Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

11.07 Guarantee of Payment; Continuing Guarantee. The guarantee in this Article XI is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

11.08 Release of Subsidiary Guarantors; Certain Exempt Subsidiaries. Within five (5) Business Days following the written request by a Responsible Officer of Parent Borrower, the Administrative Agent, on behalf of the Lenders, shall release a Subsidiary Guarantor from its obligations under the Guaranty to the extent that the following conditions are satisfied to the reasonable satisfaction of the Administrative Agent: (a) there is no Event of Default existing under the Agreement either at the time of such request or at the time such Subsidiary Guarantor is released; and (b) such Responsible Officer of Parent Borrower delivers to Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent stating that (i) such request is being made in connection with any of the following: (A) such Subsidiary Guarantor becoming an Unrestricted Subsidiary under the Sabra Senior Note Indenture; (B) such Subsidiary Guarantor is obtaining financing to be secured by, among other things, real property owned or ground leased by such Subsidiary Guarantor and the terms of such financing prohibits such Subsidiary Guarantor from remaining obligated under the Guaranty; (C)

such Subsidiary Guarantor is acquiring an entity which owns, or assets which include, real property upon which existing financing is to be assumed by such Subsidiary Guarantor and the terms of such existing financing prohibit such Subsidiary Guarantor from remaining obligated under the Guaranty; (D) such Subsidiary Guarantor is acquiring an entity which owns, or assets which include, real property and, in connection therewith, such Subsidiary Guarantor is obtaining acquisition financing, the terms of which prohibit such Subsidiary Guarantor from remaining obligated under the Guaranty; or (E) such Subsidiary Guarantor is being released from its obligation with respect to the Sabra Senior Note Indenture for any reason not described in clauses (A) through (D) above and (ii) such Subsidiary Guarantor will also be released from its guaranty obligations under the Sabra Senior Notes.

In addition, a Subsidiary shall not be required to become a Subsidiary Guarantor hereunder (a) to the extent it is being acquired or being formed in connection with any of the transactions described in clauses (b)(i)(A) through (D) above, and the terms of the applicable financing documentation prohibit such Subsidiary from becoming a Subsidiary Guarantor hereunder, or (b) if such Subsidiary is otherwise not required by the terms of the Sabra Senior Note Indenture to become a guarantor of any of the obligations thereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWERS:	SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware limited partnership

		By:	SABRA HEALTH CARE REIT, INC., Its General Partner

		By:	/s/ Harold Andrews
		Name:	Harold Andrews
		Title:	Treasurer and Secretary

SABRA IDAHO, LLC
SABRA CALIFORNIA II, LLC
SUNSET POINT NURSING CENTER LLC
SABRA NEW MEXICO, LLC
SABRA OHIO, LLC
SABRA KENTUCKY, LLC
SABRA NC, LLC
CONNECTICUT HOLDINGS I LLC
SABRA CONNECTICUT II LLC
WEST BAY NURSING CENTER LLC
ORCHARD RIDGE NURSING CENTER LLC
OAKHURST MANOR NURSING CENTER LLC

	By:	/s/ Brandi Riddle
	Name:	Brandi Riddle
	Title:	Treasurer

REIT GUARANTOR:	SABRA HEALTH CARE REIT, INC.,
a Maryland corporation

	By:	/s/ Harold Andrews
	Name:	Harold Andrews
	Title:	Treasurer and Secretary

LENDERS:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Amie L. Edwards
	Name:	Amie L. Edwards
	Title:	Senior Vice President

BANK OF AMERICA, N.A., as L/C Issuer, Swing Line Lender and as a Lender

	By:	/s/ Amie L. Edwards
	Name:	Amie L. Edwards
	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Marc Costantino
Name:	Marc Costantino
Title:	Executive Director

CITIBANK, N.A.,
as a Lender

By:	illegible
Name:	illegible
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Ross M. Berger
Name:	Ross M. Berger
Title:	Managing Director

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ G. David Cole
Name:	G. David Cole
Title:	Authorized Signatory

Schedule 1.1A

Closing Date Mortgageability Amounts

Property Name	Operator	Address	City	State	Allocated Rent	Mortgageability Amount
Carmichael	Sun Healthcare	8336 Fair Oaks Blvd	Carmichael	CA	$1,408,054	$10,585,407
Village at Northrise (Las Cruces)	Sun Healthcare	2880 N. Roadrunner Pkwy	Las Cruces	NM	1,542,965	11,599,635
Sylvania	Sun Healthcare	5757 Whiteford Road	Sylvania	OH	1,229,467	9,242,833
Orchard Ridge (New Port Richey)	Sun Healthcare	4927 Voorhees Road	New Port Ritchey	FL	1,431,307	10,760,217
Woodland Hill (Asheboro)	Sun Healthcare	400 Vision Dr	Asheboro	NC	1,133,187	8,519,024
Meridian	Sun Healthcare	1351 W. Pine Ave	Meridian	ID	2,441,420	18,354,000
West Bay (Oldsmar)	Sun Healthcare	3865 Tampa Road	Oldsmar	FL	1,095,841	8,238,266
Oakhurst (Ocala)	Sun Healthcare	1501 SE 24th Road	Ocala	FL	2,708,482	20,361,708
Glen Hill (Danbury)	Sun Healthcare	1 Glen Hill Road	Danbury	CT	1,621,558	12,190,478
Sunset Point (Clearwater)	Sun Healthcare	1980 Sunset Point Road	Clearwater	FL	1,446,759	10,876,382
Bridge Point (Florence)	Sun Healthcare	7300 Woodspoint Drive	Florence	KY	$1,181,690	$8,883,657

			Aggregate Mortgageability Amount:			$129,611,606

Schedule 2.01

LENDERS AND COMMITMENTS

Lender	Revolving Committed Amount	Revolving Commitment Percentage
Bank of America, N.A.	$30,000,000.00	30.000000000%
Citibank, N.A.	$21,666,667.00	21.666666667%
Wells Fargo Bank, National Association	$21,666,667.00	21.666666667%
JPMorgan Chase Bank, N.A.	$21,666,666.00	21.666666666%
Royal Bank of Canada	$5,000,000.00	5.000000000%

Total:	$100,000,000.00	100.000000000%

SCHEDULE 5.01(b)

The facility owned by Harford Gardens, LLC and located in Baltimore, Maryland will remain with New Sun after the Separation as it is contemplated that such facility will be sold in the near future.

SCHEDULE 5.11

Post-Separation Organizational Chart

*	Excluded as Credit Parties; all other entities are included as Credit Parties. Correct legal name, tax identification number and jurisdiction of formation of each of the Credit Parties is shown on Schedule 5.22

Schedule 5.11-2

Sabra Health Care REIT, Inc.
99%G.P.
1% L.P.
Sabra Capital Corporation
Sabra Health Care Limited Partnership
Sabra Health Care, LLC
Sabra Health Care Holdings IV, LLC
[inactive]
Sabra Lake Drive, LLC (fka, Peak Medical Oklahoma Holdings-Lake Drive, Inc.)
Lake Drive
Unencumbered
Bay Tree Nursing Center LLC
Bay Tree
Unencumbered
Sabra Health Care Holdings III, LLC
(to hold fee titles to be transferred from Opco)
22 Centers (1)
unencumbered
Sabra Health Care Holdings I, LLC
Sabra Health Care Holdings II, LLC
Connecticut Holdings I LLC
1-Pope John Paul
2- St. Joseph's
3-St. Camillus
Unencumbered
New Hampshire Holdings LLC
1- Crestwood Care
2- The Elms Care
3- Pheasant Wood
4- Westwood
5- Applewood
unencumbered
1% L.P / Non-Managing
99% G.P. / Managing
* Sabra FHAPT, LLC (fka, Peak Medical FHAPT, Inc.)
[owns land for Forest Hills; ground lease with Sabra Forest Hills, LLC]
* Arden Real Estate Holdings, LLC
Arden House
HUD
* Harborside Northwood, LLC (to be renamed Sabra Bedford Hills, LLC
Bedford Hills
HUD
* Sabra Forest Hills, LLC (fka, Peak Medical Forest Hills, Inc.)
1- Forest Hills, SNF
2- Forest Hills, ALF
HUD
* Sabra Woodland View, LLC (fka, Peak Medical Mayfair, Inc.)
Woodland View
HUD
* Langdon Place of Dover, a NH General Partnership
Langdon Place of Dover
HUD
* Langdon Place of Keene, a NH Limited Partnership
Langdon Place of Keene
HUD
* L.P.E., a NH General Partnership
Langdon Place of Exeter
HUD

Schedule 5.11-3

(1)	The 22 centers are as follows:

1 – Perrysburg

2 – Governor’s House

3 – Madison House

4 – Willows (CT)

5 – Twin Oaks

6 – Saugus

7 – Maplewood

8 – Point Place

9 – New Lebanon

10 – Forest View

11 – Pawtuxet Village

12 – Greenwood

13 – Seminole Estates

14 – Decatur Township

15 – Glenville

16 – Monroe House

17 – Boise

18 – Gooding/Bennett Hills

19 – New Lexington

20 – Willows (CA)

21 – Renaissance Terrace

22 – Etowah Landing

Schedule 5.11-4

SCHEDULE 5.12: PART I

BORROWING BASE ASSETS

APPLICABLE BORROWER	FACILITY NAME AND ADDRESS	TYPE OF FACILITY	SUBJECT LEASE	APPLICABLE TENANT	LEASE TERMINATION DATE	OWNERSHIP INTEREST OF BORROWER IN FACILITY

OAKHURST MANOR NURSING CENTER LLC, a Massachusetts limited liability company	Oakhurst Care and Rehabilitation Center 1501 SE 24th Road Ocala, FL 64471	SNF[1]	Master Lease dated as of November 3, 2010 and described in Schedule 5.13	1501 S.E. 24TH ROAD, LLC, a Delaware limited liability company	December 31, 2020 (subject to extension as set forth therein)	Fee

SABRA NEW MEXICO, LLC, a Delaware limited liability company	The Village at Northrise 2880 N. Roadrunner Pkwy Las Cruces, NM 88011	SNF	Master Lease dated as of November 3 and described in Schedule 5.13	PEAK MEDICAL ASSISTED LIVING, LLC, a Delaware limited liability company	December 31, 2020 (subject to extension as set forth therein)	Fee

ORCHARD RIDGE NURSING CENTER LLC, a Massachusetts limited liability company	Orchard Ridge Care and Rehabilitation Center 4927 Voorhees Road New Port Richey, FL 34653	SNF	Master Lease dated as of November 3 and described in Schedule 5.13	4927 VOORHEES ROAD, LLC, a Delaware limited liability company	December 31, 2020 (subject to extension as set forth therein)	Fee

SUNSET POINT NURSING CENTER LLC, a Massachusetts limited liability company	Sunset Point Care and Rehabilitation Center 1980 Sunset Point Road Clearwater, FL 33765	SNF	Master Lease dated as of November 3 and described in Schedule 5.13	1980 SUNSET POINT ROAD, LLC, a Delaware limited liability company	December 31, 2020 (subject to extension as set forth therein)	Fee

[1]	SNF=Skilled Nursing Facility

SABRA CALIFORNIA II, LLC, a Delaware limited liability company	Carmichael Care and Rehabilitation Center 8336 Fair Oaks Blvd. Carmichael, CA 95608	SNF	Master Lease dated as of November 3 and described in Schedule 5.13	SUNBRIDGE CARMICHAEL REHABILITATION CENTER, a California corporation	December 31, 2020 (subject to extension as set forth therein)	Fee

SABRA IDAHO, LLC, a Delaware limited liability company	Meridian Care and Rehabilitation Center 1351 W. Pine Ave. Meridian, ID 83642	SNF	Master Lease dated as of November 3 and described in Schedule 5.13	SUNBRIDGE HEALTHCARE, LLC, a New Mexico limited liability company	December 31, 2020 (subject to extension as set forth therein)	Fee

SABRA CONNECTICUT II, LLC, a Delaware limited liability company	Glen Hill Care and Rehabilitation Center 1 Glen Hill Road Danbury, CT 06811	SNF	Master Lease dated as of November 3 and described in Schedule 5.13	HARBORSIDE DANBURY LIMITED PARTNERSHIP, a Massachusetts limited partnership	December 31, 2020 (subject to extension as set forth therein)	Fee

SABRA KENTUCKY, LLC, a Delaware limited liability company	Bridge Point Care and Rehabilitation Center 7300 Woodspoint Drive Florence, KY 41045	SNF	Master Lease dated as of November 3 and described in Schedule 5.13	WOODSPOINT, LLC, a Delaware limited liability company, doing business in Kentucky as Woodspoint Nursing, LLC	December 31, 2020 (subject to extension as set forth therein)	Fee

SABRA OHIO, LLC, a Delaware limited liability company	Sylvania Care and Rehabilitation Center 5757 Whiteford Road Sylvania, OH 43560	SNF	Master Lease dated as of November 3 and described in Schedule 5.13	HARBORSIDE SYLVANIA, LLC, a Delaware limited liability company	December 31, 2020 (subject to extension as set forth therein)	Fee
WEST BAY NURSING CENTER LLC, a Massachusetts limited	West Bay Care and Rehabilitation Center 3865 Tampa Road	SNF	Master Lease dated as of November 3 and described in Schedule 5.13	3865 TAMPA ROAD, LLC, a Delaware limited liability company	December 31, 2020 (subject to extension as set forth therein)	Fee

liability company	Oldsmar, FL 34677

SABRA NC, LLC, a Delaware limited liability company	Woodland Hill Care and Rehabilitation Center 400 Vision Dr. Asheboro, NC 27203	SNF	Master Lease dated as of November 3 and described in Schedule 5.13	SUNBRIDGE REGENCY-NORTH CAROLINA, INC., a North Carolina corporation	December 31, 2020 (subject to extension as set forth therein)	Fee

SCHEDULE 5.12: PART II

OTHER REAL PROPERTY ASSETS OWNED BY A BORROWER

None.

SCHEDULE 5.12: PART III

DELINQUENT TENANTS UNDER FACILITY LEASES

None.

SCHEDULE 5.12: PART IV

MATERIAL SUBLEASES

None.

SCHEDULE 5.13

FACILITY LEASES

•

That certain Master Lease dated as of November 3, 2010 by and among the entities listed as “Landlord” below and the entities listed as “Tenant” below and pursuant to which Landlord has leased to Tenant the skilled nursing facilities described therein.

Landlord Entities	Tenant Entities
OAKHURST MANOR NURSING CENTER LLC, a Massachusetts limited liability company	1501 S.E. 24TH ROAD, LLC, a Delaware limited liability company

SABRA NEW MEXICO, LLC, a Delaware limited liability company	PEAK MEDICAL ASSISTED LIVING, LLC, a Delaware limited liability company

ORCHARD RIDGE NURSING CENTER LLC, a Massachusetts limited liability company	4927 VOORHEES ROAD, LLC, a Delaware limited liability company

SUNSET POINT NURSING CENTER LLC, a Massachusetts limited liability company	1980 SUNSET POINT ROAD, LLC, a Delaware limited liability company

SABRA CALIFORNIA II, LLC, a Delaware limited liability company	SUNBRIDGE CARMICHAEL REHABILITATION CENTER, a California corporation

SABRA IDAHO, LLC, a Delaware limited liability company	SUNBRIDGE HEALTHCARE, LLC, a New Mexico limited liability company

SABRA CONNECTICUT II, LLC, a Delaware limited liability company	HARBORSIDE DANBURY LIMITED PARTNERSHIP, a Massachusetts limited partnership

SABRA KENTUCKY, LLC, a Delaware limited liability company	WOODSPOINT, LLC, a Delaware limited liability company, doing business in Kentucky as Woodspoint Nursing, LLC

SABRA OHIO, LLC, a Delaware limited liability company	HARBORSIDE SYLVANIA, LLC, a Delaware limited liability company

WEST BAY NURSING CENTER LLC, a Massachusetts limited liability company	3865 TAMPA ROAD, LLC, a Delaware limited liability company

SABRA NC, LLC, a Delaware limited liability company	SUNBRIDGE REGENCY-NORTH CAROLINA, INC., a North Carolina corporation

SCHEDULE 5.22

CREDIT PARTIES

ENTITY NAME	ADDRESS	STATE OF FORMATION	STATES WHERE QUALIFIED AS OF FUNDING DATE	FEIN	ORGANIZATION IDENTIFICATION NUMBER
BORROWERS
SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware limited partnership	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	CA	27-2712888	4822888

OAKHURST MANOR NURSING CENTER LLC, a Massachusetts limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	MA	FL	04-3072232	000992162

SABRA NEW MEXICO, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	NM	27-3541140	4875576

ORCHARD RIDGE NURSING CENTER LLC, a Massachusetts limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	MA	FL	04-3072231	000992161

SUNSET POINT NURSING CENTER LLC, a Massachusetts limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	MA	FL	04-3072233	000992163

SABRA CALIFORNIA II, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	CA	27-3540830	4875570

SABRA IDAHO, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	ID	27-3541245	4875578

SABRA CONNECTICUT II, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	CT	27-3541049	4875575

SABRA KENTUCKY, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	KY	27-3662491	4884367

SABRA OHIO, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	OH	27-3540905	4875573

WEST BAY NURSING CENTER LLC,	18500 Von Karman Avenue, Suite 550	MA	FL	04-3072226	000992160

a Massachusetts limited liability company	Irvine, CA 92612

SABRA NC, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	NC	27-3662387	4884371
REIT GUARANTOR
SABRA HEALTH CARE REIT, INC., a Maryland corporation	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	MD	CA	27-2560479	C3322907
SUBSIDIARY GUARANTORS
SABRA HEALTH CARE, L.L.C., a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	CA	27-2696900	4821914

NEW HAMPSHIRE HOLDINGS, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	NH	20-1862503	3877962

CONNECTICUT HOLDINGS I, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	CT	20-4599420	4132650

HHC 1998-I TRUST, a Massachusetts business trust	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	MA	CT	T00581103	T00581103

NORTHWEST HOLDINGS I, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE		47-0913206	3632608

395 HARDING STREET, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	OH	47-0913207	3632480

1104 WESLEY AVENUE, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	OH	47-0913211	3632489

KENTUCKY HOLDINGS I, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	KY	20-2512023	3940783

SABRA LAKE DRIVE, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	OK	75-3098968	3488098

BAY TREE NURSING CENTER, LLC, a Massachusetts limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	MA	FL	04-3071703	001037367

SABRA HEALTH CARE HOLDINGS I, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE		27-2713167	4829704

SABRA HEALTH CARE HOLDINGS II, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE		27-2713398	4829303

SABRA HEALTH CARE HOLDINGS III, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	OH, CT, MA, RI, NH, OK, IN, CA, WV, WA, ID, TN, NC, GA	27-2713574	4829305

SABRA HEALTH CARE HOLDINGS IV, LLC,	18500 Von Karman Avenue, Suite 550	DE		27-2713747	4829985

a Delaware limited liability company	Irvine, CA 92612

SABRA CAPITAL CORPORATION, a Delaware corporation	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	CA	27-3642390	4876643

SCHEDULE 7.01

DISCLOSED LIENS, IN ADDITION TO PERMITTED LIENS,

IN EXISTENCE AS OF THE CLOSING DATE

WITH RESPECT TO BORROWING BASE ASSETS

None.

SCHEDULE 7.02

INDEBTEDNESS OF BORROWERS

(OTHER THAN PARENT BORROWER)

None.

SCHEDULE 7.03

INVESTMENTS OF BORROWERS

(OTHER THAN PARENT BORROWER)

EXISTING AS OF THE CLOSING DATE)

None.

Schedule 10.02

NOTICE ADDRESSES

Credit Parties:

Sabra Health Care REIT, Inc.

18831 Von Karman, Suite 400

Irvine, CA 92612

Attention:	Richard K. Matros, Chief Executive Officer

Telephone:

Facsimile:

Email:

with a copy to:

Sherry Meyerhoff Hanson & Crance LLP

610 Newport Center Drive, Suite 1200

Newport Beach, California 92660

Attention:	Scott A. Meyerhoff
Telephone:	949-719-2195
Facsimile:	949-719-1212

E-mail: smeyerhoff@calawyers.com

Administrative Agent:

For payments and Requests for Credit Extensions:

Bank of America, N.A.

101 N. Tryon St.

Mail code: NC1-001-04-39

Charlotte, NC 28255

Attn: Nilesh Patel

Telephone: 980-386-5094

Facsimile: 704-7619-8870

Email: npatel@baml.com

Wiring Instructions:

Bank of America NA

ABA 026009593

Acct. number: 1366212250600

Acct Name: Corporate Credit Services

Ref: Sabra Health Care Limited Partnership

For all other Notices:

Bank of America, N.A.

600 Convent Street, 6th Floor

Mail Code: TX7-060-06-10

San Antonio, TX 78205

Attn: Sheri Starbuck

Phone:	210-270-5041
Fax:	214-290-8392

Email: sheri.starbuck@baml.com

with a copy to:

Bank of America, N.A.

Bank of America Corporate Center

100 N. Tryon St.

Mail Code: NC1-007-17-11

Charlotte, NC 28255-0001

Attention: Amie Edwards

Telephone: 980-387-1346

Facsimile: 980-388-6002

Email: amie.l.edwards@baml.com

Lenders:

Contact information set forth on each Lender’s administrative details form on file with the Administrative Agent.

Exhibit A

FORM OF LOAN NOTICE

Date:	, 20

To:	Bank of America, N.A., as Administrative Agent

Re:	Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”), dated as of November 3, 2010, by and among Sabra Health Care Limited Partnership (the “Parent Borrower”), each of the Subsidiaries which is a “Borrower” thereunder (together with the Parent Borrower, the “Borrowers”), Sabra Health Care REIT, Inc. (the “REIT Guarantor”), the other Guarantors party thereto, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests (select one):

A Borrowing                        A Continuation                        A Conversion

of [Revolving Loans][Swingline Loans]:

1.	On: , 20 (which is a Business Day).

2.	In the principal amount of: .

3.	Comprised of: (Type of Loan).

4.	For Eurodollar Loans: with an Interest Period of months.

With respect to any Borrowing or any conversion or continuation requested herein, the undersigned Borrower Representative hereby represents and warrants that (i) in the case of a Borrowing of Revolving Loans, (A) such request complies with the requirements of Section 2.01 of the Credit Agreement and (B) each of the conditions set forth in Section 4.03 of the Credit Agreement have been satisfied on and as of the date of such Borrowing, (ii) in the case of a Borrowing of Swingline Loans, such request complies with the requirements of the first proviso to the first sentence of Section 2.04(a) of the Credit Agreement and (iii) in the case of a Borrowing or any conversion or continuation, each of the conditions set forth in Section 2.02 of the Credit Agreement have been satisfied on and as of the date of such Borrowing or such conversion or continuation.

SABRA HEALTH CARE LIMITED PARTNERSHIP

By:
Name:
Title:

Exhibit B

FORM OF REVOLVING NOTE

[Date]

FOR VALUE RECEIVED, the undersigned (collectively, the “Borrowers”), hereby promise to pay to [INSERT LENDER] or its registered assigns (the “Lender”), in accordance with the terms and conditions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrowers under that certain Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”), dated as of November 3, 2010 by and among the Borrowers, Sabra Health Care REIT, Inc. (the “REIT Guarantor”), the other Guarantors party thereto, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrowers promise to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder (after taking into account any applicable grace periods), such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note, upon written notice to the Borrowers, may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Loans made by the Lender may be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

Except as otherwise provided for in the Credit Agreement, each Borrower, for itself, its respective successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	SABRA HEALTH CARE REIT, INC., Its General Partner

By:
Name:
Title:

SABRA IDAHO, LLC
SABRA CALIFORNIA II, LLC
SUNSET POINT NURSING CENTER LLC
SABRA NEW MEXICO, LLC
SABRA OHIO, LLC
SABRA KENTUCKY, LLC
SABRA NC, LLC
CONNECTICUT HOLDINGS I LLC
SABRA CONNECTICUT II LLC
WEST BAY NURSING CENTER LLC
ORCHARD RIDGE NURSING CENTER LLC OAKHURST MANOR NURSING CENTER LLC

By:
Name:
Title:

Exhibit C-1

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     , 200

To:	Bank of America, N.A., as Administrative Agent

Re:	Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”), dated as of November 3, 2010, by and among Sabra Health Care Limited Partnership (the “Parent Borrower”), each of the Subsidiaries which is a “Borrower” thereunder (together with the Parent Borrower, the “Borrowers”), Sabra Health Care REIT, Inc. (the “REIT Guarantor”), the other Guarantors party thereto, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned Responsible Officer of the Parent Borrower hereby certifies as of the date hereof that [he/she] is the                      of the Parent Borrower, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrowers, and that:

[Use following paragraph 1 for fiscal year-end financial statements:]

[1. Attached hereto as Schedule 1 are the financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the REIT Guarantor ended as of the above date.]

[Use following paragraph 1 for fiscal quarter-end financial statements:]

[1. Attached hereto as Schedule 1 are the financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the REIT Guarantor ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Consolidated Parties in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a review of the transactions and condition (financial or otherwise) of each of the Consolidated Parties during the accounting period covered by the attached financial statements.

3. A review of the activities of each member of the Credit Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Credit Parties have performed and observed in all material respects all their respective Obligations under the Credit Documents, and

[select one:]

[to the best knowledge of the undersigned Responsible Officer during such fiscal period, each of the Credit Parties has performed and observed in all material respects each covenant and condition of the Credit Documents applicable to it.]

[or:]

[the following covenants or conditions of the Credit Documents have not been performed or observed in all material respects and the following is a list of any Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedule 2 hereto are true and accurate in all material respects on and as of the date of this Compliance Certificate.

[5. Attached hereto are such supplements to Schedule 5.11, Schedule 5.12, Schedule 5.13 and Schedule 5.17 of the Credit Agreement, such that, as supplemented, such Schedules are accurate and complete as of the date hereof.]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                     , 20    .

SABRA HEALTH CARE LIMITED PARTNERSHIP

By:
Name:
Title:

Schedule 2

Financial Covenant Analysis

[TO BE COMPLETED BY BORROWERS]

Exhibit C-2

FORM OF BORROWING BASE CERTIFICATE

Date:                     , 20

To:	Bank of America, N.A., as Administrative Agent

Re:	Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”), dated as of November 3, 2010, by and among Sabra Health Care Limited Partnership (the “Parent Borrower”), each of the Subsidiaries which is a “Borrower” thereunder (together with the Parent Borrower, the “Borrowers”), Sabra Health Care REIT, Inc. (the “REIT Guarantor”), the other Guarantors party thereto, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The undersigned, on behalf of the Borrowers, hereby represents, warrants and certifies that, in the Borrowers’ good faith and based upon the Borrowers’ own information and the information made available to the Borrowers by the respective Tenants of the Real Property Assets, which information the undersigned believes in good faith to be true and correct in all material respects, for the fiscal quarter ended                     , 20    :

(a) Each Real Property Asset used in the calculation of the Borrowing Base Amount set forth on Schedule I hereto meets each of the criteria for qualification as a Borrowing Base Asset;

(b) Schedule I hereto accurately sets forth the Collateral Value and Mortgageability Amount of each of the Borrowing Base Assets with respect thereto; and

(c) Schedule I hereto accurately sets forth the calculation of the Borrowing Base Amount as of the end of the fiscal quarter referred to above.

The undersigned [                    ] Responsible Officer of the Parent Borrower hereby represents and warrants that he/she has the necessary power and authority to execute this Borrowing Base Certificate on behalf of the Borrowers and that such action has been duly authorized by all necessary action of the Borrowers prior to or on the date hereof.

SABRA HEALTH CARE LIMITED PARTNERSHIP

By:
Name:
Title:

Schedule 1

Borrowing Base Information

[TO BE COMPLETED BY BORROWERS]

Exhibit D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and Guaranty included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”); provided, however, the Assignor shall remain entitled to the indemnities set forth in Section 10.04 of the Credit Agreement pursuant to the terms thereof. Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an
Affiliate/Approved Fund of [identify Lender]]

3.	Borrowers:	Sabra Health Care Limited Partnership
[OTHER BORROWERS]
(collectively, the “Borrowers”)

4.	Administrative Agent:	Bank of America, N.A.

5.		Credit Agreement: The Credit Agreement dated as of November 3, 2010, by and among the Borrowers, Sabra Health Care REIT, Inc. (the “REIT Guarantor”), the other Guarantors party thereto, the Lenders party thereto and the Administrative Agent

6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned[2]	Percentage Assigned of Commitment/Loans[3]

7.	Trade Date:	[4]

8.	Effective Date:	[5]

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”)
[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[5]	To be inserted by Administrative Agent and shall be the effective date of recordation of transfer in the register therefor.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:	[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]6 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:][7]

SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware corporation

By:
Name:
Title:

[Consented to:][8]

BANK OF AMERICA, N.A., as L/C Issuer and Swing Line Lender

By:
Name:
Title:

[6]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[7]	To be deleted only if the consent of the Parent Borrower is not required by the terms of the Credit Agreement.
[8]	To be added only if the consent of the L/C Issuer is required by the terms of the Credit Agreement.

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrowers or any Guarantor, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflict of laws principles.

Exhibit E-1

FORM OF BORROWER JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of                     , 20    , is by and between [INSERT NEW BORROWER], a Delaware limited liability company (the “Subsidiary”), and BANK OF AMERICA, N. A., in its capacity as Administrative Agent under that certain Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), dated as of November 3, 2010, by and among SABRA HEALTH CARE LIMITED PARTNERSHIP (the “Parent Borrower”), the other Subsidiaries which are “Borrowers” thereunder (collectively with the Parent Borrower, the “Borrowers”), SABRA HEALTH CARE REIT, Inc. (the “REIT Guarantor”), the other Guarantors party thereto, the Lenders and Bank of America, N. A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Credit Parties are required under the provisions of Section 6.14(a) of the Credit Agreement to cause the Subsidiary to become a “Borrower”.

Accordingly, the Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Credit Agreement and a “Borrower” for all purposes of the Credit Agreement, and shall have all of the obligations of a Borrower thereunder as if it had executed the Credit Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Borrowers contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary hereby (i) jointly and severally together with the other Borrowers, agrees to promptly pay and perform the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Security Agreement, and shall have all the obligations of an “Obligor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting generality of the foregoing terms of this paragraph 2, the Subsidiary hereby grants to the Administrative Agent, for the benefit of the Lenders, a continuing security interest in, and, subject to the terms and conditions of the Security Agreement, a right of set off against any and all right, title and interest of the Subsidiary in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the Subsidiary. The Subsidiary hereby represents and warrants to the Administrative Agent that:

(i) The Subsidiary’s chief executive office and chief place of business are located at the locations set forth on Schedule 1 hereto and the Subsidiary keeps its books and records at such locations.

(ii) The type of Collateral owned by the Subsidiary and the location of all Collateral owned by the Subsidiary is as shown on Schedule 2 hereto.

(iii) The Subsidiary’s exact legal name, state of incorporation or formation, principal place of business and chief executive office as of the date hereof are as set forth on Schedule 3 hereto.

4. The address of the Subsidiary for purposes of all notices and other communications is described on Schedule 10.02 of the Credit Agreement.

5. The Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the agreement by the Subsidiary upon the execution of this Agreement by the Subsidiary.

6. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

7. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to conflict of laws principles.

IN WITNESS WHEREOF, the Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[INSERT NEW BORROWER]

By:
Name:
Title:

Schedule 1

TO FORM OF JOINDER AGREEMENT

Schedule 2

TO FORM OF JOINDER AGREEMENT

[Insert Types and Locations of Collateral]

Schedule 3

TO FORM OF JOINDER AGREEMENT

Exhibit E-2

FORM OF GUARANTY JOINDER AGREEMENT

THIS GUARANTY JOINDER AGREEMENT (this “Agreement”), dated as of                     , 20    , is by and between [INSERT NEW GUARANTOR], a [INSERT TYPE OF ORGANIZATION] (the “Subsidiary”), and BANK OF AMERICA, N. A., in its capacity as Administrative Agent under that certain Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), dated as of November 3, 2010, by and among SABRA HEALTH CARE LIMITED PARTNERSHIP (the “Parent Borrower”), the other Subsidiaries which are “Borrowers” thereunder (collectively with the Parent Borrower, the “Borrowers”), SABRA HEALTH CARE REIT, Inc. (the “REIT Guarantor”), the other Guarantors party thereto, the Lenders and Bank of America, N. A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Credit Parties are required under the provisions of Section 6.14(b) of the Credit Agreement to cause the Subsidiary to become a “Guarantor”.

Accordingly, the Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantor contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender, the Administrative Agent and each other holder of the Obligations, as provided in Article XI of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2. The address of the Subsidiary for purposes of all notices and other communications is described on Schedule 10.02 of the Credit Agreement.

3. The Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the Subsidiary upon the execution of this Agreement by the Subsidiary.

4. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

5. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to conflict of laws principles.

IN WITNESS WHEREOF, the Subsidiary has caused this Guaranty Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[INSERT NEW GUARANTOR]

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N. A., as Administrative Agent

By:
Name:
Title:

Exhibit F

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT (this “Agreement”) dated as of                     , 200     to the Credit Agreement referenced below is by and among [INSERT NEW LENDER] (the “New Lender”), Sabra Health Care Limited Partnership (the “Parent Borrower”), the other Subsidiaries which are “Borrowers” thereunder (collectively with the Parent Borrower, the “Borrowers”), the Guarantors, the Lenders and Bank of America, N. A., as Administrative Agent. All of the defined terms of the Credit Agreement are incorporated herein by reference.

W I T N E S S E T H

WHEREAS, pursuant to that Credit Agreement dated as of November 3, 2010 (as amended and modified from time to time, the “Credit Agreement”), by and among the Borrowers, SABRA HEALTH CARE REIT, Inc. (the “REIT Guarantor”), the other Guarantors party thereto, the Lenders and Bank of America, N. A., as Administrative Agent, the Lenders have agreed to provide the Borrowers with a revolving credit facility;

WHEREAS, pursuant to Section 2.01(d) of the Credit Agreement, the Borrowers have requested that the New Lender provide an additional Revolving Commitment under the Credit Agreement; and

WHEREAS, the New Lender has agreed to provide the additional Revolving Commitment on the terms and conditions set forth herein and to become a “Lender” under the Credit Agreement in connection therewith;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The New Lender hereby agrees to provide Commitments to the Borrowers in the amounts set forth on Schedule 2.01 to the Credit Agreement as attached hereto. The Revolving Commitment Percentage of the New Lender shall be as set forth on Schedule 2.01.

2. The New Lender shall be deemed to have purchased without recourse a risk participation from the L/C Issuer in all Letters of Credit issued or existing under the Credit Agreement (including Existing Letters of Credit) and the obligations arising thereunder in an amount equal to its pro rata share of the obligations under such Letters of Credit (based on the Revolving Commitment Percentages of the Lenders as set forth on Schedule 2.01 as attached hereto), and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the L/C Issuer therefor and discharge when due, its pro rata share of the obligations arising under such Letter of Credit.

3. The New Lender (a) represents and warrants that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of business and that it will make or acquire Loans for its own account in the ordinary course of business, (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the

Credit Agreement; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (e) agrees that, as of the date hereof, the New Lender shall (i) be a party to the Credit Agreement and the other Credit Documents, (ii) be a “Lender” for all purposes of the Credit Agreement and the other Credit Documents, (iii) perform all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a “Lender” under the Credit Agreement and (iv) shall have the rights and obligations of a Lender under the Credit Agreement and the other Credit Documents.

4. Each of the Borrowers agree that, as of the date hereof, the New Lender shall (i) be a party to the Credit Agreement and the other Credit Documents, (ii) be a “Lender” for all purposes of the Credit Agreement and the other Credit Documents, and (iii) have the rights and obligations of a Lender under the Credit Agreement and the other Credit Documents.

5. The address of the New Lender for purposes of all notices and other communications is                     ,                                         , Attention of                      (Facsimile No.                     ).

6. This Agreement may be executed in any number of counterparts and by the various parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one contract. Delivery of an executed counterpart of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

7. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to conflict of laws principles.

IN WITNESS WHEREOF, each of the parties hereto has caused this Lender Joinder Agreement to be executed by a duly authorized officer as of the date first above written.

NEW LENDER:	[INSERT NEW LENDER],
as New Lender

By:
Name:
Title:

BORROWERS:	SABRA HEALTH CARE LIMITED PARTNERSHIP
[BORROWERS]

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT G

FORM OF SECURITY AND PLEDGE AGREEMENT

(for Borrowers other than the Parent Borrower)

THIS SECURITY AND PLEDGE AGREEMENT (this “Agreement”) is entered into as of November 3, 2010 among the parties identified as “Obligors” on the signature pages hereto and such other parties that may become Obligors hereunder after the date hereof (individually an “Obligor”, and collectively the “Obligors”) and Bank of America, N.A., in its capacity as administrative agent (in such capacity, the “Administrative Agent”) for the holders of the Secured Obligations (defined below).

RECITALS

WHEREAS, pursuant the certain Credit Agreement dated as of the date hereof (as amended, modified, extended, renewed or replaced from time to time, the “Credit Agreement”) among the Borrowers, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent, the Lenders have agreed to make Loans and issue Letters of Credit upon the terms and subject to the conditions set forth therein; and

WHEREAS, it is a condition precedent to the obligations of the Lenders to fund their respective Loans and to participate in Letters of Credit under the Credit Agreement (but not the effectiveness of the Credit Agreement) that the Obligors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the holders of the Secured Obligations.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement, and the following terms shall have the meanings set forth in the UCC (defined below): Accession, Account, Adverse Claim, As-Extracted Collateral, Chattel Paper, Commercial Tort Claim, Consumer Goods, Deposit Account, Document, Electronic Chattel Paper, Equipment, Farm Products, Financial Asset, Fixtures, General Intangible, Goods, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Manufactured Home, Proceeds, Securities Account, Security Entitlement, Security, Software, Supporting Obligation and Tangible Chattel Paper.

(b) In addition, the following terms shall have the following meanings:

“Collateral” has the meaning provided in Section 2 hereof.

“Pledged Equity” means, with respect to each Obligor, (i) 100% of the issued and outstanding Equity Interests of each direct Domestic Subsidiary of such Obligor and (ii) 65% of the issued and outstanding Equity Interests of each direct Foreign Subsidiary of such Obligor (or such greater percentage that, due to a change in an applicable Law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and all of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) that are directly owned by such Obligor, in each case together with the certificates (or other agreements or instruments), if any, representing such shares, and all options and other rights, contractual or otherwise, with respect thereto, including, but not limited to, the following:

(1) all Equity Interests representing a dividend thereon, or representing a distribution or return of capital upon or in respect thereof, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder thereof, or otherwise in respect thereof; and

(2) in the event of any consolidation or merger involving the issuer thereof and in which such issuer is not the surviving Person, all shares of each class of the Equity Interests of the successor Person formed by or resulting from such consolidation or merger, to the extent that such successor Person is a direct Subsidiary of an Obligor.

“Secured Obligations” means the collective reference to all of the Obligations, now existing or hereafter arising pursuant to the Credit Documents, owing from the Borrowers or any other Credit Party to any Lender or the Administrative Agent, howsoever evidenced, created, incurred or acquired, whether primary, secondary, direct, contingent, or joint and several, including, without limitation, all liabilities arising under Swap Contracts in connection with the Loans between any Obligor and any Lender, or any Affiliate of a Lender, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing.

“SNDAs” means the subordination, non-disturbance and attornment agreements to which Tenants under the Facility Leases are parties.

“Termination Date” means (a) with respect to all Obligors hereunder, the later of (i) the date upon which the Commitments terminate or otherwise expire in accordance with the terms of the Credit Agreement and (ii) the date on which all Obligations (other than indemnification obligations and other contingent obligations for which no claim has been asserted that survives the termination of the Credit Agreement or any other applicable Credit Document) are paid in full and (b) with respect to any particular Obligor hereunder, the date upon which such Obligor is released as a “Borrower” from all Secured Obligations pursuant to Section 9.11 of the Credit Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state of New York except as such term may be used in connection with the perfection of the Collateral and then the applicable jurisdiction with respect to such affected Collateral shall apply.

2. Grant of Security Interest in the Collateral. To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations, each Obligor hereby grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations, a continuing security interest in any and all right, title and interest of such Obligor in the following, whether now owned or existing or owned, acquired, or arising hereafter, including, without limitation, the following (collectively, the “Collateral”):

(a) all Accounts;

(b) all cash and currency;

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(c) all Chattel Paper;

(d) all Commercial Tort Claims identified on Schedule 2(d) attached hereto;

(e) all Deposit Accounts;

(f) all Documents;

(g) all Equipment;

(h) all Fixtures;

(i) all General Intangibles;

(j) all Instruments;

(k) all Inventory;

(l) all Investment Property;

(m) all Letter-of-Credit Rights;

(n) all Pledged Equity;

(o) all Software;

(p) all Supporting Obligations;

(q) all other personal property of such Obligor of whatever type or description; and

(r) to the extent not otherwise included, all Accessions and all Proceeds of any and all of the foregoing.

Any grant of a security interest and right of set off contained in this Section 2 shall not extend to any of the foregoing Collateral to the extent that (i) such rights are not assignable or capable of being encumbered as a matter of law or under the terms of any agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law), without the consent of the applicable parties thereto and (ii) such consent has not been obtained; provided, however, that the foregoing grant of a security interest shall extend to any and all proceeds of the foregoing to the extent that the assignment or encumbering of such proceeds is not so restricted by applicable law or under the terms of such agreements applicable thereto.

The Obligors and the Administrative Agent, on behalf of the holders of the Secured Obligations, hereby acknowledge and agree that the security interest created hereby in the Collateral constitutes continuing collateral security for all of the Secured Obligations, whether now existing or hereafter arising.

The Obligors hereby authorize the Administrative Agent to prepare and file such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Administrative Agent may from time to time reasonably deem necessary or appropriate in

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order to perfect and maintain the security interests granted hereunder in accordance with the UCC (including authorization to describe the Collateral as “all personal property”, “all assets” or words of similar meaning).

3. Provisions Relating to Accounts.

(a) Anything herein to the contrary notwithstanding, each of the Obligors shall remain liable under each of the Accounts to observe and perform, in all material respects, all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account or as required in the ordinary course of its business, as applicable. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating to such Account pursuant hereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of an Obligor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(b) The Administrative Agent shall have the right, but not the obligation, to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and the Obligors shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection with such test verifications. The Obligors shall not be required to engage any third parties (including any auditors) to satisfy their obligations under the immediately preceding sentence. Upon the occurrence of an Event of Default and during the continuation thereof, the Administrative Agent in its own name or in the name of others may communicate with account debtors on the Accounts to verify with them, to the Administrative Agent’s reasonable satisfaction, the existence, amount and terms of any Accounts.

4. Representations and Warranties. Each Obligor hereby represents and warrants to the Administrative Agent, for the benefit of the holders of the Secured Obligations as follows:

(a) Legal Name; Chief Executive Office. Each Obligor’s exact legal name, state of incorporation or formation, principal place of business and chief executive office as of the Closing Date are as set forth on Schedule 4(a) attached hereto.

(b) Ownership. Each Obligor is the legal and beneficial owner of its Collateral and has the right to pledge, sell, assign or transfer the same. There exists no Adverse Claim with respect to the Pledged Equity owned by such Obligor.

(c) Security Interest/Priority. This Agreement creates a valid security interest in favor of the Administrative Agent, for the benefit of the holders of the Secured Obligations, in the Collateral of such Obligor in respect of which a security interest can be created under Article 9 of the UCC and, when properly perfected by filing, shall constitute a valid and perfected, first priority security interest in such Collateral (including all uncertificated Pledged Equity consisting of partnership or limited liability company interests that do not constitute Securities), to the extent such security interest can be perfected by filing under the UCC, free and clear of all Liens except for Permitted Liens. The taking possession by the Administrative Agent of the certificated securities (if any) evidencing the Pledged Equity and all other Instruments constituting Collateral will perfect and establish the first priority of the Administrative Agent’s security interest in all the

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Pledged Equity evidenced by such certificated securities and such Instruments (so long as the Administrative Agent takes possession thereof without knowledge that its security interest therein violates the rights of another secured party). With respect to any Collateral consisting of a Deposit Account, Security Entitlements or held in a Securities Account, upon execution and delivery by the applicable Obligor, the applicable Securities Intermediary and the Administrative Agent of an agreement granting “control” (as defined in Section 8-106 or 9-104 of the UCC, as applicable) to the Administrative Agent over such Collateral, the Administrative Agent shall have a valid and perfected, first priority security interest in such Collateral.

(d) Types of Collateral. None of the Collateral consists of, or is the Accessions or the Proceeds of, As-Extracted Collateral, Consumer Goods, standing timber, Farm Products or Manufactured Homes.

(e) Accounts. (i) each Account arises out of (A) a bona fide sale of goods sold and delivered by such Obligor (or is in the process of being delivered) or (B) services theretofore actually rendered by such Obligor to, the account debtor named therein, (ii) no Account of an Obligor is evidenced by any Instrument or Chattel Paper unless such Instrument or Chattel Paper has been theretofore endorsed over and delivered to, or submitted to the control of, the Administrative Agent other than those having a value which does not exceed $50,000 individually or $150,000 in the aggregate, (iii) no surety bond was required or given in connection with any Account of an Obligor or the contracts or purchase orders out of which they arose and (iv) the right to receive payment under each Account is assignable.

(f) Equipment and Inventory. With respect to any Equipment and/or Inventory of an Obligor, each such Obligor has exclusive possession and control of such Equipment and Inventory of such Obligor except for (i) Equipment leased by such Obligor as a lessee, (ii) Equipment subject to a Facility Lease or (iii) Equipment or Inventory in transit with common carriers. No Inventory of an Obligor is held by a Person other than an Obligor pursuant to consignment, sale or return, sale on approval or similar arrangement.

(g) Authorization of Pledged Equity. All Pledged Equity is duly authorized and validly issued, is fully paid and, to the extent applicable, nonassessable and is not subject to the preemptive rights of any Person.

(h) No Other Equity Interests, Instruments, Etc. As of the Closing Date, (i) no Obligor owns any certificated Equity Interests in any Subsidiary that are required to be pledged and delivered to the Administrative Agent hereunder except as set forth on Schedule 1(b) hereto, and (ii) no Obligor holds any Instruments, Documents or Tangible Chattel Paper required to be pledged and delivered to the Administrative Agent pursuant to Section 4(a) of this Agreement other than as set forth on Schedule 4(h) hereto. All such certificated securities, Instruments, Documents and Tangible Chattel Paper have been delivered to the Administrative Agent, other than those having a value which does not exceed $50,000 individually or $150,000 in the aggregate.

(i) Partnership and Limited Liability Company Interests. Except as previously disclosed in writing to the Administrative Agent, none of the Pledged Equity consisting of partnership or limited liability company interests (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a Security governed by Article 8 of the UCC, (iii) is an Investment Company Security, or (iv) is held in a Securities Account.

(j) Mergers, Etc. The Obligors have provided information to the Administrative Agent (in form and substance reasonably acceptable to the Administrative Agent) of mergers,

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consolidations or other changes in structure of the Obligors or any tradenames used by the Obligors in the five years prior to the Closing Date.

(k) Consents; Etc. There are no restrictions in any Organization Document governing any Pledged Equity or any other document related thereto which would limit or restrict (i) the grant of a Lien pursuant to this Agreement on such Pledged Equity, (ii) the perfection of such Lien or (iii) the exercise of remedies in respect of such perfected Lien in the Pledged Equity as contemplated by this Agreement other than those for which consents have already been obtained. Except for (i) the filing or recording of UCC financing statements, (ii) the filing of appropriate notices with the United States Patent and Trademark Office and the United States Copyright Office, (iii) obtaining “control” (as defined in Section 8-106 or 9-104 of the UCC, as applicable) to perfect the Liens created by this Agreement (to the extent required under Section 4(a) hereof), (iv) such actions as may be required by Laws affecting the offering and sale of securities, (v) such actions as may be required by applicable foreign Laws affecting the pledge of the Pledged Equity of Foreign Subsidiaries, (vi) in the case of any portion of the “Collateral” consisting of an interest in a policy of insurance, such actions as may be required by applicable Law affecting the creation or perfection of a security interest in such interest, and (vii) consents, authorizations, filings or other actions which have been obtained or made, no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder, member or creditor of such Obligor), is required for (A) the grant by such Obligor of the security interest in the Collateral granted hereby or for the execution, delivery or performance of this Agreement by such Obligor, (B) the perfection of such security interest (to the extent such security interest can be perfected by filing under the UCC, the granting of control (to the extent required under Section 4(a) hereof) or by filing an appropriate notice with the United States Patent and Trademark Office or the United States Copyright Office) or (C) the exercise by the Administrative Agent or the holders of the Secured Obligations of the rights and remedies provided for in this Agreement.

(l) Commercial Tort Claims. As of the Closing Date, no Obligor has any Commercial Tort Claims other than as set forth on Schedule 2(d) hereto.

5. Covenants. Each Obligor covenants that, until the Termination Date, such Obligor shall:

(a) Other Liens. Defend the Collateral against the claims and demands of all other parties claiming an interest therein, keep the Collateral free from all Liens, except for Permitted Liens, and not sell, exchange, transfer, assign, lease or otherwise dispose of the Collateral or any interest therein, except as permitted under the Credit Agreement or any other Credit Document.

(b) Preservation of Collateral. Not use the Collateral in violation of the provisions of this Agreement or in violation in any material respect of the provisions of any other agreement relating to the Collateral or any policy insuring the Collateral or any applicable statute, law, bylaw, rule, regulation or ordinance.

(c) Instruments/Chattel Paper/Documents/Pledged Equity/Control.

(i) If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Tangible Chattel Paper, or if any property constituting Collateral shall be stored or shipped subject to a Document, such Obligor shall ensure that such Instrument, Tangible Chattel Paper or Document is either in the possession of such Obligor at all times or, if requested by the Administrative Agent, is promptly delivered to the Administrative Agent duly endorsed in a manner satisfactory to the

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Administrative Agent. Such Obligor shall ensure that any Collateral consisting of Tangible Chattel Paper is marked with a legend acceptable to the Administrative Agent indicating the Administrative Agent’s security interest in such Tangible Chattel Paper.

(ii) Deliver to the Administrative Agent promptly upon the receipt thereof by or on behalf of an Obligor, all certificates and instruments constituting Pledged Equity (if any). Prior to delivery to the Administrative Agent, all such certificates constituting Pledged Equity shall be held in trust by such Obligor for the benefit of the Administrative Agent pursuant hereto. All such certificates representing Pledged Equity shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, substantially in the form provided in Exhibit 4(a)(ii) hereto.

(iii) Execute and deliver all agreements, assignments, instruments or other documents as reasonably requested by the Administrative Agent for the purpose of obtaining and maintaining control with respect to any Collateral consisting of (A) Investment Property, (B) Letter-of-Credit Rights and (C) Electronic Chattel Paper.

(iv) Upon the request of the Administrative Agent, execute and deliver all agreements, assignments, instruments or other documents as reasonably requested by the Administrative Agent for the purpose of obtaining and maintaining control with respect to any Collateral consisting of Deposit Accounts.

(d) Change in Structure, Location or Type. Not, without providing at least twenty (20) days prior written notice to the Administrative Agent, change its name or state of formation or be party to a merger, consolidation or other change in structure.

(e) [Reserved].

(f) Filing of Financing Statements, Notices, etc. Except to the extent otherwise provided herein, each Obligor shall execute and deliver to the Administrative Agent such agreements, assignments or instruments (including affidavits, notices, reaffirmations and amendments and restatements of existing documents, as the Administrative Agent may reasonably request) and do all such other things as the Administrative Agent may reasonably deem necessary or appropriate (i) to assure to the Administrative Agent its security interests hereunder, including such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Administrative Agent may from time to time reasonably request in order to perfect and maintain the security interests granted hereunder in accordance with the UCC, (ii) to consummate the transactions contemplated hereby and (iii) to otherwise protect and assure the Administrative Agent of its rights and interests hereunder. Furthermore, each Obligor also hereby irrevocably makes, constitutes and appoints the Administrative Agent, its nominee or any other person whom the Administrative Agent may designate, as such Obligor’s attorney in fact with full power and for the limited purpose to sign in the name of such Obligor any financing statements, or amendments and supplements to financing statements, renewal financing statements, notices or any similar documents which in the Administrative Agent’s reasonable discretion would be necessary or appropriate in order to perfect and maintain perfection of the security interests granted hereunder, such power, being coupled with an interest, being and remaining irrevocable until such time as the Secured Obligations arising under the Credit Documents have been paid in full and the Commitments have expired or been terminated. Each Obligor hereby agrees that a carbon, photographic or other reproduction of this Agreement or any such financing statement is sufficient for filing as a financing statement by the Administrative Agent without notice thereof to such

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Obligor wherever the Administrative Agent may in its sole discretion desire to file the same. In the event for any reason the law of any jurisdiction other than New York becomes or is applicable to the Collateral of any Obligor or any part thereof, or to any of the Secured Obligations, such Obligor agrees to execute and deliver all such instruments and to do all such other things as the Administrative Agent reasonably deems necessary or appropriate to preserve, protect and enforce the security interests of the Administrative Agent under the law of such other jurisdiction (and, if an Obligor shall fail to do so promptly upon the request of the Administrative Agent, then the Administrative Agent may execute any and all such requested documents on behalf of such Obligor pursuant to the power of attorney granted hereinabove). If any Collateral is in the possession or control of an Obligor’s agents and the Administrative Agent requests, such Obligor agrees to notify such agents in writing of the Administrative Agent’s security interest therein and, upon the Administrative Agent’s request, instruct them to hold all such Collateral for the Administrative Agents’ account and subject to the Administrative Agent’s instructions. Unless an Event of Default has occurred and is continuing, the Administrative Agent shall not give any instructions to any of the Obligor’s agents pursuant to the immediately preceding sentence.

(g) Collateral Held by Warehouseman, Bailee, etc. If any Collateral is at any time in the possession or control of a warehouseman, bailee or any agent or processor of such Obligor and the Administrative Agent so requests (i) notify such Person in writing of the Administrative Agent’s security interest therein, (ii) instruct such Person to hold all such Collateral for the Administrative Agent’s account and subject to the Administrative Agent’s instructions and (iii) use reasonable best efforts to obtain a written acknowledgment from such Person that it is holding such Collateral for the benefit of the Administrative Agent.

(h) Insurance. Insure (or cause the related Tenants to insure), repair and replace the Collateral of such Obligor in accordance with the terms and conditions of the Credit Agreement. All insurance proceeds from insurance with respect to the Collateral shall be subject to the security interest of the Administrative Agent hereunder.

(i) Commercial Tort Claims. (i) Promptly forward to the Administrative Agent an updated Schedule 2(d) listing any and all Commercial Tort Claims by or in favor of such Obligor and (ii) execute and deliver such statements, documents and notices and do and cause to be done all such things as may be reasonably required by the Administrative Agent, or required by Law to create, preserve, perfect and maintain the Administrative Agent’s security interest in any Commercial Tort Claims initiated by or in favor of any Obligor.

(j) Books and Records. Mark its books and records (and shall cause the issuer of the Pledged Equity of such Obligor to mark its books and records) to reflect the security interest granted pursuant to this Agreement.

(k) Nature of Collateral. At all times maintain the Collateral as personal property and not affix any of the Collateral to any real property in a manner which would change its nature from personal property to real property or a Fixture to real property, unless the Administrative Agent shall have a perfected Lien on such Fixture or real property.

(l) Issuance or Acquisition of Equity Interests. Not without executing and delivering, or causing to be executed and delivered, to the Administrative Agent such agreements, documents and instruments as the Administrative Agent may reasonably require, issue or acquire any Pledged Equity consisting of an interest in a partnership or a limited liability company that (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly

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provides that it is a Security governed by Article 8 of the UCC, (iii) is an investment company security, (iv) is held in a Securities Account or (v) constitutes a Security or a Financial Asset.

6. Advances. If any Event of Default has occurred and is continuing, the Administrative Agent may, at its sole option and in its sole discretion, perform the same and in so doing may expend such sums as the Administrative Agent may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against any adverse claim and all other expenditures which the Administrative Agent may make for the protection of the security hereof or which may be compelled to make by operation of law. All such sums and amounts so expended shall be repayable by the Obligors on a joint and several basis promptly upon timely notice thereof and demand therefor, shall constitute additional Secured Obligations and shall bear interest from the date said amounts are expended at the Default Rate. No such performance of any covenant or agreement by the Administrative Agent on behalf of any Obligor, and no such advance or expenditure therefor, shall relieve the Obligors of any Default or Event of Default. The Administrative Agent may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent such payment is being contested in good faith by an Obligor in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

7. Events of Default. The occurrence and continuation of an event which under the Credit Agreement would constitute an Event of Default shall be an Event of Default hereunder (an “Event of Default”).

8. Remedies.

(a) General Remedies. If an Event of Default has occurred and is continuing, the Administrative Agent shall have, in addition to the rights and remedies provided herein, in the Credit Documents, in any Swap Contract between any Obligor and any Lender in connection with the Loans or by law (including, but not limited to, levy of attachment, garnishment and the rights and remedies set forth in the UCC of the jurisdiction applicable to the affected Collateral), the rights and remedies of a secured party under the UCC (regardless of whether the UCC is the law of the jurisdiction where the rights and remedies are asserted and regardless of whether the UCC applies to the affected Collateral). Further, the Administrative Agent may, with or without judicial process or the aid and assistance of others, subject to the applicable rights of the Tenants under the Facility Leases and the SNDAs, if an Event of Default has occurred and is continuing, and upon either acceleration of the Secured Obligations pursuant to the terms and conditions of the Credit Agreement or the maturity of the Secured Obligations and the Obligors’ failure to pay the Secured Obligations, (i) enter on any premises on which any of the Collateral may be located and, without resistance or interference by the Obligors, take possession of the Collateral, (ii) dispose of any Collateral on any such premises, (iii) require the Obligors to assemble and make available to the Administrative Agent at the expense of the Obligors any Collateral at any place and time designated by the Administrative Agent which is reasonably convenient to both parties, (iv) remove any Collateral from any such premises for the purpose of effecting sale or other disposition thereof, and/or (v) without demand and without advertisement, notice, hearing or process of law, all of which each of the Obligors hereby waives to the fullest extent permitted by Law, at any place and time or times, sell and deliver any or all Collateral held by or for it at public or private sale (which in the case of a private sale of Pledged Equity, shall be to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof), at any exchange or broker’s board or elsewhere, by one or more

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contracts, in one or more parcels, for Money, upon credit or otherwise, at such prices and upon such terms as the Administrative Agent deems advisable, in its sole discretion (subject to any and all mandatory legal requirements). Each Obligor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner and, in the case of a sale of Pledged Equity, that the Administrative Agent shall have no obligation to delay sale of any such securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act of 1933. Neither the Administrative Agent’s compliance with applicable Law nor its disclaimer of warranties relating to the Collateral shall be considered to adversely affect the commercial reasonableness of any sale. To the extent the rights of notice cannot be legally waived hereunder, each Obligor agrees that any requirement of reasonable notice shall be met if such notice, specifying the place of any public sale or the time after which any private sale is to be made, is personally served on or mailed, postage prepaid, to the Obligor in accordance with the notice provisions of Section 10.02 of the Credit Agreement at least 10 days before the time of sale or other event giving rise to the requirement of such notice. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Obligor further acknowledges and agrees that any offer to sell any Pledged Equity which has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such offer may be advertised without prior registration under the Securities Act of 1933), or (ii) made privately in the manner described above shall be deemed to involve a “public sale” under the UCC, notwithstanding that such sale may not constitute a “public offering” under the Securities Act of 1933, and the Administrative Agent may, in such event, bid for the purchase of such securities. The Administrative Agent shall not be obligated to make any sale or other disposition of the Collateral regardless of notice having been given. To the extent permitted by applicable Law, any holder of Secured Obligations may be a purchaser at any such sale. To the extent permitted by applicable Law, each of the Obligors hereby waives all of its rights of redemption with respect to any such sale. Subject to the provisions of applicable Law, the Administrative Agent may postpone or cause the postponement of the sale of all or any portion of the Collateral by announcement at the time and place of such sale, and such sale may, without further notice, to the extent permitted by Law, be made at the time and place to which the sale was postponed, or the Administrative Agent may further postpone such sale by announcement made at such time and place.

(b) Remedies Relating to Accounts. If an Event of Default has occurred and is continuing, whether or not the Administrative Agent has exercised any or all of its rights and remedies hereunder, (i) each Obligor will promptly upon request of the Administrative Agent instruct all account debtors to remit all payments in respect of Accounts to a mailing location selected by the Administrative Agent and (ii) the Administrative Agent or its designee shall have the right to enforce any Obligor’s rights against its customers and account debtors and may notify any Obligor’s customers and account debtors that the Accounts of such Obligor have been assigned to the Administrative Agent or of the Administrative Agent’s security interest therein, and may (either in its own name or in the name of an Obligor or both) demand, collect (including without limitation by way of a lockbox arrangement), receive, take receipt for, sell, sue for, compound, settle, compromise and give acquittance for any and all amounts due or to become due on any Account, and, in the Administrative Agent’s discretion, file any claim or take any other action or proceeding to protect and realize upon the security interest of the holders of the Secured Obligations in the Accounts. Each Obligor acknowledges and agrees that the Proceeds of its Accounts remitted to or on behalf of the Administrative Agent in accordance with the provisions hereof shall be solely for the Administrative

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Agent’s own convenience and that such Obligor shall not have any right, title or interest in such Accounts or in any such other amounts except as expressly provided herein. Neither the Administrative Agent nor the holders of the Secured Obligations shall have any liability or responsibility to any Obligor for acceptance of a check, draft or other order for payment of money bearing the legend “payment in full” or words of similar import or any other restrictive legend or endorsement or be responsible for determining the correctness of any remittance. Each Obligor hereby agrees to indemnify the Administrative Agent and the Lenders from and against all liabilities, damages, losses, actions, claims, judgments, costs, expenses, charges and reasonable attorneys’ fees suffered or incurred by the Administrative Agent or the Lenders (each, an “Indemnified Party”) because of the maintenance of the foregoing arrangements except as relating to or arising out of the gross negligence or willful misconduct of an Indemnified Party or its officers, employees or agents. In the case of any investigation, litigation or other proceeding, the foregoing indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by an Obligor, its directors, shareholders or creditors or an Indemnified Party or any other Person or any other Indemnified Party is otherwise a party thereto.

(c) Access. In addition to the rights and remedies hereunder, if an Event of Default has occurred and is continuing, subject to the rights of the Tenants under the Facility Leases and the SNDAs, (i) the Administrative Agent shall have the right to enter and remain upon the various premises of the Obligors without cost or charge to the Administrative Agent, and use the same, together with materials, supplies, books and records of the Obligors for the purpose of collecting and liquidating the Collateral, or for preparing for sale and conducting the sale of the Collateral, whether by foreclosure, auction or otherwise; and (ii) in addition, the Administrative Agent may remove Collateral, or any part thereof, from such premises and/or any records with respect thereto, in order to effectively collect or liquidate such Collateral.

(d) Nonexclusive Nature of Remedies. Failure by the Administrative Agent or the holders of the Secured Obligations to exercise any right, remedy or option under this Agreement, any other Credit Document, any Swap Contract between any Credit Party and any Lender in connection with the Loans or as provided by law, or any delay by the Administrative Agent or the holders of the Secured Obligations in exercising the same, shall not operate as a waiver of any such right, remedy or option. No waiver hereunder shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced and then only to the extent specifically stated, which in the case of the Administrative Agent or the holders of the Secured Obligations shall only be granted as provided herein. To the extent permitted by law, neither the Administrative Agent, the holders of the Secured Obligations, nor any party acting as attorney for the Administrative Agent or the holders of the Secured Obligations, shall be liable hereunder for any acts or omissions or for any error of judgment or mistake of fact or law other than their gross negligence or willful misconduct hereunder. The rights and remedies of the Administrative Agent and the holders of the Secured Obligations under this Agreement shall be cumulative and not exclusive of any other right or remedy which the Administrative Agent or the holders of the Secured Obligations may have.

(e) Retention of Collateral. The Administrative Agent may, after providing the notices required by Sections 9-620 and 9-621 of the UCC or otherwise complying with the requirements of applicable law of the relevant jurisdiction, accept or retain all or any portion of the Collateral in satisfaction of the Secured Obligations. Unless and until the Administrative Agent shall have provided such notices, however, the Administrative Agent shall not be deemed to have accepted or retained any Collateral in satisfaction of any Secured Obligations for any reason.

(f) Deficiency. In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Administrative Agent or the holders of the Secured

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Obligations are legally entitled, the Obligors shall be jointly and severally liable for the deficiency, together with interest thereon at the Default Rate, together with the costs of collection and the fees, charges and disbursements of counsel. Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the Obligors or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

9. Rights of the Administrative Agent.

(a) Power of Attorney. In addition to other powers of attorney contained herein, each Obligor hereby designates and appoints the Administrative Agent, on behalf of the holders of the Secured Obligations, and each of its designees or agents, as attorney-in-fact of such Obligor, irrevocably and with power of substitution, with authority to take any or all of the following actions with respect to the Collateral if an Event of Default has occurred and is continuing, and upon either acceleration of the Secured Obligations pursuant to the terms and conditions of the Credit Agreement or the maturity of the Secured Obligations and the Obligors’ failure to pay the Secured Obligations:

(i) to demand, collect, settle, compromise, adjust, give discharges and releases, all as the Administrative Agent may reasonably determine;

(ii) to commence and prosecute any actions at any court for the purposes of collecting any Collateral and enforcing any other right in respect thereof;

(iii) to defend, settle or compromise any action brought and, in connection therewith, give such discharge or release as the Administrative Agent may deem reasonably appropriate;

(iv) to receive, open and dispose of mail addressed to an Obligor and endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents evidencing payment, shipment or storage of the goods giving rise to the Collateral of such Obligor on behalf of and in the name of such Obligor, or securing, or relating to such Collateral;

(v) to sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any Collateral or the goods or services which have given rise thereto, as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes;

(vi) to adjust and settle claims under any insurance policy relating thereto;

(vii) to execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, security agreements, affidavits, notices and other agreements, instruments and documents that the Administrative Agent may determine necessary in order to perfect and maintain the security interests and liens granted in this Agreement and in order to fully consummate all of the transactions contemplated therein;

(viii) to institute any foreclosure proceedings that the Administrative Agent may deem appropriate;

(ix) to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices and other documents relating to the Collateral;

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(x) to exchange any of the Pledged Equity or other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Pledged Equity with any committee, depository, transfer agent, registrar or other designated agency upon such terms as the Administrative Agent may reasonably deem appropriate;

(xi) to vote for a shareholder resolution, or to sign an instrument in writing, sanctioning the transfer of any or all of the Pledged Equity into the name of the Administrative Agent or one or more of the holders of the Secured Obligations or into the name of any transferee to whom the Pledged Equity or any part thereof may be sold pursuant to Section 7 hereof;

(xii) to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Collateral;

(xiii) to direct any parties liable for any payment in connection with any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct;

(xiv) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral; and

(xv) do and perform all such other acts and things as the Administrative Agent may reasonably deem to be necessary, proper or convenient in connection with the Collateral.

This power of attorney is a power coupled with an interest and shall be irrevocable until the Termination Date. The Administrative Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Administrative Agent in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. The Administrative Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on the Administrative Agent solely to protect, preserve and realize upon its security interest in the Collateral.

(b) Assignment by the Administrative Agent. In connection with the resignation or replacement of the Administrative Agent and subject to the terms of the Credit Agreement, the Administrative Agent may from time to time assign the Secured Obligations and any portion thereof and/or the Collateral and any portion thereof, and the assignee shall be entitled to all of the rights and remedies of the Administrative Agent under this Agreement in relation thereto.

(c) The Administrative Agent’s Duty of Care. Other than the exercise of reasonable care to assure the safe custody of the Collateral while being held by the Administrative Agent hereunder, the Administrative Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the Obligors shall be responsible for preservation of all rights in the Collateral, and the Administrative Agent shall be relieved of all responsibility for the Collateral upon surrendering it or tendering the surrender of it to the Obligors. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the

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Administrative Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Administrative Agent shall not have responsibility for taking any necessary steps to preserve rights against any parties with respect to any of the Collateral. In the event of a public or private sale of Collateral pursuant to Section 7 hereof, the Administrative Agent shall have no responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or (ii) taking any steps to clean, repair or otherwise prepare the Collateral for sale.

(d) Voting and Payment Rights in Respect of the Pledged Equity.

(i) So long as no Event of Default shall exist, each Obligor may (A) exercise any and all voting and other consensual rights pertaining to the Pledged Equity of such Obligor or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement and (B) receive and retain any and all dividends (other than stock dividends and other dividends constituting Collateral which are addressed hereinabove), principal or interest paid in respect of the Pledged Equity to the extent they are allowed under the Credit Agreement; and

(ii) During the continuance of an Event of Default, (A) all rights of an Obligor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to clause (i)(A) above shall cease and all such rights shall thereupon become vested in the Administrative Agent which shall then have the sole right to exercise such voting and other consensual rights, (B) all rights of an Obligor to receive the dividends, principal and interest payments which it would otherwise be authorized to receive and retain pursuant to clause (i)(B) above shall cease and all such rights shall thereupon be vested in the Administrative Agent which shall then have the sole right to receive and hold as Collateral such dividends, principal and interest payments, and (C) all dividends, principal and interest payments which are received by an Obligor contrary to the provisions of clause (ii)(B) above shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Obligor, and shall be forthwith paid over to the Administrative Agent as Collateral in the exact form received, to be held by the Administrative Agent as Collateral and as further collateral security for the Secured Obligations.

(e) Releases of Collateral/Obligor.

(i) If any Collateral shall be sold, transferred or otherwise disposed of by any Obligor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Obligor, shall promptly execute and deliver to such Obligor all releases and other documents, and take such other action, reasonably necessary for the release of the Liens created hereby or by any other Collateral Document on such Collateral.

(ii) The Administrative Agent may release any of the Pledged Equity from this Agreement or may substitute any of the Pledged Equity for other Pledged Equity without altering, varying or diminishing in any way the force, effect, lien, pledge or security interest of this Agreement as to any Pledged Equity not expressly released or substituted, and this Agreement shall continue as a first priority lien on all Pledged Equity not expressly released or substituted.

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(iii) In connection with a Termination Date for a particular Obligor, effective as of such Termination Date, such Obligor shall have no further obligations or liabilities under this Agreement and any and all Collateral of such Obligor shall be automatically released from all Liens created hereby or by any other Collateral Document. The Administrative Agent, at the request and sole expense of such Obligor, shall promptly execute and deliver to such Obligor all releases and other documents, and take such other actions, reasonably necessary for the release of such Obligor and Collateral.

10. Application of Proceeds. Upon the acceleration of the Obligations pursuant to Section 8.02 of the Credit Agreement, any payments in respect of the Secured Obligations and any proceeds of the Collateral, when received by the Administrative Agent or any holder of the Secured Obligations, will be applied in reduction of the Secured Obligations in the order set forth in Section 8.03 of the Credit Agreement, and each Obligor irrevocably waives the right to direct the application of such payments and proceeds and acknowledges and agrees that the Administrative Agent shall have the continuing and exclusive right to apply and reapply any and all such payments and proceeds in the Administrative Agent’s sole discretion (but subject to Section 8.03 of the Credit Agreement, notwithstanding any entry to the contrary upon any of its books and records.

11. Costs of Counsel. If at any time hereafter, whether upon the occurrence of an Event of Default or not, the Administrative Agent employs counsel to prepare or consider reasonably necessary amendments, waivers or consents with respect to this Agreement, or to take action or make a response in or with respect to any legal or arbitral proceeding relating to this Agreement or relating to the Collateral, or to protect the Collateral or exercise any rights or remedies under this Agreement or with respect to the Collateral, then the Obligors agree to pay within twenty (20) Business Days after a reasonably detailed written invoice therefor is received by the Obligors (or upon demand if there is then a continuing Event of Default) any and all such reasonable and documented costs and expenses of the Administrative Agent, all of which costs and expenses shall constitute Secured Obligations hereunder.

12. Continuing Agreement.

(a) This Agreement shall be a continuing agreement in every respect and shall remain in full force and effect with respect to all Obligors or with respect to a particular Obligor until the occurrence of the applicable Termination Date. Upon the occurrence of the Termination Date for all Obligors, this Agreement shall be automatically terminated and the Administrative Agent and the Lenders shall, upon the request and at the expense of the Obligors, forthwith release all of its liens and security interests hereunder and shall execute and deliver all UCC termination statements and/or other documents reasonably requested by the Obligors evidencing such termination. Notwithstanding the foregoing all releases and indemnities provided hereunder shall survive termination of this Agreement.

(b) This Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any holder of the Secured Obligations as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Administrative Agent or any holder of the Secured Obligations in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.

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13. Amendments; Waivers; Modifications. This Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Section 10.01 of the Credit Agreement; provided that any update or revision to Schedule 2(d) hereof delivered by any Obligor shall not constitute an amendment for purposes of this Section 13 or Section 10.01 of the Credit Agreement.

14. Successors in Interest. Except as otherwise provided herein, this Agreement shall create a continuing security interest in the Collateral and shall be binding upon each Obligor, its successors and assigns and shall inure, together with the rights and remedies of the Administrative Agent and the holders of the Secured Obligations hereunder, to the benefit of the Administrative Agent and the holders of the Secured Obligations and their successors and permitted assigns; provided, however, that none of the Obligors may assign its rights or delegate its duties hereunder except as permitted by the terms of the Credit Agreement.

15. Notices. All notices required or permitted to be given under this Agreement shall be in conformance with Section 10.02 of the Credit Agreement.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

17. Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

18. Governing Law; Submission to Jurisdiction; Venue; WAIVER OF JURY TRIAL. The terms of Sections 10.14 and 10.15 of the Credit Agreement with respect to governing law, submission to jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

19. Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

20. Entirety. This Agreement, the other Credit Documents and any Swap Contract between any Obligor and any Lender in connection with the Loans represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents, any Swap Contract between any Obligor and any Lender in connection with the Loans or the transactions contemplated herein and therein.

21. Survival. All representations and warranties of the Obligors hereunder shall survive the execution and delivery of this Agreement, the other Credit Documents and any Swap Contract between any Obligor and any Lender in connection with the Loans, the delivery of the Revolving Notes and the making of the Loans and the issuance of the Letters of Credit under the Credit Agreement.

22. Other Security. To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Collateral (including, without limitation, real property and securities owned by an Obligor), or by a guarantee, endorsement or property of any other Person, then the Administrative Agent shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence and during the continuance of any Event of Default, and the Administrative Agent shall have the right, in its sole discretion, to determine which rights, security, liens, security interests or remedies the Administrative Agent shall at any time pursue, relinquish, subordinate, modify or take with respect

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thereto, without in any way modifying or affecting any of them or the Secured Obligations or any of the rights of the Administrative Agent or the holders of the Secured Obligations under this Agreement, under any other of the Credit Documents or under any Swap Contract between any Obligor and any Lender in connection with the Loans.

23. Joint and Several Obligations of Obligors.

(a) Each of the Obligors is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under the Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Obligors and in consideration of the undertakings of each of the Obligors to accept joint and several liability for the obligations of each of them.

(b) Each of the Obligors jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Obligors with respect to the payment and performance of all of the Secured Obligations arising under this Agreement, the other Credit Documents and any Swap Contract between any Obligor and any Lender in connection with the Loans, it being the intention of the parties hereto that all the Secured Obligations shall be the joint and several obligations of each of the Obligors without preferences or distinction among them.

(c) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of any Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the obligations of such Guarantor under the Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligation subject to avoidance under applicable law (whether federal or state and including, without limitation, Section 548 of the Bankruptcy Code).

24. Joinder. At any time after the date of this Agreement, one or more additional Persons may become party hereto by executing and delivering to the Administrative Agent a Joinder Agreement. Immediately upon such execution and delivery of such Joinder Agreement (and without any further action), each such additional Person will become a party to this Agreement as an “Obligor” and have all of the rights and obligations of an Obligor hereunder and this Agreement and the schedules hereto shall be deemed amended by such Joinder Agreement.

25. Rights of Required Lenders. All rights of the Administrative Agent hereunder, if not exercised by the Administrative Agent, may be exercised by the Required Lenders.

26. Consent of Issuers of Pledged Equity. Each issuer of Pledged Equity party to this Agreement hereby acknowledges, consents and agrees to the grant of the security interests in such Pledged Equity by the applicable Obligors pursuant to this Agreement, together with all rights accompanying such security interest as provided by this Agreement and applicable law, notwithstanding any anti-assignment provisions in any operating agreement, limited partnership agreement or similar organizational or governance documents of such issuer.

27. Credit Agreement and SNDA. The Loans are governed by the terms and conditions set forth in the Credit Agreement and the other Credit Documents and in the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control. In addition, to the extent that the Obligors and the Administrative Agent are parties to the SNDAs, and the terms and conditions of this Agreement

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are in conflict with the terms and conditions of such SNDAs, the terms and conditions of the SNDAs shall govern and control.

[remainder of page intentionally left blank]

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Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

OBLIGORS:	[TBD]

By:
Name:
Title:

Accepted and agreed to as of the date first above written.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE 1(b)

PLEDGED EQUITY

Obligor:
Name of Subsidiary	Number of Shares	Certificate Number	Percentage Ownership

None.

Obligor:
Name of Subsidiary	Number of Shares	Certificate Number	Percentage Ownership

None.

SCHEDULE 2(c)

COMMERCIAL TORT CLAIMS

2

SCHEDULE 4(a)

LEGAL NAME, STATE OF FORMATION, PRINCIPAL PLACE OF BUSINESS,

CHIEF EXECUTIVE OFFICE

3

SCHEDULE 4(h)

INSTRUMENTS, DOCUMENTS OR TANGIBLE CHATTEL PAPER

4

EXHIBIT 4(a)(ii)

IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to the following Equity Interests of                                         , a                      corporation:

No. of Shares	Certificate No.

and irrevocably appoints                                      its agent and attorney-in-fact to transfer all or any part of such Equity Interests and to take all necessary and appropriate action to effect any such transfer. The agent and attorney-in-fact may substitute and appoint one or more persons to act for him. The effectiveness of a transfer pursuant to this stock power shall be subject to any and all transfer restrictions referenced on the face of the certificates evidencing such interest or in the certificate of incorporation or bylaws of the subject corporation, to the extent they may from time to time exist.

By:
Name:
Title:

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EXHIBIT H

FORM OF PLEDGE AGREEMENT

(for Parent Borrower)

THIS PLEDGE AGREEMENT (this “Agreement”) is entered into as of November 3, 2010 among Sabra Health Care Limited Partnership (the “Pledgor”) and Bank of America, N.A., in its capacity as administrative agent (in such capacity, the “Administrative Agent”) for the holders of the Secured Obligations (defined below).

RECITALS

WHEREAS, pursuant the certain Credit Agreement dated as of the date hereof (as amended, modified, extended, renewed or replaced from time to time, the “Credit Agreement”) among the Pledgor, the other Borrowers party thereto, Sabra Health Care REIT, Inc., the other Guarantors party thereto, the Lenders party thereto and the Administrative Agent, the Lenders have agreed to make Loans and issue Letters of Credit upon the terms and subject to the conditions set forth therein; and

WHEREAS, it is a condition precedent to the obligations of the Lenders to fund their respective Loans and to participate in Letters of Credit under the Credit Agreement (but not the effectiveness of the Credit Agreement) that the Pledgor shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the holders of the Secured Obligations.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement, and the following terms shall have the meanings set forth in the Uniform Commercial Code as in effect from time to time in the state of New York (except as such term may be used in connection with the perfection of the Pledged Collateral and then the applicable jurisdiction with respect to such affected Pledged Collateral shall apply) (the “UCC”): Accessions, Adverse Claim, Financial Asset, Instrument, Proceeds, Securities Account, Security Entitlement and Security.

(b) “Equity Interests” shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general, preferred or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers or could confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, without limitation, options, warrants and any other “equity security” as defined in Rule 3a11-1 of the Exchange Act.

(c) “Secured Obligations” means the collective reference to all of the Obligations, now existing or hereafter arising pursuant to the Credit Documents, owing from the Borrowers or any other Credit Party to any Lender or the Administrative Agent, howsoever evidenced, created, incurred or acquired, whether primary, secondary, direct, contingent, or joint and several, including, without limitation, all liabilities arising under Swap Contracts in connection with the Loans between any Credit Party and any Lender, or any Affiliate of a Lender, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing.

(d) “Termination Date” means the later of (i) the date upon which the Commitments terminate or otherwise expire in accordance with the terms of the Credit Agreement and (ii) the date on which all Obligations (other than indemnification obligations and other contingent obligations for which no claim has been asserted that survives the termination of the Credit Agreement or any other applicable Credit Document) are paid in full.

2. Pledge and Grant of Security Interest. To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations, the Pledgor hereby pledges and grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations, a continuing security interest in any and all right, title and interest of the Pledgor in the following, whether now owned or existing or owned, acquired, or arising hereafter (collectively, the “Pledged Collateral”):

(a) Pledged Equity Interests. 100% (or, if less, the full amount owned by the Pledgor) of the issued and outstanding Equity Interests owned by the Pledgor of the Borrowers (other than the Pledgor), together with the certificates (or other agreements or instruments), if any, representing such Equity Interests, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the Equity Interests and other interests described in clauses (1) and (2) below, the “Pledged Equity”), including, but not limited to, the following:

(1) all Equity Interests representing a dividend on any of the Pledged Equity, or representing a distribution or return of capital upon or in respect of the Pledged Equity, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder thereof, or otherwise in respect of the Pledged Equity; and

(2) in the event of any consolidation or merger involving the issuer of any Pledged Equity and in which such issuer is not the surviving Person, all shares of each class of the Equity Interests of the successor Person formed by or resulting from such consolidation or merger, to the extent that such successor Person is a direct Subsidiary of the Pledgor.

(b) Accessions and Proceeds. All Accessions and all Proceeds of the foregoing, however and whenever acquired and in whatever form.

The Pledgor and the Administrative Agent, on behalf of the holders of the Secured Obligations, hereby acknowledge and agree that the security interest created hereby in the Pledged Collateral constitutes continuing collateral security for all of the Secured Obligations, whether now existing or hereafter arising.

The Pledgor hereby authorizes the Administrative Agent to prepare and file such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Administrative Agent may from time to time reasonably deem necessary or appropriate in order to perfect and maintain the security interests granted hereunder in accordance with the UCC (including authorization to describe the Pledged Collateral as “all personal property”, “all assets” or words of similar meaning).

3. Representations and Warranties. The Pledgor hereby represents and warrants to the Administrative Agent, for the benefit of the holders of the Secured Obligations as follows:

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(a) Legal Name; Chief Executive Office. The Pledgor’s exact legal name, state of incorporation or formation, principal place of business and chief executive office as of the Funding Date are as set forth on Schedule 4(a) attached hereto.

(b) Title. The Pledgor has good and indefeasible title to the Pledged Collateral and will at all times be the legal and beneficial owner of such Pledged Collateral free and clear of all Liens, other than Permitted Liens. There exists no Adverse Claim with respect to the Pledged Equity owned by the Pledgor.

(c) Security Interest/Priority. This Agreement creates a valid security interest in favor of the Administrative Agent, for the benefit of the holders of the Secured Obligations, in the Pledged Collateral. The taking of possession by the Administrative Agent of the certificated securities (if any) evidencing the Pledged Equity and all other certificates and instruments constituting Pledged Collateral will perfect and establish the first priority of the Administrative Agent’s security interest in all the Pledged Equity evidenced by such certificated securities (so long as the Administrative Agent takes possession thereof without knowledge that its security interest therein violates the rights of another secured party). Upon the filing of UCC financing statements in the location of the Pledgor’s state of organization, the Administrative Agent shall have a first priority perfected security interest in all uncertificated Pledged Equity consisting of partnership or limited liability company interests that do not constitute a Security pursuant to Section 8-103(c) of the UCC. With respect to any Pledged Collateral consisting of a Security Entitlement or held in a Securities Account, upon execution and delivery by the applicable Pledgor, the applicable Securities Intermediary and the Administrative Agent of an agreement granting “control” (as defined in Section 8-106 or 9-104 of the UCC, as applicable) to the Administrative Agent over such Pledged Collateral, the Administrative Agent shall have a valid and perfected, first priority security interest in such Pledged Collateral. Except as set forth in this section, no action is necessary to perfect or otherwise protect such security interest.

(d) Authorization of Pledged Equity. All Pledged Equity is duly authorized and validly issued, is fully paid and, to the extent applicable, nonassessable and is not subject to the preemptive rights of any Person.

(e) Pledged Equity Interests. As of the Closing Date, Schedule 2(a) hereto sets forth the number of shares pledged, the certificate number of the shares pledged and the percentage of equity owned by the Pledgor in the Borrowers (other then the Pledgor).

(f) Partnership and Limited Liability Company Interests. Except as previously disclosed in writing to the Administrative Agent, none of the Pledged Equity consisting of partnership or limited liability company interests (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a Security governed by Article 8 of the UCC, (iii) is an Investment Company Security or (iv) is held in a Securities Account.

(g) Consents; Etc. There are no restrictions in any Organization Document governing any Pledged Equity or any other document related thereto which would limit or restrict (i) the grant of a Lien pursuant to this Agreement on such Pledged Equity, (ii) the perfection of such Lien or (iii) the exercise of remedies in respect of such perfected Lien in the Pledged Equity as contemplated by this Agreement other than those for which consents have already been obtained. Except for (i) the filing or recording of UCC financing statements, (ii) obtaining “control” (as defined in Section 8-106 or 9-104 of the UCC, as applicable) to perfect the Liens created by this Agreement (to the extent required under Section 4(a) hereof), (iii) such actions as may be required by applicable foreign Laws

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affecting the pledge of the Pledged Equity of Foreign Subsidiaries and (iv) consents, authorizations, filings or other actions which have been obtained or made, no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder, member or creditor of the Pledgor), is required for (A) the grant by the Pledgor of the security interest in the Pledged Collateral granted hereby or for the execution, delivery or performance of this Agreement by the Pledgor, (B) the perfection of such security interest (to the extent such security interest can be perfected by filing under the UCC, the granting of control (to the extent required under Section 4(a) hereof) or (C) the exercise by the Administrative Agent or the holders of the Secured Obligations of the rights and remedies provided for in this Agreement.

4. Covenants. The Pledgor covenants that, until the Termination Date, the Pledgor shall:

(a) Other Liens. Defend the Pledged Collateral against the claims and demands of all other parties claiming an interest therein, keep the Pledged Collateral free from all Liens, except for Permitted Liens, and not sell, exchange, transfer, assign, lease or otherwise dispose of the Pledged Collateral or any interest therein, except as permitted under the Credit Agreement or any other Credit Document.

(b) Delivery of Certificates and Instruments. Deliver to the Administrative Agent promptly upon the receipt thereof by or on behalf of the Pledgor, all certificates and instruments constituting Pledged Equity (if any). Prior to delivery to the Administrative Agent, all such certificates constituting Pledged Equity shall be held in trust by the Pledgor for the benefit of the Administrative Agent pursuant hereto. All such certificates representing Pledged Equity shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, substantially in the form provided in Exhibit 4(b) hereto.

(c) Filing of Financing Statements, Notices, etc. The Pledgor shall execute and deliver to the Administrative Agent such agreements, assignments or instruments (including affidavits, notices, reaffirmations and amendments and restatements of existing documents, as the Administrative Agent may reasonably request) and do all such other things as the Administrative Agent may reasonably deem necessary or appropriate (i) to assure to the Administrative Agent its security interests hereunder, including such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Administrative Agent may from time to time reasonably request in order to perfect and maintain the security interests granted hereunder in accordance with the UCC, (ii) to consummate the transactions contemplated hereby and (iii) to otherwise protect and assure the Administrative Agent of its rights and interests hereunder. Furthermore, the Pledgor also hereby irrevocably makes, constitutes and appoints the Administrative Agent, its nominee or any other person whom the Administrative Agent may designate, as the Pledgor’s attorney in fact with full power and for the limited purpose to sign in the name of the Pledgor any financing statements, or amendments and supplements to financing statements, renewal financing statements, notices or any similar documents which in the Administrative Agent’s reasonable discretion would be necessary or appropriate in order to perfect and maintain perfection of the security interests granted hereunder, such power, being coupled with an interest, being and remaining irrevocable until such time as the Secured Obligations arising under the Credit Documents have been paid in full and the Commitments have expired or been terminated. The Pledgor hereby agrees that a carbon, photographic or other reproduction of this Agreement or any such financing statement is sufficient for filing as a financing statement by the Administrative Agent without notice thereof to the Pledgor wherever the Administrative Agent may in its sole discretion desire to file the same. In the event for any reason the law of any jurisdiction other than New York becomes or is

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applicable to the Pledged Collateral of the Pledgor or any part thereof, or to any of the Secured Obligations, the Pledgor agrees to execute and deliver all such instruments and to do all such other things as the Administrative Agent reasonably deems necessary or appropriate to preserve, protect and enforce the security interests of the Administrative Agent under the law of such other jurisdiction (and, if the Pledgor shall fail to do so promptly upon the request of the Administrative Agent, then the Administrative Agent may execute any and all such requested documents on behalf of the Pledgor pursuant to the power of attorney granted hereinabove). If any Pledged Collateral is in the possession or control of the Pledgor’s agents and the Administrative Agent requests, the Pledgor agrees to notify such agents in writing of the Administrative Agent’s security interest therein and, upon the Administrative Agent’s request, instruct them to hold all such Pledged Collateral for the Administrative Agents’ account and subject to the Administrative Agent’s instructions. Unless an Event of Default has occurred and is continuing, the Administrative Agent shall not give any instructions to the Pledgor’s agents pursuant to the immediately preceding sentence.

(d) Books and Records. Mark its books and records (and shall cause the issuer of the Pledged Equity of the Pledgor to mark its books and records) to reflect the security interest granted pursuant to this Agreement.

(e) Issuance or Acquisition of Equity Interests. Not without executing and delivering, or causing to be executed and delivered, to the Administrative Agent such agreements, documents and instruments as the Administrative Agent may reasonably require, issue or acquire any Pledged Equity consisting of an interest in a partnership or a limited liability company that (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a Security governed by Article 8 of the UCC, (iii) is an investment company security, (iv) is held in a Securities Account or (v) constitutes a Security or a Financial Asset.

5. Advances. If any Event of Default has occurred and is continuing, the Administrative Agent may, at its sole option and in its sole discretion, perform the same and in so doing may expend such sums as the Administrative Agent may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against any adverse claim and all other expenditures which the Administrative Agent may make for the protection of the security hereof or which may be compelled to make by operation of law. All such sums and amounts so expended shall be repayable by the Pledgor on a joint and several basis promptly upon timely notice thereof and demand therefor, shall constitute additional Secured Obligations and shall bear interest from the date said amounts are expended at the Default Rate. No such performance of any covenant or agreement by the Administrative Agent on behalf of the Pledgor, and no such advance or expenditure therefor, shall relieve the Pledgor of any Default or Event of Default. The Administrative Agent may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent such payment is being contested in good faith by the Pledgor in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

6. [Reserved].

7. Remedies.

(a) General Remedies. If an Event of Default has occurred and is continuing, the Administrative Agent shall have, in addition to the rights and remedies provided herein, in the Credit Documents, in any Swap Contract between the Pledgor and any Lender in connection with the Loans

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or by law (including, but not limited to, levy of attachment, garnishment and the rights and remedies set forth in the UCC of the jurisdiction applicable to the affected Pledged Collateral), the rights and remedies of a secured party under the UCC (regardless of whether the UCC is the law of the jurisdiction where the rights and remedies are asserted and regardless of whether the UCC applies to the affected Pledged Collateral).

(b) Sale of Pledged Collateral. If an Event of Default has occurred and is continuing, the Administrative Agent may, without demand and without advertisement, notice, hearing or process of law, all of which the Pledgor hereby waives to the fullest extent permitted by Law, at any place and time or times, sell and deliver any or all Pledged Collateral held by or for it at public or private sale (which in the case of a private sale of Pledged Equity, shall be to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof), at any exchange or broker’s board or elsewhere, by one or more contracts, in one or more parcels, for Money, upon credit or otherwise, at such prices and upon such terms as the Administrative Agent deems advisable, in its sole discretion (subject to any and all mandatory legal requirements). The Pledgor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner and, in the case of a sale of Pledged Equity, that the Administrative Agent shall have no obligation to delay sale of any such securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act of 1933. Neither the Administrative Agent’s compliance with applicable Law nor its disclaimer of warranties relating to the Pledged Collateral shall be considered to adversely affect the commercial reasonableness of any sale. To the extent the rights of notice cannot be legally waived hereunder, the Pledgor agrees that any requirement of reasonable notice shall be met if such notice, specifying the place of any public sale or the time after which any private sale is to be made, is personally served on or mailed, postage prepaid, to the Borrower in accordance with the notice provisions of Section 10.02 of the Credit Agreement at least 10 days before the time of sale or other event giving rise to the requirement of such notice. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Pledgor further acknowledges and agrees that any offer to sell any Pledged Equity which has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such offer may be advertised without prior registration under the Securities Act of 1933), or (ii) made privately in the manner described above shall be deemed to involve a “public sale” under the UCC, notwithstanding that such sale may not constitute a “public offering” under the Securities Act of 1933, and the Administrative Agent may, in such event, bid for the purchase of such securities. The Administrative Agent shall not be obligated to make any sale or other disposition of the Pledged Collateral regardless of notice having been given. To the extent permitted by applicable Law, any holder of Secured Obligations may be a purchaser at any such sale. To the extent permitted by applicable Law, the Pledgor hereby waives all of its rights of redemption with respect to any such sale. Subject to the provisions of applicable Law, the Administrative Agent may postpone or cause the postponement of the sale of all or any portion of the Pledged Collateral by announcement at the time and place of such sale, and such sale may, without further notice, to the extent permitted by Law, be made at the time and place to which the sale was postponed, or the Administrative Agent may further postpone such sale by announcement made at such time and place.

(d) Nonexclusive Nature of Remedies. Failure by the Administrative Agent or the holders of the Secured Obligations to exercise any right, remedy or option under this Agreement, any

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other Credit Document, any Swap Contract between any Credit Party and any Lender in connection with the Loans or as provided by law, or any delay by the Administrative Agent or the holders of the Secured Obligations in exercising the same, shall not operate as a waiver of any such right, remedy or option. No waiver hereunder shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced and then only to the extent specifically stated, which in the case of the Administrative Agent or the holders of the Secured Obligations shall only be granted as provided herein. To the extent permitted by law, neither the Administrative Agent, the holders of the Secured Obligations, nor any party acting as attorney for the Administrative Agent or the holders of the Secured Obligations, shall be liable hereunder for any acts or omissions or for any error of judgment or mistake of fact or law other than their gross negligence or willful misconduct hereunder. The rights and remedies of the Administrative Agent and the holders of the Secured Obligations under this Agreement shall be cumulative and not exclusive of any other right or remedy which the Administrative Agent or the holders of the Secured Obligations may have.

(e) Retention of Collateral. The Administrative Agent may, after providing the notices required by Sections 9-620 and 9-621 of the UCC or otherwise complying with the requirements of applicable law of the relevant jurisdiction, accept or retain all or any portion of the Pledged Collateral in satisfaction of the Secured Obligations. Unless and until the Administrative Agent shall have provided such notices, however, the Administrative Agent shall not be deemed to have accepted or retained any Pledged Collateral in satisfaction of any Secured Obligations for any reason.

(f) Deficiency. In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Administrative Agent or the holders of the Secured Obligations are legally entitled, the Pledgor shall be jointly and severally liable with the other Credit Parties for the deficiency, together with interest thereon at the Default Rate, together with the costs of collection and the fees, charges and disbursements of counsel. Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the Pledgor or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

8. Rights of the Administrative Agent.

(a) Power of Attorney. In addition to other powers of attorney contained herein, the Pledgor hereby designates and appoints the Administrative Agent, on behalf of the holders of the Secured Obligations, and each of its designees or agents, as attorney-in-fact of the Pledgor, irrevocably and with power of substitution, with authority to take any or all of the following actions with respect to the Pledged Collateral if an Event of Default has occurred and is continuing, and upon either acceleration of the Secured Obligations pursuant to the terms and conditions of the Credit Agreement or the maturity of the Secured Obligations and the Pledgor’s failure to pay the Secured Obligations:

(i) to demand, collect, settle, compromise, adjust, give discharges and releases, all as the Administrative Agent may reasonably determine;

(ii) to commence and prosecute any actions at any court for the purposes of collecting any Pledged Collateral and enforcing any other right in respect thereof;

(iii) to defend, settle or compromise any action brought and, in connection therewith, give such discharge or release as the Administrative Agent may deem reasonably appropriate;

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(iv) to execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, security agreements, affidavits, notices and other agreements, instruments and documents that the Administrative Agent may determine necessary in order to perfect and maintain the security interests and liens granted in this Agreement and in order to fully consummate all of the transactions contemplated therein;

(v) to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices and other documents relating to the Pledged Collateral;

(vi) to exchange any of the Pledged Collateral or other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Pledged Collateral with any committee, depository, transfer agent, registrar or other designated agency upon such terms as the Administrative Agent may reasonably deem appropriate;

(vii) to vote for a shareholder resolution, or to sign an instrument in writing, sanctioning the transfer of any or all of the Pledged Collateral into the name of the Administrative Agent or one or more of the holders of the Secured Obligations or into the name of any transferee to whom the Pledged Collateral or any part thereof may be sold pursuant to Section 7 hereof;

(viii) to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Pledged Collateral;

(ix) to direct any parties liable for any payment in connection with any of the Pledged Collateral to make payment of any and all monies due and to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct;

(x) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Pledged Collateral; and

(xi) do and perform all such other acts and things as the Administrative Agent may reasonably deem to be necessary, proper or convenient in connection with the Pledged Collateral.

This power of attorney is a power coupled with an interest and shall be irrevocable until the Termination Date. The Administrative Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Administrative Agent in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. The Administrative Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on the Administrative Agent solely to protect, preserve and realize upon its security interest in the Pledged Collateral.

(b) Assignment by the Administrative Agent. In connection with the resignation or replacement of the Administrative Agent and subject to the terms of the Credit Agreement, the Administrative Agent may from time to time assign the Secured Obligations and any portion thereof and/or the Pledged Collateral and any portion thereof, and the assignee shall be entitled to all of the rights and remedies of the Administrative Agent under this Agreement in relation thereto.

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(c) The Administrative Agent’s Duty of Care. Other than the exercise of reasonable care to assure the safe custody of the Pledged Collateral while being held by the Administrative Agent hereunder, the Administrative Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the Pledgor shall be responsible for preservation of all rights in the Pledged Collateral, and the Administrative Agent shall be relieved of all responsibility for the Pledged Collateral upon surrendering it or tendering the surrender of it to the Pledgor. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Administrative Agent shall not have responsibility for taking any necessary steps to preserve rights against any parties with respect to any of the Pledged Collateral. In the event of a public or private sale of Pledged Collateral pursuant to Section 7 hereof, the Administrative Agent shall have no responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or (ii) taking any steps to preserve rights against any parties with respect to any Pledged Collateral.

(d) Voting and Payment Rights in Respect of the Pledged Equity.

(i) So long as no Event of Default shall exist, the Pledgor may (A) exercise any and all voting and other consensual rights pertaining to the Pledged Collateral of the Pledgor or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement and (B) receive and retain any and all dividends (other than stock dividends and other dividends constituting Pledged Collateral which are addressed hereinabove), principal or interest paid in respect of the Pledged Equity to the extent they are allowed under the Credit Agreement; and

(ii) During the continuance of an Event of Default, (A) all rights of the Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to clause (i)(A) above shall cease and all such rights shall thereupon become vested in the Administrative Agent which shall then have the sole right to exercise such voting and other consensual rights, (B) all rights of the Pledgor to receive the dividends, principal and interest payments which it would otherwise be authorized to receive and retain pursuant to clause (i)(B) above shall cease and all such rights shall thereupon be vested in the Administrative Agent which shall then have the sole right to receive and hold as Pledged Collateral such dividends, principal and interest payments, and (C) all dividends, principal and interest payments which are received by the Pledgor contrary to the provisions of clause (ii)(B) above shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of the Pledgor, and shall be forthwith paid over to the Administrative Agent as Pledged Collateral in the exact form received, to be held by the Administrative Agent as Pledged Collateral and as further collateral security for the Secured Obligations.

(e) Releases of Pledged Collateral.

(i) The Administrative Agent may release any of the Pledged Collateral from this Agreement or may substitute any of the Pledged Collateral for other Pledged Collateral without altering, varying or diminishing in any way the force, effect, lien, pledge or security interest of this Agreement as to any Pledged Collateral not expressly released or substituted,

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and this Agreement shall continue as a first priority lien on all Pledged Collateral not expressly released or substituted.

(ii) Upon release of a Borrower from the obligations of a “Borrower” under the Credit Agreement in accordance with Section 9.11 of the Credit Agreement, all Pledged Collateral relating to such Borrower shall be automatically released from all Liens created hereby or by any other Collateral Document. The Administrative Agent, at the request and sole expense of the Pledgor, shall promptly execute and deliver to such Pledgor all releases and other documents, and take such other actions, reasonably necessary for the release of such Pledged Collateral.

9. Application of Proceeds. Upon the acceleration of the Obligations pursuant to Section 8.02 of the Credit Agreement, any payments in respect of the Secured Obligations and any proceeds of the Pledged Collateral, when received by the Administrative Agent or any holder of the Secured Obligations, will be applied in reduction of the Secured Obligations in the order set forth in Section 8.03 of the Credit Agreement, and the Pledgor irrevocably waives the right to direct the application of such payments and proceeds and acknowledges and agrees that the Administrative Agent shall have the continuing and exclusive right to apply and reapply any and all such payments and proceeds in the Administrative Agent’s sole discretion (but subject to Section 8.03 of the Credit Agreement, notwithstanding any entry to the contrary upon any of its books and records.

10. Costs of Counsel. If at any time hereafter, whether upon the occurrence of an Event of Default or not, the Administrative Agent employs counsel to prepare or consider reasonably necessary amendments, waivers or consents with respect to this Agreement, or to take action or make a response in or with respect to any legal or arbitral proceeding relating to this Agreement or relating to the Pledged Collateral, or to protect the Pledged Collateral or exercise any rights or remedies under this Agreement or with respect to the Pledged Collateral, then the Pledgor agrees to pay within twenty (20) Business Days after a reasonably detailed written invoice therefor is received by the Pledgor (or upon demand if there is then a continuing Event of Default) any and all such reasonable and documented costs and expenses of the Administrative Agent, all of which costs and expenses shall constitute Secured Obligations hereunder.

11. Continuing Agreement.

(a) This Agreement shall be a continuing agreement in every respect and shall remain in full force and effect until the Termination Date. Upon such payment and termination, this Agreement shall be automatically terminated and the Administrative Agent and the Lenders shall, upon the request and at the expense of the Pledgor, forthwith release all of its liens and security interests hereunder and shall execute and deliver all UCC termination statements and/or other documents reasonably requested by the Pledgor evidencing such termination. Notwithstanding the foregoing all releases and indemnities provided hereunder shall survive termination of this Agreement.

(b) This Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any holder of the Secured Obligations as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Administrative Agent or any holder of the Secured Obligations in

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defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.

12. Amendments; Waivers; Modifications. This Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Section 10.01 of the Credit Agreement; provided that any update or revision to Schedule 2(d) hereof delivered by the Pledgor shall not constitute an amendment for purposes of this Section 13 or Section 10.01 of the Credit Agreement.

13. Successors in Interest. Except as otherwise provided herein, this Agreement shall create a continuing security interest in the Pledged Collateral and shall be binding upon the Pledgor, its successors and assigns and shall inure, together with the rights and remedies of the Administrative Agent and the holders of the Secured Obligations hereunder, to the benefit of the Administrative Agent and the holders of the Secured Obligations and their successors and permitted assigns; provided, however, that the Pledgor may not assign its rights or delegate its duties hereunder except as permitted by the terms of the Credit Agreement.

14. Notices. All notices required or permitted to be given under this Agreement shall be in conformance with Section 10.02 of the Credit Agreement.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

16. Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

17. Governing Law; Submission to Jurisdiction; Venue; WAIVER OF JURY TRIAL. The terms of Sections 10.14 and 10.15 of the Credit Agreement with respect to governing law, submission to jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

18. Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

19. Entirety. This Agreement, the other Credit Documents and any Swap Contract between any Credit Party and any Lender in connection with the Loans represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents, any Swap Contract between any Credit Party and any Lender in connection with the Loans or the transactions contemplated herein and therein.

20. Survival. All representations and warranties of the Pledgor hereunder shall survive the execution and delivery of this Agreement, the other Credit Documents and any Swap Contract between any Credit Party and any Lender in connection with the Loans, the delivery of the Revolving Notes and the making of the Loans and the issuance of the Letters of Credit under the Credit Agreement.

21. Rights of Required Lenders. All rights of the Administrative Agent hereunder, if not exercised by the Administrative Agent, may be exercised by the Required Lenders.

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22. Credit Agreement. The Loans are governed by the terms and conditions set forth in the Credit Agreement and the other Credit Documents and in the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control.

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Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

PLEDGOR:	SABRA HEALTH CARE LIMITED PARTNERSHIP

By:
Name:
Title:

Accepted and agreed to as of the date first above written.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE 2(a)

PLEDGED EQUITY

Pledgor: SABRA HEALTH CARE LIMITED PARTNERSHIP

Name of Subsidiary	Number of Shares	Certificate Number	Percentage Ownership

SCHEDULE 4(a)

LEGAL NAME, STATE OF FORMATION, PRINCIPAL PLACE OF BUSINESS, CHIEF

EXECUTIVE OFFICE

EXHIBIT 4(b)

IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to the following Equity Interests of                                     , a                      corporation:

No. of Shares	Certificate No.

and irrevocably appoints                                          its agent and attorney-in-fact to transfer all or any part of such Equity Interests and to take all necessary and appropriate action to effect any such transfer. The agent and attorney-in-fact may substitute and appoint one or more persons to act for him. The effectiveness of a transfer pursuant to this stock power shall be subject to any and all transfer restrictions referenced on the face of the certificates evidencing such interest or in the certificate of incorporation or bylaws of the subject corporation, to the extent they may from time to time exist.

By:
Name:
Title: